UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. 1)

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Tumi Holdings, Inc.

(Name of Registrant as Specified in its Charter)

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Preliminary Proxy Statement – Subject to Completion Dated May 13, 2016

1001 Durham Avenue South Plainfield, NJ 07080 T:908.756.4400 | TUMI.com

[●], 2016

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Tumi Holdings, Inc., which we refer to as Tumi, to be held on [●], 2016, at [●], at 10:00 a.m., Eastern time.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 3, 2016, which we refer to as the merger agreement, among Samsonite International S.A., which we refer to as Samsonite, PTL Acquisition Inc., which we refer to as Merger Sub and which is an indirect wholly owned subsidiary of Samsonite, and Tumi. Pursuant to the merger agreement, Merger Sub will merge with and into Tumi, which we refer to as the merger, and Tumi will become an indirect wholly owned subsidiary of Samsonite. You also will be asked to consider and vote on a non-binding advisory proposal to approve compensation that will or may become payable by Tumi to its named executive officers in connection with the merger.

If the merger is completed, you will be entitled to receive $26.75 in cash, without interest, for each share of our common stock you own (unless you have properly exercised your appraisal rights with respect to such shares), which represents a premium of approximately 38% to Tumi’s volume weighted average price of $19.34 for the five days up to and including March 2, 2016, the last trading day prior to market rumors of a potential transaction.

Tumi’s Board of Directors, after considering the reasons more fully described in this proxy statement, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Tumi and its stockholders, and approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement. The Board of Directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Tumi to its named executive officers in connection with the merger and (iii) “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

The enclosed proxy statement provides detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of our Board of Directors in connection with its evaluation of the merger agreement and the merger. We encourage you to read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety. You may also obtain more information about Tumi from documents we file with the Securities and Exchange Commission from time to time.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. The failure of any stockholder to vote in person by ballot at the special meeting, to submit a signed proxy card or to grant a proxy electronically over the Internet or by telephone will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you have any questions or need assistance voting your shares of our common stock, please contact Okapi Partners LLC, our proxy solicitor, by calling (877) 259-6290 toll-free.

Thank you for your support of Tumi.

Sincerely,

Jerome S. Griffith

Chief Executive Officer and President

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [•], 2016 and, together with the enclosed form of proxy card, is first being mailed to stockholders of Tumi on or about [●], 2016

1001 Durham Avenue South Plainfield, NJ 07080 T:908.756.4400 | TUMI.com

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Tumi Holdings, Inc., which we refer to as Tumi, to be held on [●], 2016, at [●], at 10:00 a.m., Eastern time, to consider and vote upon the following proposals:

(1)	to adopt the Agreement and Plan of Merger, dated as of March 3, 2016, among Samsonite International S.A., PTL Acquisition Inc. and Tumi;

(2)	to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Tumi’s principal executive officer, principal financial officer and three most highly compensated executive officers other than the principal executive officer and principal financial officer (collectively, the “named executive officers”) in connection with the merger; and

(3)	to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Stockholders will also act upon other business as may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Tumi board of directors.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon is required to approve the proposal to adopt the merger agreement. The affirmative vote of a majority of the votes cast at the special meeting, whether or not a quorum is present, is required to approve the proposal to approve one or more adjournments of the special meeting. The affirmative vote of a majority of the votes cast at the special meeting is required to approve the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Tumi to its named executive officers in connection with the merger. The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Tumi to its named executive officers in connection with the merger. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Tumi’s named executive officers in connection with the merger. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Tumi to its named executive officers in connection with the merger.

Only stockholders of record as of the close of business on [●], 2016 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be available in our offices located at 1001 Durham Avenue, South Plainfield, New Jersey 07080, during regular business hours for a period of at least ten days before the special meeting and at the place of the special meeting during the meeting.

Stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of Tumi common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all applicable requirements under Delaware law, which are summarized herein and reproduced in their entirety in Annex C to the accompanying proxy statement.

The Board of Directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger, (ii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Tumi to its named executive officers in connection with the merger and (iii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

By Order of the Board of Directors

[●], 2016	Peter L. Gray
South Plainfield, New Jersey	Executive Vice President, General Counsel and Secretary

i

SUMMARY

This Summary, together with the following section entitled “Questions and Answers,” highlights selected information from this proxy statement and does not contain all of the information that may be important to you. You should read carefully the entire proxy statement and the additional documents referred to in this proxy statement for a more complete understanding of the matters being considered at the special meeting. This summary includes references to other parts of this proxy statement to direct you to a more complete description of the topics presented in this summary. In this proxy statement, “we,” “us,” “our,” “Tumi” and the “Company” refer to Tumi Holdings, Inc. This proxy statement is dated [●], 2016 and is first being mailed to shareholders on or about [●], 2016.

Parties Involved in the Merger (page [●])

Tumi Holdings, Inc.

Founded in 1975, Tumi is the leading global brand of premium business, travel and lifestyle products and accessories. The brand is sold in approximately 2,100 points of distribution from New York to Paris to London and Tokyo, as well as in the world’s top department, specialty and travel retail stores in over 75 countries. Tumi’s principal executive offices are located at 1001 Durham Avenue, South Plainfield, NJ 07080, and our telephone number is (908) 756-4400.

Our common stock is listed and traded on the New York Stock Exchange, which we refer to as the NYSE, under the symbol “TUMI”.

Additional information about Tumi is contained in our public filings, which are incorporated herein by reference herein. See “Where You Can Find Additional Information.”

Samsonite International S.A.

Samsonite International S.A., a public limited liability company (société anonyme) incorporated and governed by the laws of the Grand-Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés de Luxembourg) under number B 159469 (together with its consolidated subsidiaries, the “Group”) is principally engaged in the design, manufacture, sourcing and distribution of luggage, business and computer bags, outdoor and casual bags, travel accessories and slim protective cases for personal electronic devices throughout the world, primarily under the Samsonite®, American Tourister®, Hartmann®, High Sierra®, Gregory®, Speck® and Lipault® brand names and other owned and licensed brand names. The Group’s core brand, Samsonite, is one of the most well-known travel luggage brands in the world. Samsonite’s principal executive offices are located at 13-15 Avenue de la Liberté, Luxembourg City, Luxembourg L-1931, and its telephone number is (352) 28-66-91-85-1.

Samsonite’s shares are listed on The Stock Exchange of Hong Kong Limited, which we refer to as HKSE, under stock code 1910.

PTL Acquisition Inc.

PTL Acquisition Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Samsonite (which we refer to as “Merger Sub”), was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement (as defined below). Upon completion of the merger (as defined below), Merger Sub will merge with and into Tumi, and Merger Sub will cease to exist.

The Merger Proposal (page [●])

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 3, 2016, which we refer to as the merger agreement, among Samsonite International S.A., which we refer to as Samsonite, PTL Acquisition Inc., which we refer to as Merger Sub and which is an indirect wholly owned subsidiary of Samsonite, and Tumi. Pursuant to the merger agreement, Merger Sub will merge with and into Tumi, which we refer to as the merger, and Tumi will become an indirect wholly owned subsidiary of Samsonite. If the merger is completed, you will be entitled to receive $26.75 in cash, without interest, for each share of our common stock you own (unless you have properly exercised your appraisal rights with respect to such shares), which represents a premium of approximately 38% to Tumi’s volume weighted average price of $19.34 for the five days up to and including March 2, 2016, the last trading day prior to market rumors of a potential transaction.

The Special Meeting (page [●])

The special meeting will be held on [●], 2016, at [●], at 10:00 a.m., Eastern time.

Record Date and Quorum (page [●])

Only stockholders of record as of the close of business on [●], 2016 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof.

The presence at the special meeting, in person or by proxy, of the holders of record of a majority of the common stock outstanding at the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Required Vote (page [●])

Each share of common stock outstanding at the close of business on the record date is entitled to one vote at the special meeting.

For the Company to complete the merger, stockholders holding a majority of the shares of common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of common stock or an abstention from voting for the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

As of the record date, there were [●] shares of common stock outstanding.

We currently expect that the Company’s directors and executive officers will vote their shares, representing approximately [●]% of the outstanding shares of Tumi common stock, in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting; although they have no obligation to do so.

Conditions to Completion of the Merger (page [●])

The following are some of the conditions that must be satisfied or, where permitted by law, waived before the merger may be consummated:

•	the adoption of the merger agreement by the required vote of Tumi’s stockholders;

•	the approval of the merger agreement and the transactions contemplated thereby, including the merger, by the required vote of Samsonite’s shareholders;

•	all waiting periods applicable to the merger under the U.S. Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the German Act Against Restraints of Competition shall have expired or been terminated and all approvals or consents required under any other antitrust laws shall have been obtained;

•	the consummation of the merger not being restrained, enjoined, rendered illegal or otherwise prevented or prohibited by any law or order of any governmental authority or court of competent jurisdiction;

•	the accuracy of the representations and warranties of Tumi, Samsonite and Merger Sub in the merger agreement, subject in some instances to materiality or “company material adverse effect” qualifiers, as of March 3, 2016 and as of the closing date of the merger;

•	the performance in all material respects by Tumi, on the one hand, and Samsonite and Merger Sub, on the other hand, of their respective obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger; and

•	since March 3, 2016, there not having occurred any effects that have had or would reasonably be expected to have, individually or in the aggregate, a “company material adverse effect” with respect to Tumi.

When the Merger Becomes Effective (page [●])

The completion of the merger is subject to the adoption of the merger agreement by Tumi’s stockholders and approval of the merger agreement and the transactions contemplated thereby, including the merger, by Samsonite’s shareholders and the satisfaction or waiver of the other closing conditions.

Reasons for the Merger; Recommendation of the Tumi Board of Directors (page [●])

The Tumi board of directors unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement. For a description of the reasons considered by the Tumi board of directors in deciding to recommend adoption of the merger agreement, see “The Merger — Reasons for the Merger; Recommendation of the Tumi Board of Directors.”

Opinion of Tumi’s Financial Advisor (page [●])

Goldman, Sachs & Co., which we refer to as Goldman Sachs, delivered its opinion to the board of directors that, as of March 3, 2016 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than Samsonite and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 3, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. The summary of the Goldman Sachs opinion provided is qualified in its entirety by reference to the full text of the written opinion. Goldman Sachs provided its opinion for the information and assistance of the board of directors in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Company common stock should vote with respect to the merger or any other matter.

For a more complete description, please see the section of this proxy statement entitled “The Merger — Opinion of Goldman Sachs” beginning on page [●].

Treatment of Company Equity Awards (page [●])

The merger agreement provides that, at the effective time of the merger:

•	Each option to purchase shares of Company common stock, which we refer to as a Company stock option, that is outstanding and unexercised immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled in exchange for an amount in cash equal to the product of (i) the total number of shares of Company common stock underlying such Company stock option multiplied by (ii) the excess, if any, of $26.75 over the exercise price per share of such Company stock option, without interest and less applicable taxes; provided that any such Company stock option with respect to which the per share exercise price subject thereto is equal to or greater than $26.75 will be cancelled in exchange for no consideration.

•	Each time-based restricted stock unit of the Company, which we refer to as a Company service RSU, that is outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled in exchange for an amount in cash equal to the product of (i) the number of shares of Company common stock underlying such Company service RSU multiplied by (ii) $26.75, without interest and less applicable taxes.

•	Each performance-based restricted stock unit of the Company, which we refer to as a Company performance RSU, that is outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled in exchange for an amount in cash equal to the product of (i) the number of shares of Company common stock underlying such Company performance RSU based on the target level of performance multiplied by (ii) $26.75, without interest and less applicable taxes.

Interests of the Company’s Directors and Executive Officers in the Merger (page [●])

You should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. These interests are described in more detail in the section entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [●]. The board of directors was aware of these interests and considered them, among other matters, in evaluating and approving the merger agreement. These interests may include the following, among others:

•	The accelerated vesting, cancellation and cash-out of outstanding equity and equity-based awards, including restricted cash awards;

•	The entitlement of the executive officers to receive enhanced severance benefits under their respective employment agreements upon a qualifying termination of employment occurring during a specified period following the completion of the Merger; and

•	Continued indemnification and directors’ and officers’ liability insurance to be provided by the surviving corporation.

Based on the assumptions set forth in the sections entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” and “— Quantification of Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger,” (i) the estimated aggregate amount that would become payable to the Company’s named executive officers (a) in respect of their Company stock options that would accelerate in the merger, is approximately $960,032, (b) in respect of their Company service RSUs that would accelerate in the merger, is approximately $2,692,200, (c) in respect of their Company performance RSUs that would accelerate in the merger, is approximately $4,176,745 and (d) in the form of severance payments and benefits under individual severance agreements and/or the Company’s generally applicable severance plan (in each case, as applicable), assuming that each such Company executive officer experiences a qualifying termination of employment immediately following the assumed effective time of the merger, is approximately $10,671,368 and (ii) the estimated aggregate amount that would become payable the Company’s non-employee directors in respect of their Company stock options, restricted stock units or restricted cash awards that would accelerate in the merger, is approximately $405,098. Non-employee directors of the Company are not entitled to payments or benefits upon their termination of service. For a detailed description of the derivation of these aggregate amounts, please refer to the sections entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger –Quantification of Equity and Equity-Based Awards” and “— Quantification of Payments and Benefits to the Company’s Named Executive Officers in Connection with the Merger.”

The Company’s board of directors was aware of these different or additional interests and considered such interests along with other matters in approving the merger agreement and the transactions contemplated thereby, including the merger.

Financing (page [●])

Samsonite expects to finance the merger through proceeds from debt financing. The merger is not conditioned on Samsonite’s ability to obtain financing. Tumi is required to use reasonable best efforts to provide all cooperation that is necessary, proper or advisable in connection with the debt financing as may be reasonably requested by Samsonite.

U.S. Federal Income Tax Consequences of the Merger (page [●])

If you are a U.S. holder (as defined under “The Merger — U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Clearances (page [●])

Under the merger agreement, the merger cannot be completed until the applicable waiting periods under the HSR Act, Germany’s Act Against Restraints of Competition and any other applicable antitrust laws of other jurisdictions have expired or been terminated or approval has been obtained. Tumi and Samsonite filed their respective HSR Act notifications on March 23, 2016, the waiting period for which expired on April 22, 2016, and filed the required notification under Germany’s Act Against Restraints of Competition on March 14, 2016, and the Federal Cartel Office provided unconditional clearance for the merger on April 13, 2016.

Appraisal Rights (page [●])

Under the General Corporation Law of the State of Delaware, which we refer to as the DGCL, Tumi stockholders who do not vote for the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex C.

Delisting and Deregistration of Company Common Stock (page [●])

If the merger is completed, the Company common stock will be delisted from the NYSE, and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

Non-Solicitation; Acquisition Proposals (page [●])

Except as expressly permitted by the merger agreement, Tumi will not, directly or indirectly:

•	initiate, solicit, authorize or encourage, or facilitate the submission or making of, any acquisition proposal, or any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an “acquisition proposal,” as described in section entitled “Proposal 1: Adoption of the Merger Agreement — Other Covenants and Agreements — Non-Solicitation; Acquisition Proposals”;

•	participate or engage in negotiations or discussions with, or furnish any information to, any third party relating to an acquisition proposal or any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an acquisition proposal;

•	enter into any contract or other agreement or understanding relating to an acquisition proposal; or

•	resolve or agree to do any of the foregoing.

However, if at any time prior to the receipt of the adoption of the merger agreement by holders of a majority of the outstanding shares of common stock of the Company, which approval we refer to as the Tumi stockholder approval, Tumi receives an unsolicited, written bona fide acquisition proposal, Tumi may engage in negotiations or discussions with, or furnish any information and reasonable access to, any third party making such acquisition proposal if the Tumi board of directors determines in good faith that such acquisition proposal constitutes, or could reasonably be expected to result in, a “superior proposal,” as described in the section entitled “Proposal 1: Adoption of the Merger Agreement — Other Covenants and Agreements — Non-Solicitation; Acquisition Proposals”; provided, that:

•	prior to providing access to or furnishing any such information, Tumi (A) receives from such third party an executed acceptable confidentiality agreement or (B) if such third party is already party with Tumi to a valid and existing confidentiality agreement as of March 3, 2016, amends such existing agreement so that it is an acceptable confidentiality agreement;

•	any such information so furnished has been previously provided to Samsonite or is provided to Samsonite substantially concurrently with it being so furnished to such third party; and

•	Tumi must give Samsonite written notice of such determination promptly after the Tumi board of directors makes such determination and in any event prior to furnishing any such information or engaging in such negotiations or discussions.

Under the merger agreement, generally, the Tumi board of directors may not:

•	withdraw, qualify or modify (or publicly propose to withdraw, qualify or modify) in a manner adverse to Samsonite its recommendation that the holders of shares of our common stock vote “FOR” the proposal to adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, which recommendation we refer to as the Tumi recommendation;

•	fail to include the Tumi recommendation in this proxy statement;

•	take any action to exempt any person (other than Samsonite) from the provisions of Section 203 of the DGCL or any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law or regulation;

•	fail to recommend against any acquisition proposal subject to Regulation 14D under the Exchange Act within ten business days after the commencement of such acquisition proposal or any material amendment of such acquisition proposal;

•	approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any acquisition proposal, with any such action described in this bullet and the preceding four bullets being referred to as a “change in recommendation;” or

•	approve, adopt or recommend (or propose publicly to approve, adopt or recommend) or allow Tumi to execute or enter into any agreement (other than a confidentiality agreement as described above) constituting or relating to any acquisition proposal or acquisition transaction, or requiring, or reasonably expected to cause, Tumi to abandon, terminate, delay or fail to consummate the merger, or requiring, or reasonably expected to cause, Tumi to fail to comply with the merger agreement.

Subject to certain notice obligations to Samsonite and certain obligations to discuss and negotiate in good faith any bona fide revisions proposed by Samsonite to the merger agreement in response to such notice, at any time before obtaining the Tumi stockholder approval, the Tumi board of directors may:

•

terminate the merger agreement if the Tumi board of directors determines in good faith that (i) an unsolicited, written bona fide acquisition proposal constitutes a superior proposal and (ii) the failure to approve or recommend such superior proposal would be inconsistent with the Tumi board of directors’ fiduciary duties to the stockholders of Tumi; provided, however, that Tumi will required to pay a termination fee, as described in the section entitled “Proposal 1: Adoption of the Merger Agreement—

Termination — Termination Fees,” and concurrently with such termination, enter into a definitive written alternative acquisition agreement that documents all the terms and conditions of such superior proposal; and

•	make a change to its recommendation in the event a material development or material change in circumstances (other than relating to or in connection with an acquisition proposal, acquisition transaction or superior proposal) occurs or arises that was not known and not reasonably foreseeable by the Tumi board of directors as of March 3, 2016, if and only if the Tumi board of directors determines in good faith that the failure to take such action would be inconsistent with the Tumi board of directors’ fiduciary duties to the stockholders of Tumi.

Termination (page [●])

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (with any termination by Samsonite also being an effective termination by Merger Sub):

•	by mutual written agreement of Tumi and Samsonite;

•	by either Tumi or Samsonite, if:

¡	the closing shall not have occurred at or before 5:00 P.M. (New York City time) on December 31, 2016, the “end date,” as described in the section entitled “Proposal 1: Adoption of the Merger Agreement — Termination,” which end date may be extended in certain circumstances to a date not later than March 3, 2017;

¡	the Tumi stockholder approval shall not have been obtained at the special meeting, as described in the section entitled “Proposal 1: Adoption of the Merger Agreement— Other Covenants and Agreements — Tumi Stockholders Meeting;”

¡	the Samsonite shareholder approval shall not have been obtained at the meeting of the Samsonite shareholders to approve the merger, the “Samsonite shareholders meeting,” as described in the section entitled “Proposal 1: Adoption of the Merger Agreement— Other Covenants and Agreements — Samsonite Shareholders Meeting;”

¡	the consummation of the merger is restrained, enjoined, rendered illegal or otherwise prevented or prohibited by any law or final, non-appealable order of any governmental authority or court of competent jurisdiction; or

•	by Samsonite, if:

¡	prior to the receipt of the Tumi stockholder approval, (A) the Tumi board of directors shall have effected a change in recommendation, (B) Tumi enters into an alternative acquisition agreement, (C) Tumi shall have violated or breached in any material respect any provision of its covenant regarding non-solicitation or (D) Tumi shall have violated or breached its covenant regarding this proxy statement or the Tumi stockholders meeting in a manner that has a material adverse impact on the timing of, or the ability to obtain, the Tumi stockholder approval;

¡	Samsonite is not then in material breach of any of its covenants or agreements contained in the merger agreement, and there has been a breach of or inaccuracy in any of Tumi’s representations, warranties, covenants or other agreements in the merger agreement, which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured, or is not cured within 30 calendar days following Tumi’s receipt of written notice of such breach or failure to perform; or

•	by Tumi, if:

¡	prior to the receipt of the Tumi stockholder approval, in order concurrently to enter into a superior proposal; provided, that Tumi (A) prior to or concurrently with such termination pays to Samsonite by wire transfer in immediately available funds the termination fee, as described in the section entitled “Proposal 1: Adoption of the Merger Agreement— Termination — Termination Fees,” and (B) concurrently with such termination, enters into such superior proposal;

¡	Tumi is not then in material breach of any of its covenants or agreements contained in the merger agreement, and there has been a breach of or inaccuracy in any of Samsonite’s representations, warranties, covenants or other agreements in the merger agreement, which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured, or is not cured within 30 calendar days following Samsonite’s receipt of written notice of such breach or failure to perform; or

¡	prior to the receipt of the Samsonite shareholder approval, (A) the Samsonite board of directors shall have failed to include the Samsonite recommendation in the Samsonite shareholder circular or shall have otherwise effected a Samsonite recommendation change, as described in the section entitled “Proposal 1: Adoption of the Merger Agreement — Other Covenants and Agreements — Samsonite Shareholders Meeting,” or (B) Samsonite shall have violated or breached its covenant regarding its shareholder circular and the Samsonite shareholder meeting in a manner that has a material adverse impact on the timing of, or the ability to obtain, the Samsonite shareholder approval.

Termination Fees (page [●])

Under the merger agreement, Tumi may be required to pay Samsonite a termination fee of $13,700,000, if the merger agreement is terminated by either Tumi or Samsonite if Tumi fails to obtain the Tumi stockholder approval, or $54,700,000, if the merger agreement is terminated under other specified circumstances.

Under the merger agreement, Samsonite may be required to pay Tumi a termination fee of $13,700,000, if the merger agreement is terminated by either Tumi or Samsonite due to Samsonite’s failure to obtain the Samsonite shareholder approval, or $18,200,000, if the merger agreement is terminated under other specified circumstances.

Litigation Relating to the Merger (page [●])

On March 15, 2016, a putative stockholder class action challenging the merger was filed in New Jersey Superior Court and was captioned Sun v. Tumi Holdings, Inc., et al., No. C-32-16 (N.J. Super.) (the “Sun State Court Action”). The Sun State Court Action alleged that the members of Tumi’s board of directors breached their fiduciary duties by, among other things, entering into the merger agreement with Samsonite at an inadequate price, failing to engage in an auction process, and failing to disclose all material information to Tumi’s stockholders. The Sun State Court Action also alleged that Tumi and Samsonite aided and abetted these alleged breaches of fiduciary duties. On April 14, 2016, plaintiff voluntarily dismissed the Sun State Court Action.

On April 19, 2016, the same plaintiff who filed the Sun State Court Action filed an action in the United States District Court for the District of New Jersey, captioned Sun v. Tumi Holdings, Inc., et al., No. 2:16-cv-02184-JMV-JBC (D. NJ.) (the “Sun Federal Court Action”). The Sun Federal Court Action makes only disclosure claims, alleging an individual claim for violation of Section 14(a) of the Exchange Act against Tumi and the members of its board of directors, as well as an individual claim for violation of Section 20(a) of the Exchange Act against Samsonite and the members of Tumi’s board of directors. Tumi and its board of directors believe these claims are wholly without merit.

See the section entitled “Proposal 1: Approval of the Merger Agreement — Litigation Relating to the Merger” for more information about litigation relating to the merger that has been filed prior to the date of this proxy statement.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting, the merger agreement and the transactions contemplated thereby. These questions and answers may not address all questions that may be important to you as a Tumi shareholder. Please refer to the “Summary” preceding this section and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, all of which you should read carefully.

Q:	Why am I receiving this proxy statement?

A:	On March 3, 2016, the Company entered into the merger agreement providing for the merger of PTL Acquisition Inc., an indirect wholly owned subsidiary of Samsonite International S.A., with and into the Company, with the Company surviving the merger as an indirect wholly owned subsidiary of Samsonite International S.A. You are receiving this proxy statement in connection with the solicitation of proxies by the Tumi board of directors in favor of the proposal to adopt the merger agreement and to approve the other proposals to be voted on at the special meeting.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Samsonite International S.A. through the merger of PTL Acquisition Inc. with and into the Company pursuant to the merger agreement. Following the effective time of the merger, the Company will be privately held as an indirect wholly owned subsidiary of Samsonite International S.A., and you will no longer own shares of Company common stock, only the right to receive the merger consideration.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $26.75 in cash, without interest, and subject to any applicable withholding taxes, for each share of Company common stock that you own as of immediately prior to the effective time of the merger. For example, if you own 100 shares of Company common stock, you will be entitled to receive $2,675 in cash in exchange for your shares of Company common stock (less any amount that may be withheld with respect to any applicable withholding taxes). You will not be entitled to receive shares in the surviving corporation or in Samsonite International S.A.

Q:	What will happen to the Company’s outstanding equity awards?

A:	For information regarding the treatment of the Company’s outstanding equity awards, see the section entitled “Proposal 1: Adoption of the Merger Agreement — Treatment of Company Equity Awards” beginning on page [●].

Q:	What is included in these materials?

A:	These materials include:

•	This Proxy Statement for the special meeting;

•	A proxy card or voting instructions;

•	A copy of the merger agreement;

•	The written opinion of Goldman Sachs; and

•	The full text of Section 262 of the DGCL.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at [●] at [●] local time on [●], 2016.

Q:	What proposals will be voted on at the special meeting?

A:	There are three proposals scheduled to be voted on at the special meeting:

•	To adopt the merger agreement;

•	To approve, on an advisory basis, specified compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger; and

•	To approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Stockholders also will act upon other business that may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of our board of directors.

Q:	What is the Board of Directors’ voting recommendation?

A:	The board of directors recommends that you vote your shares:

•	“FOR” the proposal to adopt the merger agreement;

•	“FOR” the approval, on an advisory basis, of the specified compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger; and

•	“FOR” the proposal regarding adjournment of the special meeting.

For a discussion of the factors that the Tumi board of directors considered in determining to recommend the adoption of the merger agreement, please see the section entitled “The Merger — Reasons for the Merger; Recommendation of the Tumi Board of Directors.” In addition, in considering the recommendation of the Tumi board of directors with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Tumi stockholders generally. For a discussion of these interests, please see the section entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	Who is entitled to vote at the special meeting?

A:	All shares owned by you as of the record date, which is the close of business on [●], may be voted by you. You may cast one vote per share of common stock that you held on the record date. These shares include shares that are:

•	held directly in your name as the stockholder of record; and

•	held for you as the beneficial owner through a broker, bank or other nominee.

On the record date, Tumi had [●] shares of common stock issued and outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

•	Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, the stockholder of record, and this proxy statement was sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of Tumi or to vote in person at the special meeting.

•	Beneficial Owner. If your shares are held in an account at a broker, bank or other nominee, like many of our stockholders, you are considered the beneficial owner of shares held in street name, and this proxy statement was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares, and you are also invited to attend the special meeting.

Q:	What must I do if I want to attend the special meeting in person?

A:	Attendance at the special meeting is limited to individuals who were stockholders as of the record date and admission will be on a first-come, first-served basis. Registration and seating will begin at [●], Eastern Time. Each stockholder will be asked to present proof of identification, such as a driver’s license or passport, prior to admission to the special meeting. Beneficial owners of shares held in street name will need to bring proof of share ownership as of the record date, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Q:	If I am a stockholder of record of the Company’s shares, how do I vote?

A:	If you are a stockholder of record, there are four ways to vote:

•	In person. You may vote in person at the special meeting by requesting a ballot when you arrive. You must bring valid picture identification such as a driver’s license or passport and may be requested to provide proof of stock ownership as of the record date.

•	Via the Internet. You may vote by proxy via the Internet by visiting the web address on your proxy card and entering the control number found on the proxy card.

•	By Telephone. You may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. You may vote by proxy by filling out the proxy card and returning it in the envelope provided.

Q:	If I am a beneficial owner of shares held in street name, how do I vote?

A:	If you are a beneficial owner of shares held in street name, there are four ways to vote:

•	In person. If you are a beneficial owner of shares held in street name and wish to vote in person at the special meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the special meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the special meeting and ask for a ballot when you arrive. You must also bring valid picture identification such as a driver’s license or passport. In order for your vote to be counted, you must submit both the copy of the legal proxy and your completed ballot.

•	Via the Internet. You may vote by proxy via the Internet by visiting the web address on our voting instruction form and entering the control number found on the voting instruction form. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•	By Telephone. You may vote by proxy by calling the toll free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•	By Mail. You may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.

If you vote on the Internet or by telephone, you do not need to return your proxy card or voting instruction form. Internet and telephone voting for stockholders will be available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on [●]. Even if you plan to attend the special meeting, the Company recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the special meeting.

Q:	What is the quorum requirement for the special meeting?

A:

A quorum is necessary to hold a valid special meeting. A quorum exists if the holders of a majority of the Company’s capital stock issued and outstanding and entitled to vote at the special meeting are present in person or represented by proxy. Abstentions and broker non-votes are counted as present for determining whether a quorum exists. A broker non-vote occurs when an intermediary holding shares for a beneficial owner does not vote on a particular proposal because the intermediary does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

Q:	What happens if I do not give specific voting instructions?

A:	Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the Internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the board of directors on all matters presented in this Proxy Statement. With respect to any other matters properly presented for a vote at the special meeting, the proxy holders will vote your shares in accordance with their best judgment.

Beneficial Owners. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of the NYSE, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters such as the proposal to adopt the merger agreement. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the representative counting votes that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, we urge you to give voting instructions to your broker. Shares represented by such broker non-votes will be counted in determining whether there is a quorum.

Q:	Which proposals are considered “routine” or “non-routine”?

A:	The approval of the merger (Proposal No. 1), the approval, on an advisory basis, of the specified compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger of executive compensation (Proposal No. 2) and the approval of the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies (Proposal No. 3) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1, Proposal No. 2 and Proposal No. 3.

Q:	What is the voting requirement to approve each of the proposals?

A:	Adoption of the merger agreement would require stockholders holding a majority of the shares of common stock outstanding at the close of business on the record date for the special meeting to vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval, on an advisory basis, of the proposal regarding specified compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and the proposal regarding adjournment of the special meeting requires the affirmative vote of a majority of the votes represented at the meeting and entitled to vote on the proposal. In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to the approval on an advisory basis of executive compensation will not be voted, although it will be counted for purposes of determining whether there is a quorum. Broker non-votes will have no effect on this proposal.

Q:	How do Tumi’s directors and executive officers intend to vote?

A:	We currently expect that the Company’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting; although they have no obligation to do so.

Q:	What effects will the merger have on the Company?

A:	Our common stock is currently registered under the Exchange Act, and is listed on the NYSE under the symbol “TUMI.” As a result of the merger, the Company will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of Samsonite International S.A. Following the consummation of the merger, our common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Q:	When is the merger expected to be completed?

A:	We and Samsonite International S.A. are working toward completing the merger as quickly as possible. We cannot be certain when or if the conditions to the merger will be satisfied (or, to the extent permitted, waived). The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the merger agreement by Tumi stockholders and the receipt of certain regulatory clearances. Assuming timely receipt of the required regulatory clearances and satisfaction of other closing conditions, we currently expect to complete the merger in the second half of 2016.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by the Company’s stockholders, or if the merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain a public company, and shares of our common stock will continue to be registered under the Exchange Act, as well as listed and traded on the NYSE. In the event that the merger agreement is terminated, then, in certain circumstances, a termination fee of either $54.7 million or $13.7 million may be due and payable by Tumi to Samsonite International S.A. or a termination fee of either $13.7 million or $18.2 million may be due and payable by Samsonite International S.A. to Tumi. See the section entitled “Proposal 1: Adoption of the Merger Agreement — Termination — Termination Fees.”

Q:	What will happen if stockholders do not approve, on an advisory basis, the proposal on executive compensation payable to the Company’s named executive officers in connection with the merger?

A:	The inclusion of this proposal is required by the Securities and Exchange Commission (the “SEC”) rules; however, the approval of this proposal is not a condition to the completion of the merger and the vote on this proposal is an advisory vote and will not be binding on the Company or Samsonite International S.A. If the merger agreement is adopted by the Company’s stockholders and the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers even if stockholders fail to approve this proposal.

Q:	Can I revoke my proxy or change my vote?

A:	Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the special meeting by:

•	providing written notice to the Corporate Secretary of the Company;

•	delivering a valid, later-dated proxy or a later-dated vote on the Internet or by telephone; or

•	attending the special meeting and voting in person.

Please note that your attendance at the special meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request. Shares held in street name may be voted in person by you at the special meeting only if you obtain a signed legal proxy from the stockholder of record giving you the right to vote the shares.

Q:	What happens if I do not vote or if I abstain from voting on the proposals?

A:

The requisite number of shares to approve the proposal to adopt the merger agreement is based on the total number of shares of common stock outstanding on the record date, not just the shares that are voted.

If you do not vote or abstain from voting on the proposal to adopt the merger agreement, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and will have no effect on the advisory proposal to approve specified compensation that may be paid or become payable to the named executive officers in connection with the merger and the proposal regarding adjournment of the special meeting.

Q:	Will my shares of common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares of common stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares of common stock you hold of record, any shares of common stock held in “street name” will not be combined for voting purposes with shares of common stock you hold of record. Similarly, if you own shares of common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of common stock because they are held in a different form of record ownership. Shares of common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of common stock held in an individual retirement account must be voted under the rules governing the account.

Q:	What happens if I sell my shares of common stock before completion of the merger?

A:	In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger. Consequently, if you transfer your shares of common stock before completion of the merger, you will have transferred your right to receive the merger consideration in the merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the merger. If you transfer your shares of common stock after the record date but before the closing of the merger, you will have the right to vote at the special meeting although you will have transferred your right to receive the merger consideration in the merger.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of common stock evidenced by stock certificates for the merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	I do not know where my stock certificates are — how will I get the merger consideration for my shares?

A:	If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificates. This will include an affidavit that you will need to sign attesting to the loss of your stock certificates. You may also be required to post a bond as indemnity against any potential loss.

Q:	Am I entitled to exercise dissenters’ or appraisal rights instead of receiving the merger consideration for my shares of common stock?

A:

Under Section 262 of the DGCL, stockholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they comply fully with all applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the proposal to adopt the merger agreement and such stockholder must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to comply with exactly the procedures and requirements specified under the DGCL will result in the loss of appraisal rights. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex C. For additional information, see the section entitled “Appraisal Rights.” Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel.

Q:	Will I have to pay taxes on the merger consideration I receive?

A:	If you are a U.S. holder (as defined under the section entitled “The Merger — U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. See the section entitled “The Merger — U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of U.S. federal income tax consequences of the merger. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	What does it mean if I get more than one proxy card or voting instruction form?

A:	If your shares of common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction form. Please complete and return all of the proxy cards and voting instruction forms you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares of common stock are voted.

Q:	How many copies should I receive if I share an address with another stockholder?

A:	Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that a single set of our proxy materials, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our proxy materials to you if you write or call our Corporate Secretary, Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, NJ 07080, telephone: (908) 756-4400.

Q:	Who will count the vote?

A:	A representative of [●] will tabulate the votes.

Q:	Who will solicit and bear the cost of soliciting votes for the special meeting?

A:	Tumi will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Tumi has engaged Okapi Partners LLC to assist in the solicitation of proxies for the Tumi special meeting. Tumi estimates that it will pay Okapi Partners LLC a fee of approximately $17,000, plus reimbursement of certain expenses. In addition, the Company may reimburse its transfer agent, brokerage firms and other persons representing beneficial owners of shares of Tumi’s common stock for their expenses in forwarding solicitation material to such beneficial owners.

Q:	Is my vote confidential?

A:	Yes. The Company encourages stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. The Company has designated [●] to receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to the Company or any of its officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you or (iii) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to the Company from time to time and publicly announced at the special meeting.

Q:	Where can I find the voting results of the special meeting?

A:	Tumi will announce preliminary voting results at the special meeting and publish preliminary, or final results if available, in a Current Report on Form 8-K filed with the SEC within four business days after the special meeting.

Q:	Where can I find more information about Tumi?

A:	You can find more information about us from various sources described in the section entitled “Where You Can Find Additional Information.”

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Okapi Partners LLC, which is acting as the proxy solicitation agent and information agent for the Company in connection with the merger, or the Company.

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

+ 1 (212) 297-0720 (Main)

+ 1 (877) 259-6290 (Toll Free)

info@okapipartners.com

or

Tumi Holdings, Inc.

1001 Durham Avenue

South Plainfield, New Jersey 07080

Attention: Investor Relations

(908) 756-4400

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

FORWARD LOOKING STATEMENTS

This proxy statement contains statements that are forward-looking. Forward-looking statements include the statements identified as forward-looking in Tumi’s press release announcing its most recent quarterly earnings, as well as any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Tumi assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in Tumi’s March 7, 2016 Schedule 14A filing, the press release announcing its most recent quarterly earnings, as well as other factors described in Tumi’s Annual Report on Form 10-K for the year ended December 31, 2015 under the heading “Risk Factors,” as updated from time to time by Tumi’s Quarterly Reports on Form 10-Q and other documents of Tumi on file or in this proxy statement filed with the Securities and Exchange Commission (the “SEC”) by Tumi, and the following factors:

•	The inability to consummate the merger due to the failure to obtain stockholder approval to adopt the merger agreement or failure to satisfy the other conditions to the completion of the merger, including receipt of required regulatory approvals;

•	The risk that the merger agreement may be terminated in certain circumstances that require us to pay Samsonite International S.A. a termination fee of $54.7 million or $13.7 million;

•	Risks that the proposed merger disrupts our current plans and operations or affects our ability to retain or recruit key employees;

•	The effect of the announcement of the merger on Tumi’s business relationships (including, without limitation, customers and suppliers), operating results and business generally;

•	The amount of the costs, fees, expenses and charges related to the merger agreement or the merger;

•	Risks related to diverting management’s or employees’ attention from ongoing business operations;

•	Risk that our stock price may decline significantly if the merger is not completed;

•	Risks related to obtaining the requisite consents to the merger, including, without limitation, the timing (including possible delays) and expiration or termination of the applicable waiting periods under the HSR Act and other applicable antitrust laws, and the risk that such consents might not be received;

•	The risk that the merger may not be consummated in a timely manner, if at all; and

•	The nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against us and others.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filing on Form 10-K and subsequent periodic and interim report filings (see “Where You Can Find More Information” beginning on page [●]). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the Tumi board of directors for use at the special meeting or any adjournment or postponement thereof. This proxy statement provides the Company’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Tumi board of directors for use at the special meeting to be held at [●] at [●] local time on [●], 2016, or at any adjournment or postponement thereof.

Attendance at the special meeting is limited to individuals who were stockholders as of the record date and admission will be on a first-come, first-served basis. Registration and seating will begin at [●], Eastern Time. Each stockholder will be asked to present proof of identification, such as a driver’s license or passport, prior to admission to the special meeting. Beneficial owners of shares held in street name will need to bring proof of share ownership as of the record date, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

If you are a stockholder of record, you may vote in person at the special meeting by requesting a ballot when you arrive. You must bring valid picture identification such as a driver’s license or passport and may be requested to provide proof of stock ownership as of the record date. If you are a beneficial owner of shares held in street name and wish to vote in person at the special meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the special meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy.

Purposes of the Special Meeting

One purpose of the special meeting is for our stockholders to consider and vote upon the proposal to adopt the merger agreement. Our stockholders must adopt the merger agreement for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A, and the material provisions of the merger agreement are summarized in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement.”

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation that may be paid or become payable to its named executive officers in connection with the merger, the value of which is disclosed in the table in the section of this proxy statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.” The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either the Company or Samsonite International S.A. Accordingly, if the merger agreement is adopted by the Company’s stockholders and the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers even if stockholders fail to approve the proposal.

Our stockholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [●], 2016.

Record Date and Quorum

The holders of record of common stock as of the close of business on [●], 2016, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, [●] shares of common stock were outstanding.

The presence at the special meeting, in person or represented by proxy, of the holders of record of a majority of the Company’s capital stock issued and outstanding and entitled to vote at the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. Broker non-votes, described below under the sub-heading “— Voting; Proxies; Revocation — Providing Voting Instructions by Proxy,” will not be included in the calculation of the number of shares considered to be present at the special meeting.

Required Vote

Each share of common stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals to be considered at the special meeting.

For the Company to complete the merger, Tumi stockholders holding a majority of the shares of common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the proposal to adopt the merger agreement. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval, on an advisory basis, of the proposal regarding specified compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and the proposal regarding adjournment of the special meeting requires the affirmative vote of a majority of the votes represented at the meeting and entitled to vote on the proposal. In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to the approval on an advisory basis of executive compensation will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “for” the approval on an advisory basis of executive compensation, they will have the same effect as negative votes or votes against this proposal. Broker non-votes will have no effect on this proposal.

As of the record date, there were [●] shares of common stock outstanding.

Voting by the Company’s Directors and Executive Officers

At the close of business on [●], 2016, directors and executive officers of the Company were entitled to vote [●] shares of common stock, or approximately [●]% of the shares of common stock issued and outstanding on that date. We currently expect that the Company’s directors and executive officers will vote their shares representing [●]% of the outstanding shares of Tumi common stock in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so.

Voting; Proxies; Revocation

Attendance

All holders of shares of common stock as of the close of business on [●], 2016, the record date, including stockholders of record and beneficial owners of common stock registered in the “street name” of a broker, bank or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your broker, bank or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares of common stock in “street name” through a broker, bank or other nominee, you must provide a “legal proxy” from the organization that holds your share in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares of common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares of Common Stock Held by Record Holder

If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

Via the Internet. You may vote by proxy via the Internet by visiting the web address on your proxy card and entering the control number found on the proxy card.

By Telephone. You may vote by proxy by calling the toll free number found on the proxy card.

By Mail. You may vote by proxy by filling out the enclosed proxy card and returning it in the envelope provided.

If you submit a signed proxy card or submit your proxy by telephone or the Internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the board of directors on all matters presented in this Proxy Statement. With respect to any other matters properly presented for a vote at the special meeting, the proxy holders will vote your shares in accordance with their best judgment. If you fail to return your proxy card and you are a holder of record on the record date, unless you attend the special meeting and vote in person, the effect will be that your shares of common stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote against the proposal to adopt the merger agreement and, assuming a quorum is present, will not affect the proposal, on an advisory basis, to approve specified compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, or the vote regarding the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies.

Shares of Common Stock Held in “Street Name”

If you are a beneficial owner of shares held in street name, you may provide voting instructions by proxy using one of the methods described below.

Via the Internet. You may vote by proxy via the Internet by visiting the web address on your voting instruction form and entering the control number found on the voting instruction form. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

By Telephone. You may vote by proxy by calling the toll free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

By Mail. You may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.

In accordance with the rules of the NYSE, brokers, banks and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to adopt the merger agreement, the advisory (non-binding) proposal to approve specified compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, or the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Under such circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and, assuming a quorum is present, will have no effect on the proposal, on an advisory basis, on executive compensation payable to the Company’s named executive officers in connection with the merger or the adjournment proposal. Thus, for shares of common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to adopt the merger agreement will be counted as a vote in favor of such proposal.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	providing written notice to the Corporate Secretary of the Company;

•	delivering a valid, later-dated proxy or a later-dated vote on the Internet or by telephone; or

•	attending the special meeting and voting in person.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions. Shares held in street name may be voted in person by you at the special meeting only if you obtain a signed legal proxy from the stockholder of record giving you the right to vote the shares.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of common stock present or represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and will have no effect on the advisory proposal on executive compensation payable to the Company’s named executive officers in connection with the merger or the adjournment proposal.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that a sufficient number of shares of common stock is present or represented, in person or by proxy, and voted in favor of the proposal to adopt the merger agreement at the special meeting such that the Tumi stockholder approval shall have been obtained, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by outside counsel that failure to do so could reasonably be expected to result in a violation of applicable law.

The special meeting may be adjourned by the affirmative vote of the holders of a majority of the votes cast in respect of shares of common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting or as otherwise permitted by law. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time before their use at the special meeting was adjourned or postponed.

Solicitation of Proxies

The Tumi board of directors is soliciting your proxy, and the Company will bear the cost of this solicitation of proxies. This includes the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Tumi has engaged Okapi Partners LLC to assist in the solicitation of proxies for the Tumi special meeting. Tumi estimates that it will pay Okapi Partners LLC a fee of approximately $17,000, plus reimbursement of certain expenses. In addition, the Company may reimburse its transfer agent, brokerage firms and other persons representing beneficial owners of shares of Tumi Holdings, Inc.’s common stock for their expenses in forwarding solicitation material to such beneficial owners.

Other Information

You should not return your stock certificate or send documents representing common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of common stock for the merger consideration.

THE MERGER

The description of the merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety.

Parties Involved in the Merger

Tumi Holdings, Inc.

Founded in 1975, Tumi is the leading global brand of premium business, travel and lifestyle products and accessories. The brand is sold in approximately 2,100 points of distribution from New York to Paris to London and Tokyo, as well as in the world’s top department, specialty and travel retail stores in over 75 countries. Tumi’s principal executive offices are located at 1001 Durham Avenue, South Plainfield, NJ 07080, and our telephone number is (908) 756-4400.

Our common stock is listed and traded on the NYSE under the symbol “TUMI”.

Additional information about Tumi is contained in its public filings, which are incorporated herein by reference herein. See “Where You Can Find Additional Information.”

Samsonite International S.A.

Samsonite International S.A., a public limited liability company (société anonyme) incorporated and governed by the laws of the Grand-Duchy of Luxembourg (together with its consolidated subsidiaries, the “Group”) is principally engaged in the design, manufacture, sourcing and distribution of luggage, business and computer bags, outdoor and casual bags, travel accessories and slim protective cases for personal electronic devices throughout the world, primarily under the Samsonite®, American Tourister®, Hartmann®, High Sierra®, Gregory®, Speck® and Lipault® brand names and other owned and licensed brand names. The Group’s core brand, Samsonite, is one of the most well-known travel luggage brands in the world. Samsonite’s principal executive offices are located at 13-15 Avenue de la Liberté, Luxembourg City, Luxembourg L-1931, and its telephone number is (352) 28-66-91-85-1.

Samsonite’s shares are listed on the HKSE under stock code 1910.

PTL Acquisition Inc.

PTL Acquisition Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Samsonite (which we refer to as “Merger Sub”), was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will merge with and into Tumi, and Merger Sub will cease to exist.

Certain Effects of the Merger

If the merger agreement is adopted by the Company’s stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company being the surviving corporation in the merger.

Upon the consummation of the merger, each share of common stock issued and outstanding immediately before the effective time of the merger (other than shares owned by the Company, Samsonite or Merger Sub or any of their subsidiaries, which will be cancelled, and other than dissenting shares) will be converted into the right to receive $26.75 in cash, without interest, and subject to any applicable withholding taxes.

Our common stock is currently registered under the Exchange Act and is listed on the NYSE under the symbol “TUMI.” As a result of the merger, the Company will cease to be a publicly traded company and will be an indirect wholly owned subsidiary of Samsonite. Following the consummation of the merger, our common stock will be delisted from the NYSE and deregistered under the Exchange Act, in each case, in accordance with applicable law, rules and regulations.

Background of the Merger

In September 2014, Jerome Griffith, Chief Executive Officer and President of Tumi had breakfast in Hong Kong with Ramesh Dungarmal Tainwala, then Chief Operating Officer of Samsonite and currently its Chief Executive Officer. At such breakfast, Mr. Tainwala inquired as to Tumi’s receptivity to engaging in merger discussions. On September 19, 2014, Mr. Tainwala sent an e-mail to Mr. Griffith indicating a desire to set up a follow-up meeting with Mr. Griffith and Tim Parker, Chairman of Samsonite and then its Chief Executive Officer. Mr. Tainwala and Mr. Griffith exchanged further correspondence in regard to setting up the follow-up meeting. On September 30, 2014, Tumi’s board of directors met to discuss the inquiry. On October 1, 2014, Mr. Griffith indicated to Mr. Tainwala that Tumi did not “view now as time to entertain or engage in acquisition discussions.” On October 6, 2014 and October 16, 2014, Mr. Tainwala sent e-mails to Mr. Griffith in which he continued to seek the initiation of such discussions.

On November 7, 2014, Mr. Tainwala sent an e-mail to Mr. Griffith congratulating Tumi on its quarterly financial results, proposing a dinner including the two CEOs and the Chairmen of each party and indicating that Samsonite continued “to see merit in our two organizations working together” and that Samsonite was “in a position to make a concrete offer.”

On November 11, 2014, Mr. Griffith sent an e-mail to Mr. Tainwala indicating that Tumi had a board of directors meeting scheduled during the week of November 20, 2014 and would respond after that meeting. During a meeting held on November 20, 2014, the Tumi board of directors discussed Samsonite’s continued interest in a transaction and a response to Mr. Tainwala’s e-mail. On November 22, 2014, Mr. Griffith sent an e-mail responding to Mr. Tainwala indicating that he had discussed Mr. Tainwala’s e-mail with the board of directors and that Tumi remained committed to executing on its business plan, with its primary focus at that time being on its operations through the holiday season. Mr. Griffith indicated that he and Mr. Tainwala should plan to speak in early 2015.

On May 7, 2015, Mr. Tainwala sent an e-mail to Mr. Griffith indicating that Samsonite was working to prepare a formal proposal for Tumi’s consideration.

On May 12, 2015, Samsonite submitted a non-binding preliminary indication of interest regarding a potential transaction with Tumi. Such indication included an “indicative value” of $26.00-28.00 per Tumi share, in cash. On May 15, 2015, Mr. Griffith responded to Mr. Tainwala that he had received Samsonite’s May 12, 2015 letter and would review it with the Tumi board of directors.

On May 15, 2015, the Tumi board of directors met with representatives of Goldman, Sachs & Co., which we refer to as Goldman Sachs, who at such time had not been formally engaged by Tumi with respect to the Samsonite matter but had provided investment banking services to Tumi in the past, and Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden, counsel to Tumi. At such meeting Skadden representatives discussed certain legal matters, including the importance of identifying any potential conflicts of interest on the part of the board of directors or its advisors. No such conflicts were identified and Peter L. Gray, Tumi’s Executive Vice President and General Counsel, indicated he would follow up with each director to confirm. Goldman Sachs representatives reviewed the terms of the May 12, 2015 letter, gave an overview of Samsonite, and reviewed potential next steps to be considered by Tumi. A discussion ensued, including as to other potential acquirors of Tumi. After such meeting, Mr. Griffith sent a letter to Mr. Tainwala stating that Tumi would respond to Samsonite’s May 12, 2015 letter “in due course.”

On May 29, 2015, Tumi executed an agreement providing for indemnification of Goldman Sachs in connection with its assistance in matters involving acquisition of control of Tumi or its stock or assets.

On June 1, 2015, the Tumi board of directors met with representatives of Goldman Sachs and Skadden. During such meeting, the board of directors discussed Tumi’s five-year plan, Skadden gave a presentation with respect to legal issues, Goldman Sachs gave a presentation that included a review of its financial analysis, including an analysis of other potential acquirors of Tumi, as well as to the potential for Tumi to engage in a leveraged recapitalization or leveraged buyout. Following discussion, the board of directors determined to reject Samsonite’s May 12, 2015 proposal, and instructed Tumi management to communicate such rejection to Samsonite. Mr. Griffith communicated such rejection on June 1, 2015. On June 3, 2015, Mr. Tainwala sent an email to Mr. Griffith that indicated that Samsonite remained “very enthusiastic” about a combination with Tumi and proposed signing a nondisclosure agreement and receiving access to non-public information with respect to Tumi. Samsonite indicated that absent such information it would “not be in a position to reevaluate the indicative value range” specified in its May 12, 2015 letter.

Representatives of Morgan Stanley Asia Limited, financial advisor to Samsonite, which we refer to as Morgan Stanley, spoke twice in June (June 10, 2015 and June 24, 2015), with a Goldman Sachs representative, which discussions reinforced the position of the Tumi board of directors that Samsonite’s proposed valuation range was not sufficient for Tumi to engage in discussions or provide access to confidential information. In those discussions, Morgan Stanley indicated that without access to confidential information, Samsonite was not in a position to increase its indicative range.

On June 29, 2015, Mr. Tainwala reached out to Mr. Griffith to arrange a dinner meeting, in order to discuss a business issue not related to an acquisition. At a dinner held July 13, 2015, Mr. Tainwala indicated Samsonite’s continued interest in Tumi, but Mr. Tainwala and Mr. Griffith did not engage in any substantive discussions, deferring to the conversations among their respective financial advisors. In e-mails sent after such dinner, Mr. Tainwala reiterated Samsonite’s interest in an acquisition.

On September 1, 2015, Samsonite submitted a letter to Tumi which reaffirmed its interest in a potential transaction. The letter indicated Samsonite had “conviction at the high end of [its] previous range at $28 per share.” It further indicated that, assuming Samsonite was “given appropriate access, and depending on the results of [its] due diligence, [Samsonite] may be able to offer a price of up to $30.00 per share.” On September 2, 2015, Tumi indicated to Samsonite that it would organize a board of directors meeting to discuss the September 1, 2015 letter. On September 10, 2015, the Tumi board of directors met and discussed the September 1, 2015 letter from Samsonite. Skadden representatives made a presentation with respect to applicable legal issues, and representatives of Goldman Sachs presented an overview of the proposal, a preliminary financial analysis of Tumi and a range of potential responses. After discussion, the board of directors authorized Goldman Sachs to discuss with Morgan Stanley the terms of which Tumi would be prepared to permit a due diligence review of Tumi. Such terms included that Tumi would be willing to provide “limited access to due diligence” provided a non-disclosure agreement and standstill was executed and that Samsonite would work expeditiously to present a full proposal with a specific view on price and key contractual terms within a three to four week period. Goldman Sachs presented such terms to Morgan Stanley on September 15, 2015. Between September 15, 2015 and September 22, 2015, Skadden and Samsonite’s legal counsel, Cleary Gottlieb Steen & Hamilton LLP, which we refer to as Cleary Gottlieb, negotiated the terms of a non-disclosure agreement on behalf of their respective clients.

On September 23, 2015, a nondisclosure agreement, which included standstill provisions, was executed by Samsonite and Tumi. On September 24, 2015, Tumi permitted Samsonite to access due diligence material. Between October 7, 2015 and October 13, 2015, there were a series of diligence calls between representatives of Tumi and Samsonite.

On October 9, 2015, Mr. Griffith, Michael Mardy, Chief Financial Officer and Executive Vice President of Tumi, Mr. Tainwala and other representatives of both Tumi and Samsonite held a meeting to discuss, among other things, Tumi’s business in the U.S. and Asia and the Samsonite organization.

On October 13, 2015, Morgan Stanley informed Goldman Sachs that Samsonite was unlikely to value Tumi in the range of $28.00 to $30.00 per share based on Tumi’s then-current trading price and Samsonite’s internal views of the future prospects for the trading price of Tumi stock, future commercial market conditions and future financial performance of Tumi. Such views were not explicated in detail to Goldman Sachs. In light of that information, on October 13, 2015, Samsonite’s access to due diligence was terminated and Tumi discontinued contact with Samsonite.

At a board of directors meeting held on October 30, 2015, the Tumi board of directors authorized a stock buyback program, subject to certain further review of expected cash flow in order to determine the appropriate level of authorization, with an intent to announce on the earnings call scheduled for November 4, 2015. At such meeting, the board of directors received the preliminary 2016 budget. Following the review of expected cash flow, Tumi announced its quarterly results and the authorization of a $150 million share buyback program on November 4, 2015.

On November 6, 2015, Tumi received a letter from Samsonite indicating an “updated, non-binding indication of interest” in pursuing an acquisition of Tumi by Samsonite. The letter indicated a price of $26.00 per share, indicated that Morgan Stanley was prepared to finance the transaction but that Samsonite would seek “competitive proposals from other lenders in parallel with confirmatory due diligence and the negotiation of a definitive acquisition agreement” and also included an outline of certain key terms to be included in the definitive acquisition agreement.

At a Tumi board of directors meeting held on November 8, 2015, representatives of Goldman Sachs provided its review of the financial terms of the Samsonite November 6, 2015 letter, as well as certain updated market information. Representatives of Skadden discussed applicable legal duties. After discussion, the Tumi board of directors determined to reject the Samsonite proposal and instructed Goldman Sachs to solicit a higher bid from Samsonite for the board of directors’ consideration.

On November 9, 2015, Samsonite increased their proposal to $26.50 per share. Tumi instructed Goldman Sachs to reject the proposal and push for a higher price. In response, Samsonite raised its bid to $26.75 a share, indicating it was its “best and final” proposal and that this proposal was predicated on agreeing to a transaction by November 20, 2015.

On November 10, 2015, Tumi held a board of directors meeting. At such meeting, representatives from Goldman Sachs provided a preliminary review of the financial aspects of the proposal and its financial analysis of Tumi. Following discussion, the Tumi board of directors determined to proceed with negotiations with Samsonite on the basis of the $26.75 per share proposed by Samsonite.

On November 10, 2015, Mr. Tainwala and Mr. Griffith traded e-mails confirming the parties’ agreement to proceed with negotiations and counsel for the parties began to consult on regulatory issues and restarting the due diligence process.

On November 15, 2015, Cleary Gottlieb provided Skadden with a draft of a merger agreement, which also included a request that Mr. Griffith and funds affiliated with Doughty Hanson, Tumi’s largest stockholder, execute voting agreements committing them to vote in favor of the merger.

On November 17, 2015, Skadden responded to Cleary Gottlieb with respect to such draft, indicating, among other things, that Tumi would be looking for a contractual expense remedy if Samsonite failed to obtain the Samsonite shareholder vote required under HKSE listing rules or changed its recommendation to its shareholders, that Tumi contemplated no voting agreements from Mr. Griffith or Doughty Hanson, that Tumi had objections to the breadth of the representations and covenants in the November 15, 2015 draft, and that Tumi contemplated acceleration and cashout of awards under employee equity plans. (The November 15, 2015 draft received from Cleary Gottlieb did not contain any indication with respect to Samsonite’s proposed treatment of such plans.)

On November 19, 2015, Tumi executed an engagement letter, dated November 13, 2015, with Goldman Sachs as financial advisor in connection with the Samsonite proposal and with respect to the possible purchase of Tumi by Samsonite or any other party.

On November 21, 2015, Skadden and Cleary Gottlieb discussed the merger agreement.

On November 22, 2015, Skadden provided Cleary Gottlieb with a draft of Tumi’s proposed disclosure schedules. Also, on November 22, 2015, representatives of Goldman Sachs, at the direction of Tumi, informed Morgan Stanley that Tumi sought further assurances as to the expected timeline from Samsonite.

On November 23, 2015, Cleary Gottlieb provided Skadden a revised draft of the merger agreement.

On November 24, 2015, Skadden delivered to Cleary Gottlieb a “fiduciary package proposal” that contained Tumi’s position on timing on shareholder meetings, provisions related to superior proposals and the response thereto, termination fees (Tumi proposed reducing the fee payable in the case of a Tumi fiduciary termination from the 3.3% proposed by Samsonite to 2.7%, and requested a 1% “no-vote” fee from Samsonite payable in the event the Samsonite shareholders rejected the transaction), antitrust divestitures and the absence of required shareholder voting agreements.

On November 25, 2015, Morgan Stanley delivered to Goldman Sachs a “timeline” that contemplated finalizing the merger agreement, obtaining financing commitments and agreeing to a disclosure process in anticipation of meetings of the Tumi and Samsonite boards of directors and an announcement on December 3, 2015.

On November 25, 2015, the Tumi board of directors met to review outstanding issues and discuss the potential timing of the transaction, including the anticipated length of time necessary to close the transaction attributed to the need to reconcile Tumi’s financial statements for the years ended December 31, 2015, 2014 and 2013, which were prepared under U.S. GAAP, with IFRS, and to the need for an accountant’s report with respect to such financial statements to be included in the circular to be mailed to Samsonite’s shareholders in connection with the Samsonite shareholder meeting required under HKSE listing rules.

On November 29, 2015, Skadden sent Cleary Gottlieb a revised draft of the merger agreement, which, among other things, provided a 0.75% no-vote termination fee if Samsonite shareholders rejected the transaction and stated that no voting agreement should be required of Doughty Hanson. In such response, Tumi agreed to a 3% breakup fee, an antitrust divestiture standard which would limit required divestitures to $50 million and to permit the marketing period for the Samsonite financing to extend five business days past Samsonite’s shareholder meeting.

On November 30, 2015, Cleary Gottlieb provided Skadden with a revised draft merger agreement.

During a telephone call on November 30, 2015 and in a subsequent e-mail on December 1, 2015, Mr. Tainwala indicated to Mr. Griffith that Samsonite had been unable to receive financing commitments on reasonable terms and requested that Tumi grant Samsonite an eight week period to give the debt markets a chance to return to normalcy. Representatives of Morgan Stanley and Cleary Gottlieb reiterated this message to representatives of Goldman Sachs and Skadden, respectively.

On December 1, 2015, the Tumi board of directors met to discuss the developments that had occurred and the implications thereof. After discussion, the board of directors instructed Tumi management to cease discussions. On December 1, 2015, Tumi sent Samsonite a letter requesting that Samsonite cease use of any material provided to Samsonite or its representatives during the due diligence period and, pursuant to the terms of the nondisclosure agreement, that all material provided to Samsonite or its representatives either be delivered to Tumi or destroyed.

On December 1, 2015, Mr. Tainwala sent an e-mail to Mr. Griffith in which he requested that Tumi let Samsonite “come back to you in January in ready to sign mode.”

In early December 2015, Tumi was contacted by representatives of a major Chinese entity with respect to the possibility of forming a strategic and commercial partnership with Tumi. Mr. Griffith met with such representatives on December 8, 2015, and thereafter received correspondence from such entity containing “key elements” of a proposal. Such elements included the acquisition by such entity of a 20% equity stake in Tumi, with the intended use of such capital being to facilitate Tumi’s expansion in China. Mr. Griffith met with such representatives on January 7, 2016 and, together with Mr. Mardy and another Tumi executive, met with such representatives on February 9, 2016. There were no further substantive discussions with respect to such proposal.

On December 11, 2015, Cleary Gottlieb sent a letter to Skadden responding to the December 1, 2015 letter from Tumi in which Cleary Gottlieb conveyed Samsonite’s request that the terms of the December 1, 2015 letter be modified to postpone the effectiveness of the demands therein.

On December 12, 2015, at the request of Timothy Parker, chairman of Samsonite, Joseph R. Gromek, chairman of Tumi, and Mr. Parker spoke by telephone during which call Mr. Parker reinforced Samsonite’s interest in the transaction and the request for a postponement of the effectiveness of the December 1, 2015 letter.

On December 14, 2015, Skadden sent a letter to Cleary Gottlieb reiterating the expectation of compliance with the December 1, 2015 letter and stating that “Tumi considers the earlier discussions and any plans or intentions, whether express or implied, on its part regarding a proposed transaction to be terminated.”

On December 22, 2015, after further discussions among Tumi’s and Samsonite’s advisors, Cleary Gottlieb forwarded Skadden a draft of an amendment to the September 23, 2015 non-disclosure agreement that would revoke the December 1, 2015 letter from Tumi to Samsonite to permit certain documents which had been or were based upon those provided to Samsonite during the due diligence process to be retained by Cleary Gottlieb until January 31, 2016. On December 23, 2015, Skadden sent a letter to Cleary Gottlieb indicating that any such extension would be predicated on Samsonite agreeing that any offer it made under the circumstances permitted by the standstill provisions of the September 23, 2015 non-disclosure agreement would provide for a 1% fee to be payable by Samsonite to Tumi if Samsonite failed to obtain its required shareholder consent, as well as certain provisions with respect to the timing of Tumi’s shareholder vote relative to the timing of the Samsonite shareholder vote and the absence of any requirement that any Tumi shareholder enter into a voting agreement with respect to the merger. On December 29, 2015, Tumi and Samsonite executed a letter agreement that permitted certain non-public material of Tumi to be maintained by Cleary Gottlieb until January 31, 2016. In such letter, Samsonite agreed that, if it made a proposal to Tumi while in possession of such material, such proposal would contain a mutual no-vote fee of 0.75% and would provide that the Tumi shareholder vote would not be required to occur more than ten business days prior to the Samsonite shareholder vote, that any marketing period for the Samsonite financing would be completed no later than five business days after approval of Samsonite shareholders and that no voting agreement would be required from Doughty Hanson or any other Tumi shareholder.

In early January 2016, Messrs. Griffith and Mardy and two other Tumi executives met with representatives of a major investment bank due to Tumi’s prior contacts with such investment bank (but which had not advised Tumi in connection with Samsonite and was not formally retained by Tumi) to discuss strategic alternatives for Tumi. In such meeting, the Tumi executives and such representatives explored various potential alternatives, including a leveraged share repurchase, acquisition of complementary companies/brands, a merger with a strategic partner or the sale of Tumi to a strategic buyer. After further discussion, Tumi determined to approach another company in the premium branded product industry, which we refer to as “Company A,” to determine its interest in a merger. Mr. Griffith met with the chief executive officer of Company A on February 3, 2016 to discuss the concept of such a combination. After such meeting, Company A did not respond to Mr. Griffith as had been anticipated and Mr. Griffith spoke with the chief executive officer of Company A by telephone on February 17, 2016. Following that conversation, there were no further discussions between Tumi and Company A.

On January 22, 2016, the Tumi board of directors met to discuss 2015 results and key issues affecting and strategic priorities of Tumi and to review a revised budget submission for 2016.

On January 29, 2016, Mr. Tainwala sent Mr. Griffith an e-mail that indicated an interest in “getting a deal done in the month of February” and requested an extension of the January 31, 2016 end date for Cleary Gottlieb to retain the non-public material of Tumi. On January 30, 2016, Mr. Griffith “respectfully declined” Mr. Tainwala’s extension request.

On February 1, 2016, when it appeared that Tumi and Samsonite did not have a productive path forward, the November 2015 engagement letter between Tumi and Goldman Sachs was terminated.

On February 8, 2016, Mr. Tainwala sent an e-mail to Mr. Griffith indicating that Samsonite had scheduled a board meeting for February 12, 2016 to discuss status “of our ongoing dialogue including the changes in the debt market to explore a path forward.”

On February 16, 2016, representatives of Morgan Stanley indicated to representatives of Goldman Sachs that a new Samsonite proposal would be forthcoming, and indicated potential pricing in the $24.00 per share range. The Morgan Stanley representatives were told, at the direction of Tumi, by the Goldman Sachs representatives that an offer at that level or below the November 9, 2015 proposal of $26.75 per share would be unlikely to lead to fruitful dialogue. On February 17, 2016, the Morgan Stanley representatives indicated a potential pricing of

$25.38 per share, and were again told, at the direction of Tumi, by the Goldman Sachs representatives that an offer at that level or below the November 9, 2015 proposal of $26.75 per share would be unlikely to lead to fruitful dialogue.

On February 18, 2016, Mr. Tainwala sent Mr. Griffith an e-mail indicating that Samsonite would be making a “new offer of $26.00”. Later that evening, Samsonite sent a formal letter to the Tumi board of directors proposing a merger transaction at $26.00 per Tumi share. Samsonite indicated that it was prepared to obtain financing commitments and perform confirmatory due diligence with a goal of “moving expeditiously toward signing of definitive documentation” by March 1, 2016. Mr. Parker also sent Mr. Griffith an e-mail indicating the Samsonite board of directors’ support for the proposal.

At a Tumi board of directors meeting held on February 19, 2016, the board of directors, together with representatives of Goldman Sachs and Skadden, discussed the February 18 Samsonite letter. The board of directors determined to have management and Skadden prepare a letter expressing the board of directors concerns and setting forth requirements for future engagement. At such meeting, after excusing Goldman Sachs and Skadden, the board of directors reviewed the status of the approach to Company A discussed above. The board of directors also considered the Company’s strategy and growth initiatives and a framework for identifying and evaluating merger and acquisition opportunities. Such framework included a process for defining operational objectives, creating a method for evaluating opportunities based on strategic priorities, such as customer demographics, brand differentiation and geographies and financial criteria, such as accretion analysis, leverage and available synergies and developing a list of potential target opportunities to evaluate using such framework. Given the subsequent occurrences, no specific further material alternatives were considered.

On February 22, 2016, Messrs. Gromek and Griffith sent a letter to Messrs. Tainwala and Parker, indicating that, in light of earlier events and the most recent communications regarding price, future engagement with Samsonite by Tumi would require adherence by Samsonite to “principles of speed and certainty.” The letter stated that any further discussions would only occur following receipt of a draft merger agreement “susceptible of execution,” financing commitment papers and a detailed timetable outlining the process through execution of a definitive agreement and thereafter between execution and consummation of a transaction.

On February 23, 2016, Cleary Gottlieb sent Skadden a letter which included a draft merger agreement, a draft of financing commitment papers, a timeline and a bringdown due diligence request list.

On February 25, 2016, Mr. Parker sent an e-mail to Messrs. Gromek and Griffith indicating that Samsonite’s board of directors “is fully committed to this transaction.”

At a Tumi board of directors meeting on February 26, 2016, the board of directors reviewed the status of the Samsonite $26.00 proposal, the draft merger agreement and the draft financing commitment papers. Representatives of Skadden and Goldman Sachs attended the meeting. The board of directors engaged in extensive discussion, both as an entire board and in executive session in which the two directors who are executive officers, other management and the Goldman Sachs representatives were excused, with respect to various aspects of the Samsonite proposal, including: the history of the discussions and Samsonite’s proposed $26.00 price; Tumi’s standalone business plan, including the potential upside to such plan and the potential risks to achieving the plan; and the potential ability to achieve value for stockholders in excess of Samsonite’s $26.00 bid, with consideration given to the time needed to potentially achieve such value and the risks associated with such pursuit. In executive session, the non-management directors came to a consensus that they had confidence in management’s ability to achieve the plan and produce upside over the price offered by Samsonite, although they recognized there were risks to such achievement, and then discussed communication with Samsonite and negotiating strategy, including what approach might reasonably help elicit a higher bid from Samsonite. Following such meeting, Messrs. Gromek and Griffith sent Messrs. Parker and Tainwala a letter indicating that the Tumi board of directors had “determined that it is not prepared to sell the Company at this time.”

On February 27, 2016, Messrs. Parker and Tainwala sent a letter to the Tumi board of directors presenting a “best and final offer of $26.75 per share.” The letter contained revised draft financing commitments for the financing at the higher price.

On February 29, 2016, the Tumi board of directors met to consider Samsonite’s February 27, 2016 proposal. The board of directors authorized Tumi management and advisors to take appropriate actions to negotiate and take other actions with respect to finalizing a draft definitive agreement for consideration by the board of directors.

On February 29, 2016, Skadden provided a revised draft of the merger agreement to Cleary Gottlieb. On March 1, 2016, Cleary Gottlieb provided a revised draft of such agreement to Skadden. On March 2, 2016, Skadden provided Cleary Gottlieb a list of unresolved points in the draft merger agreement, and provided Cleary Gottlieb a revised draft merger agreement.

On March 2, 2016, Tumi executed a letter that reengaged Goldman Sachs with effect from February 16, 2016.

On March 3, 2016, Cleary Gottlieb provided Skadden a further revised draft merger agreement.

During the trading day in Hong Kong on Thursday, March 3, 2016, rumors of an impending transaction occurred. In calls late Wednesday night (New York City time), March 2, 2016 and early Thursday morning (New York City time), March 3, 2016, Tumi indicated to Samsonite that while it would consider the proposal at a board of directors meeting scheduled to be held during the business day on Thursday, March 3 in New York, Tumi would not accelerate its timeline to review and consider such proposal earlier than its scheduled board of directors meeting. On Thursday afternoon (Hong Kong time), March 3, trading of Samsonite stock on the HKSE was halted.

On March 3, 2016, the Samsonite board of directors unanimously approved the merger agreement and Samsonite provided Tumi with a copy of a commitment letter for the financing capable of execution by Samsonite concurrently with the execution of the merger agreement.

At a meeting beginning in the morning on March 3, 2016, the Tumi board of directors met to consider the Samsonite offer and the terms of the draft merger agreement. During such session, representatives of Goldman Sachs described updates that had occurred since the prior board of directors meeting, including the rumors of an impending transaction involving Tumi, the Hong Kong trading halt and the approval of the transaction by Samsonite’s board of directors. Skadden representatives made a presentation on applicable legal issues and provided, with reference to material previously distributed to the board of directors, a detailed description of various provisions of the draft merger agreement. Representatives of Goldman Sachs reviewed with the Tumi board of directors its financial analysis of the merger consideration contemplated by the merger agreement. Tumi management indicated that no inquiries had been made by other potential acquirors, including after the circulation of rumors of the transaction the prior day. Early that afternoon, after discussion, the board of directors determined to adjourn the meeting to permit the merger agreement negotiations to be finalized.

The Tumi board of directors reconvened at 4:15 pm (New York City time) on Thursday, March 3, 2016. As a first order of business, the Tumi board of directors considered and adopted a revision to Tumi’s bylaws that establishes personal jurisdiction of the state and federal courts located within the State of Delaware in connection with certain actions brought by Tumi stockholders in a court other than a court located in the State of Delaware. Subsequently, after receiving updates of the status of merger agreement negotiations, representatives of Goldman Sachs delivered the oral opinion of Goldman Sachs to the Tumi board of directors, which was subsequently confirmed by delivery of a written opinion dated as of March 3, 2016, that, as of such date and based upon and subject to the factors, assumptions, considerations, limitations and other matters set forth in such opinion, the $26.75 in cash, without interest per share merger consideration to be received by the holders of Tumi common stock, other than Samsonite and its affiliates, pursuant to the merger agreement was fair, from a financial point of view, to such holders as more fully described below under the caption “—Opinion of Goldman Sachs”. The board of directors unanimously determined to approve the merger agreement. The merger agreement was executed by both parties at approximately 5:45 pm (New York City time) on March 3, 2016.

Recommendation of the Tumi Board of Directors and Reasons for the Merger

Recommendation of the Tumi Board of Directors

The Tumi board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Tumi and its stockholders, approved the merger agreement and the merger, determined and resolved to recommend that the Tumi stockholders adopt the merger agreement and directed that the adoption of the merger agreement be submitted to a vote of the stockholders of Tumi.

The Tumi board of directors unanimously recommends that you vote (1) “FOR” the adoption the merger agreement; (2) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable by Tumi to its named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Reasons for the Merger

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Tumi board of directors consulted with Tumi management and representatives of Goldman Sachs and Skadden. In recommending that stockholders vote in favor of adoption of the merger agreement, the board of directors considered a number of factors, including the following (which factors are not necessarily presented in order of relative importance):

•	The fact that the all-cash merger consideration will provide certainty of value and liquidity to stockholders, while eliminating the effect of long-term business and execution risk to stockholders.

•	The relationship of the $26.75 per share merger consideration to the trading price of the common stock, including that the per share merger consideration constituted a premium of:

¡	Approximately 32.9% to the closing price of Tumi’s common stock on March 2, 2016, the last trading day prior to the date on which Tumi entered into the merger agreement. The joint press release issued by Tumi and Samsonite also noted that the per share merger consideration constituted a premium of approximately 38% to Tumi’s volume weighted average price of $19.34 per share for the five days up to and included March 2, 2016, the last trading day prior to market rumors of a potential transaction.

¡	Approximately 55.7% to the 3-month volume weighted average price, 55.1% to the 6-month volume weighted average price and 42.7% to the one-year value weighted average price of the Tumi common stock.

•	The multiples to revenues and earnings before interest, taxes, depreciation and amortization implied by the $26.75 per share merger consideration.

•	The financial analysis presentations of Goldman Sachs in connection with the merger and the oral opinion of Goldman Sachs to the Tumi board of directors, subsequently confirmed by delivery of a written opinion dated as of March 3, 2016, that, as of such date and based upon and subject to the factors, assumptions, considerations, limitations and other matters set forth in such opinion, the $26.75 in cash, without interest per share merger consideration to be received by the holders of Tumi common stock, other than Samsonite and its affiliates, pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below under the caption “—Opinion of Goldman Sachs.”

•	The terms of the merger agreement and the related agreements, including:

¡	The ability of the parties to consummate the merger, including the fact that Samsonite’s obligation to complete the merger is not conditioned upon receipt of financing and that Samsonite has obtained a debt commitment letter from reputable banks that is on customary and commercially reasonable terms;

¡	Tumi’s ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding alternative acquisition proposals;

¡	Tumi’s ability to terminate the merger agreement in order to accept a superior proposal, subject to Samsonite’s ability to match such superior proposal and subject to paying Samsonite a termination fee of $54.7 million and other conditions of the merger agreement;

¡	Tumi’s entitlement to specific performance to prevent breaches of the merger agreement;

¡	That the merger is subject to the approval of a majority of the outstanding stock of Tumi;

•	The Tumi board of directors’ view that the merger agreement was the product of arm’s-length negotiation and contained customary terms and conditions.

•	Based on the board of directors’ understanding of Tumi’s business and operations and its current and historical results of operations, financial prospects and conditions, it reviewed Tumi’s strategic and financial alternatives. It viewed such alternatives to be to continue to develop the Company’s brand strategy, to seek potential merger and acquisition opportunities consistent with such strategy (none of such opportunities were considered as a specific alternative to the board of directors’ decision to approve the merger with Samsonite) and to further implement financial alternatives, such as the buyback program announced on November 4, 2015. During such review, the Tumi board of directors determined that such strategic and financial alternatives were not sufficiently likely to produce, on a risk-adjusted basis, values that would materially exceed the current all-cash consideration offered by Samsonite.

•	The Tumi board of directors’ view that the terms of the merger agreement would be unlikely to deter interested third parties from making a superior proposal, including the merger agreement’s terms and conditions as they relate to changes in the recommendation of the Tumi board of directors and the belief that the $54.7 million termination fee potentially payable to Samsonite is reasonable in light of the circumstances, consistent with or below fees in comparable transactions and not preclusive of other offers (see the sections captioned “Proposal 1: Adoption of the Merger Agreement—Other Covenants and Agreements—Non-Solicitation; Acquisition Proposals” and “ Proposal 1: Adoption of the Merger Agreement—Other Covenants and Agreements—Tumi Stockholders Meetings”).

The Tumi board of directors also considered a number of uncertainties and risks concerning the merger, including the following (which factors are not necessarily presented in order of relative importance):

•	The risks and costs to Tumi if the merger does not close, including the diversion of management and employee attention, and the potential effect on our business and relationships with customers and suppliers.

•	The fact that stockholders of Tumi will not participate in any future earnings or growth of Tumi and will not benefit from any appreciation in value of Tumi.

•	The requirement that Tumi pay Samsonite a termination fee of $54.7 million under certain circumstances following termination of the merger agreement, including if the Tumi board of directors terminates the merger agreement to accept a superior proposal.

•	The restrictions on the conduct of Tumi’s business prior to the consummation of the merger, including the requirement that Tumi conduct business in the ordinary course, subject to specific limitations, which may delay or prevent Tumi from undertaking business opportunities that may arise before the completion of the merger and that, absent the merger agreement, Tumi might have pursued.

•	The fact that an all cash transaction would be taxable to Tumi’s stockholders that are U.S. persons for U.S. federal income tax purposes.

•	The fact that under the terms of the merger agreement, Tumi is unable to solicit other acquisition proposals during the pendency of the merger.

•	The significant costs involved in connection with entering into the merger agreement and completing the merger and the substantial time and effort of Tumi management required to complete the merger, which may disrupt Tumi’s business operations.

•	The risk that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on the trading price of Tumi common stock.

•	The fact that the completion of the merger will require antitrust clearance in the United States and Germany.

•	The fact that Tumi’s directors and officers may have interests in the merger that may be different from, or in addition to, those of Tumi’s other stockholders (see below under the caption “—Interests of the Company’s Directors and Executive Officers in the Merger”).

•	The fact that the announcement and pendency of the merger, or the failure to complete the merger, may cause substantial harm to Tumi’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, sales and other personnel), vendors and customers and may divert employees’ attention away from Tumi’s day-to-day business operations. The board of directors recognized that such factors could cause Tumi’s business, sales, operations and financial results to suffer during the executory period or in the event the merger was not consummated.

•	The risk that the requisite Samsonite shareholder approval in accordance with the applicable law of Luxembourg and the HKSE listing rules will not be obtained.

•	In determining to accept the $26.75 per share merger consideration, the Tumi board of directors was aware of the “indicative value” discussed in Samsonite’s May 12, 2015 indication of interest and the ranges discussed in the September 1, 2015 letter from Samsonite as well as the fact that such values or ranges had never been in the form of a definitive offer susceptible of acceptance. The board of directors also was aware of the changes in the Company’s operations and prospects, the industry and general economic and financial conditions since such values or ranges were discussed, as well as the termination of negotiations in October 2015 and December 2015. In making its decision, the Tumi board of directors considered such background factors as well as all of the other factors expressed in this section entitled “Reasons for the Merger.”

The foregoing discussion is not meant to be exhaustive, but summarizes many, if not all, of the material factors considered by the Tumi board of directors in its consideration of the merger. After considering these and other factors, the Tumi board of directors concluded that the potential benefits of the merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Tumi board of directors and the complexity of these factors, the Tumi board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Tumi board of directors applied his or her own personal business judgment to the process and may have assigned different weights to different factors. The Tumi board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommends that stockholders adopt the merger agreement based upon the totality of the information presented to and considered by the board of directors.

Opinion of Goldman Sachs

Goldman Sachs rendered its opinion to the board of directors that, as of March 3, 2016 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than Samsonite and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 3, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. The summary of the Goldman Sachs opinion provided is qualified in its entirety by reference to the full text of the written opinion. Goldman Sachs provided its advisory services and opinion for the information and assistance of the Company board of directors in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of shares of Company common stock should vote with respect to the merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the four fiscal years ended December 31, 2015;

•	the Company’s Registration Statement on Form S-1, including the prospectus contained therein dated April 13, 2012 relating to the initial public offering of the common stock of the Company, and the related final prospectus dated April 18, 2012;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company, including the Tumi Revised Projections discussed under the section entitled “—Projected Financial Information,” which Tumi Revised Projections were prepared by its management, approved for Goldman Sachs’s use by the Company and are referred to in this section as the “forecasts.”

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, reviewed the reported price and trading activity for the shares of Company common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the luggage and branded accessories sectors and in other sectors; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the Company board of directors, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Company board of directors that the forecasts had been reasonably prepared on a basis reflecting the best available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’s opinion does not address the underlying business decision of the Company to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. Goldman Sachs’s opinion addresses only the fairness from a financial point of view to the holders (other than Samsonite and its affiliates) of shares of Company common stock, as of the date of its opinion, of the merger consideration to be paid to such holders pursuant to the merger agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger, whether relative to the merger consideration to be paid to such holders (other than Samsonite and its affiliates) pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or viability of the Company or Samsonite or the ability of the Company or Samsonite to pay their respective obligations when they come due. Goldman Sachs’s opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to Goldman Sachs as of the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’s opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Company board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 2, 2016, the last trading day before the public announcement of the merger, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Company common stock. In addition, Goldman Sachs analyzed the consideration to be paid to holders of Company common stock pursuant to the merger agreement in relation to (1) the closing price as of March 2, 2016, the last trading day before the public announcement of the merger agreement, (2) the latest twelve months high and low market prices, (3) the twelve-month volume weighted average price and (4) the volume weighted average price since the Company’s initial public offering.

This analysis indicated that the price per share to be paid to Company stockholders pursuant to the merger agreement represented:

•	a premium of 32.9% based on the market closing price of $20.13 per share on March 2, 2016;

•	a premium of 5.8% based on the 52-week high market closing price of $25.29 per share for the period ending March 2, 2016;

•	a premium of 73.4% based on the 52-week low market closing price of $15.43 per share for the period ending March 2, 2016;

•	a premium of 42.7% based on the volume-weighted average price of $18.75 per share for the one year ended March 2, 2016; and

•	a premium of 28.3% based on the volume-weighted average price of $20.86 per share since the Company’s initial public offering.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future value per share of Company common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For purposes of this analysis, using the forecasts, Goldman Sachs calculated the illustrative future value per share of Company common stock for the start of each of the fiscal years 2017, 2018 and 2019 by applying illustrative next twelve month price to earnings, or “Forward P/E,” multiples ranging from 17.0x to 21.0x to estimated earnings per share of Company common stock for the fiscal years 2017, 2018 and 2019, discounting back to March 3, 2016, using a discount rate of 9.5%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs assumed, at the direction of the Company, that beginning in 2017 the Company would use excess cash to pay down debt and repurchase shares. This analysis resulted in an illustrative range of implied present values of $20.91 to $31.55 per share of Company common stock.

Illustrative Discounted Cash Flow Analysis. Using the forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company. Goldman Sachs used discount rates ranging from 9.0% to 11.0% derived by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the Company, as well as certain financial metrics for the United States financial markets generally. Using these discount rates and using the mid-year convention, Goldman Sachs discounted to present value as of March 2, 2016 (i) estimates of unlevered free cash flow for the Company for the years 2016 through 2024, and (ii) a range of illustrative terminal values for the Company, which were calculated by applying an illustrative range of perpetuity growth rates ranging from 2.0% to 3.5% to a terminal year estimate of the unlevered free cash flow to be generated by the Company, as reflected in the forecasts (which analysis implied exit terminal year EBITDA multiples ranging from 7.4x to 12.2x). Goldman Sachs then derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then added to the range of illustrative enterprise values it derived for the Company the amount of net cash of the Company as set forth in its latest consolidated balance sheet at December 31, 2015 to calculate a range of present values of illustrative equity values of the Company as of December 31, 2015, in each case, as provided by the management of the Company. Goldman Sachs then divided the range of illustrative equity values by the estimated number of the shares of Company common stock outstanding on a diluted basis using the treasury stock method as of March 2, 2016, as provided by management of the Company, to calculate an illustrative range of per-share equity values. This analysis resulted in an illustrative range of present values of $21.80 to $33.27 per share of Company common stock.

Selected Transactions Analysis. Goldman Sachs analyzed certain publicly available information relating to the below selected transactions in the luggage and branded accessory sectors since April 2004.

Although none of the selected transactions is directly comparable to the proposed merger, the selected transactions involved luggage and branded accessories transactions with transaction values in a range similar to the transaction value of the contemplated merger. As such, for the purposes of this analysis, the selected transactions may be considered similar to the proposed merger.

For each of the selected transactions, Goldman Sachs calculated the multiple of the enterprise value of the target company using the consideration to be paid in the transaction to the target company’s last twelve months, which we refer to as “LTM,” earnings before interest, taxes, depreciation and amortization, which we refer to as “EBITDA.”

The following tables present the results of this analysis:

Selected Transactions
Date Announced	Acquiror	Target	Enterprise Value/ LTM EBITDA
April 2004	VF Corporation	Vans, Inc.	15.2x
October 2004	Doughty Hanson & Co.	Tumi, Inc.	11.9x
November 2004	Lion Capital LLP	Jimmy Choo PLC	13.5x
February 2007	TowerBrook Capital Partners, L.P.	Jimmy Choo PLC	13.7x
April 2007	PPR SA	Puma SE	12.2x
October 2007	CVC Capital Partners	Samsonite International S.A.	15.6x
April 2008	LVMH Moët Hennessy Louis Vuitton SE	Hublot S.A.	12.0x
May 2010	Jones Apparel Group, Inc.	Stuart Weitzman Holdings, LLC	8.0x
October 2010/ December 2011	LVMH Moët Hennessy Louis Vuitton SE	Hermès International S.A.	12.4x
November 2011	PPR SA	Brioni S.p.A.	19.4x
July 2012	Teachers’ Private Capital	Helly Hansen AS	14.1x
September 2014	Mill Road Capital Management LLC and The Blackstone Group L.P.	R.G. Barry Corporation	10.4x

Metric	Selected Transactions		Proposed Transaction
	Range	Median
Enterprise Value/ LTM EBITDA	8.0x –19.4x	12.4x	13.8x

Based on its review of the selected transactions and its professional judgment and experience, Goldman Sachs applied illustrative Enterprise Value/LTM EBITDA multiples ranging from 10.0x to 16.0x to the Company’s LTM EBITDA to derive illustrative values per share of Company common stock ranging from $20.00 to $30.50.

Premia Paid Analysis. Goldman Sachs reviewed the premiums paid in the 278 transactions with U.S. targets with transaction values between $500 million and $5 billion with cash consideration that were announced between January 1, 2011 and March 2, 2016. With respect to each of these transactions, Goldman Sachs calculated the one-day premium represented by the announced per share transaction price to the closing price of the target company’s common stock on the last trading day before the public announcement of the transaction. Goldman Sachs excluded transactions where the one-day premium exceeded 200% because of the small absolute share price in those transactions. Goldman Sachs calculated the median premium of all remaining transactions reviewed as 27.6%, and the premium offered in the proposed transaction as 32.9%. Based on its review of the implied premia for these transactions and its professional judgment and experience, Goldman Sachs applied illustrative premia ranging from 25.0% to 35.0% to the closing price of shares of Company common stock as of March 2, 2016 to derive illustrative values per share of Company common stock ranging from $25.00 to $27.00.

General. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’s opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’s providing its opinion to the Company board of directors as to the fairness from a financial point of view of the $26.75 in cash, without interest per share of Company common stock to be paid to the holders (other than Samsonite and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration to be paid pursuant to the merger agreement was determined through arm’s-length negotiations between the Company and Samsonite and was approved by the Company board of directors. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’s opinion to the Company board of directors was one of many factors taken into consideration by the Company board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Samsonite, any of their respective affiliates and third parties including DHC Limited, an affiliate of Doughty Hanson & Co., a significant stockholder of the Company, which we refer to as “DHC,” and its affiliates and portfolio companies or any currency or commodity that may be involved in the contemplated merger. Goldman Sachs has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. Goldman Sachs has also provided certain financial advisory and/or underwriting services to DHC and/or its affiliates and portfolio companies from time to time for which Goldman Sachs’s Investment Banking Division has received, and may receive, compensation, including having acted as a bookrunner and placement agent in connection with the sale of 46.9 million shares of common stock of HellermannTyton Group PLC by an affiliate of DHC and other shareholders in March 2014; and as sole bookrunner with respect to a tap issuance by TMF Group Holding B.V., a portfolio company of DHC, of its Floating Rate Senior Notes due 2018 (aggregate principal amount of €45 million) and its 9.875% Senior Notes due 2019 (aggregate principal amount of €25 million) in July 2014. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Samsonite, DHC and its portfolio companies and their respective affiliates for which Goldman Sachs’s Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with DHC and its affiliates from time to time and may have invested in limited partnership units of affiliates of DHC from time to time and may do so in the future. During the two year period ended March 3, 2016, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division directly to DHC and/or to its affiliates and portfolio companies (which may include companies that are not controlled by DHC) of approximately $2 million. During the two year period ended March 3, 2016, the Investment Banking Division of Goldman Sachs has not been engaged by Tumi, Samsonite or any of their respective affiliates to provide financial advisory or underwriting services for which Goldman Sachs has received compensation.

The Company board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated November 13, 2015, the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $21.0 million, all of which is contingent upon consummation of the merger. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Projected Financial Information

Tumi does not normally publicly disclose long-term projections as to future revenue, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the evaluation of the merger, Tumi provided the Tumi board of directors, Samsonite and their respective advisors with certain non-public, unaudited non-GAAP stand-alone financial forecasts that were prepared by management of Tumi and which were not prepared with a view to public disclosure. A summary of such unaudited non-GAAP prospective financial information is included in the tables below. The projections for 2016 through 2019 were first prepared in November 2015 (the “Tumi November Projections”) based on Tumi’s annual budget planning process discussed at an October 30, 2015 meeting of the Tumi board of directors. The projections were revised (the “Tumi Revised Projections,” and, together with the Tumi November Projections, the “Tumi Management Projections”) based on the 2016 final budget adopted by the Tumi board of directors on January 22, 2016. Such final budget differed from the preliminary budget presented to the Tumi board of directors on October 30, 2015 based on a reassessment that took into account actual 2015 comparable store sales in the United States and developments in traffic trends, a view that the 2016 macroeconomic climate would remain uncertain, that revenue growth would be restrained given the current global retail climate, and challenges in the Company’s e-commerce area. The Tumi Management Projections are not a reliable indication of future results, and Tumi and its management team and advisors do not endorse the projections as such, and they do not make any representation to readers of this document concerning the ultimate performance of Tumi or the combined company compared to the Tumi Management Projections. Tumi is including the Tumi Management Projections in this document solely because it was among the financial information made available to the Tumi board of directors, Goldman Sachs, and Samsonite and its advisors in connection with their evaluation of the merger, and not to influence your decision on how to vote on any proposal.

The following table summarizes the Tumi Management Projections, including the Tumi Revised Projections used by the Tumi board of directors for purposes of its consideration of the merger and approved by Tumi for Goldman Sachs’ use and reliance for purposes of their financial analysis and opinion, Goldman Sachs was directed by Tumi to rely solely on the Tumi Revised Projections for purposes of their analysis and opinion.

	Tumi November Projections
	2015E	2016E	2017E	2018E	2019E
	(in millions, except per share data)
Sales	$558.9	$643.2	$725.7	$826.3	$943.5
Adjusted EBITDA	119.9	137.1	157.7	187.0	220.1
Adjusted Net Income	64.3	76.7	91.1	109.2	131.3
Adjusted EPS	0.95	1.16	1.44	1.79	2.23

	Tumi Revised Projections
	2016E	2017E	2018E	2019E
	(in millions, except per share data)
Sales	$585.2	$658.8	$749.3	$853.4
Adjusted EBITDA	126.4	144.5	170.3	200.1
Adjusted Net Income	68.2	83.1	99.5	119.0
Adjusted EPS	1.04	1.32	1.62	2.01

In connection with the discounted cash flow analyses performed by Goldman Sachs and discussed at page [35], the Company provided Goldman Sachs with Tumi management’s projections of free cash flow, capital expenditures and change in net working capital. Such cash flow projections do not include an add-back for stock based compensation. Set forth below are projected capital expenditures, change in net working capital and free cash flow data for the years 2016 through 2019.

	2016	2017	2018	2019
	(in millions of dollars)
Capital Expenditures	25	31	30	30
Increase (Decrease) in Net Working Capital	0	13	13	17
Free Cash Flow	68	59	79	99

The foregoing projections include “Adjusted EBITDA,” “Adjusted Net Income” and “Adjusted EPS,” which are non-GAAP financial measures. These non-GAAP financial measures are important supplemental measures for Tumi’s internal reporting, including for its board of directors and management, and are key measures used to evaluate profitability and operating performance. Tumi believes such measures, when viewed in conjunction with its consolidated financial statements, consistency and comparability with Tumi’s past financial performance, facilitate period-to-period comparisons of operating performance and may facilitate comparisons with other companies. Tumi uses these measures in conjunction with GAAP operating performance measures as part of its overall assessment of its performance. Undue reliance should not be placed on these measures as Tumi’s only measures of operating performance, nor should such measures be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Non-GAAP financial measures as used by Tumi may not be comparable to similarly titled amounts used by other companies. The following table provides a reconciliation of such non-GAAP financial measures to GAAP financial measures.

Tumi November Projections Non-GAAP Reconciliation

	2015E	2016E	2017E	2018E	2019E
Revenue	$558.9	$643.2	$725.7	$826.3	$943.5
(-) COGS	(229.2)	(253.2)	(283.2)	(320.6)	(363.2)
Gross Profit	329.7	390.0	442.5	505.7	580.3
(-) SG&A Excluding D&A	(212.2)	(252.9)	(284.8)	(318.8)	(360.2)
EBITDA	117.4	137.1	157.7	187.0	220.1
(+) Restructuring Charges	2.5	-	-	-	-
Adjusted EBITDA	119.9	137.1	157.7	187.0	220.1
(-) D&A	(21.0)	(21.0)	(21.2)	(24.8)	(28.4)
EBIT	96.4	116.1	136.5	162.2	191.7
(+) Earnings from JV	0.6	-	-	-	-
(-) Other Expense	(0.2)	(1.0)	(1.1)	(1.3)	(1.4)
(-) Interest Expense	(0.5)	0.2	0.5	0.9	1.4
Profit Before Taxes	96.4	115.4	135.9	161.8	191.7
(-) Taxes	(33.7)	(38.6)	(44.8)	(52.6)	(60.4)
Net Income	62.6	76.7	91.1	109.2	131.3
(+) Restructuring Charges	1.6	-	-	-	-
Adjusted Net Income	64.3	76.7	91.1	109.2	131.3
Diluted Shares	67.9	66.0	63.1	61.1	58.9
Diluted EPS	0.95	1.16	1.44	1.79	2.23

Tumi Revised Projections Non-GAAP Reconciliation

	2016E	2017E	2018E	2019E
Revenue	$585.2	$658.8	$749.3	$853.4
(-) COGS	(228.3)	(254.9)	(287.8)	(324.9)
Gross Profit	356.9	403.9	461.4	528.5
(-) SG&A Excluding D&A	(234.0)	(259.3)	(291.1)	(328.4)
EBITDA	122.9	144.5	170.3	200.1
(+) Restructuring Charges	3.5	-	-	-
Adjusted EBITDA	126.4	144.5	170.3	200.1
(-) D&A	(25.0)	(19.5)	(22.3)	(25.7)
EBIT	98.0	125.0	148.1	174.4
(+) Earnings from JV	-	-	-	-
(-) Other Expense	1.3	(0.5)	(0.6)	(0.6)
(-) Interest Expense	(0.2)	(0.5)	(0.1)	(0.1)
Profit Before Taxes	99.0	124.0	147.4	173.7
(-) Taxes	(33.1)	(40.9)	(47.9)	(54.7)
Net Income	65.9	83.1	99.5	119.0
(+) Restructuring Charges	2.3	-	-	-
Adjusted Net Income	68.2	83.1	99.5	119.0
Diluted Shares	65.4	62.8	61.3	59.2
Diluted EPS	1.04	1.32	1.62	2.01

Financing

In connection with signing the merger agreement, Samsonite has delivered to Tumi a copy of the executed debt commitment letter, dated as of March 3, 2016, providing for debt financing as described by such debt commitment letter, pursuant to which, upon the terms and subject to the conditions set forth therein, the financing sources party thereto have agreed to lend the amounts set forth therein, in an aggregate principal amount up to approximately $2.425 billion. The proceeds of the debt financing are to be used for the purposes of financing the merger, refinancing certain existing Samsonite indebtedness, payment of related transaction fees and expenses and general corporate purposes. Samsonite must use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and to obtain, or cause to be obtained, the proceeds of the debt financing on the terms and conditions described in the commitment documents. Tumi must use its reasonable best efforts to, and must cause its subsidiaries to, and must use reasonable best efforts to cause their respective representatives to provide all cooperation that is necessary, proper or advisable in connection with the debt financing as may be reasonably requested by Samsonite.

On April 18, 2016, Samsonite announced it had completed syndication and allocation of the debt financing on April 13, 2016.

Interests of the Company’s Directors and Executive Officers in the Merger

The Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Tumi board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. These interests are described below.

For purposes of each of the Company agreements described below, the completion of the merger will constitute a “change in control”, “change of control” or term of similar meaning with respect to the Company.

As of the date of this proxy statement, no executive officer or director of Tumi has any arrangement with respect to future employment with Samsonite nor has the prospect of any such arrangement been communicated to any executive officer or director of Tumi.

Treatment of Outstanding Equity and Equity-Based Awards

Accelerated Vesting, Cancellation and Cash-Out of Equity and Equity-Based Awards Granted by the Company

The merger agreement provides that, at the effective time:

•	Each Company stock option that is outstanding and unexercised immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled in exchange for an amount in cash equal to the product of (i) the total number of shares of Company common stock underlying such Company stock option multiplied by (ii) the excess, if any, of $26.75 over the exercise price per share of such Company stock option, without interest and less applicable taxes; provided that any such Company stock option with respect to which the per-share exercise price subject thereto is equal to or greater than $26.75 will be cancelled in exchange for no consideration.

•	Each Company service RSU that is outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled in exchange for an amount in cash equal to the product of (i) the number of shares of Company common stock underlying such Company service RSU multiplied by (ii) $26.75, without interest and less applicable taxes.

•	Each Company performance RSU that is outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled in exchange for an amount in cash equal to the product of (i) the number of shares of Company common stock underlying such Company performance RSU based on the target level of performance multiplied by (ii) $26.75, without interest and less applicable taxes.

As permitted by the merger agreement, the Company’s five non-employee directors were granted restricted cash awards on May 2, 2016 in lieu of the annual grant of restricted stock units as part of the directors’ normal compensation. The cash awards will vest on the one year anniversary of grant or, if sooner, will accelerate on completion of the merger.

Quantification of Outstanding Equity and Equity-Based Awards

The table below sets forth the estimated amounts that each Company director and executive officer would be eligible to receive (without subtraction of applicable withholding taxes) in connection with the merger with regard to each unvested Company stock option, Company service RSU and Company performance RSU held by the director or executive officer, assuming that the completion of the merger occurs on [July 31, 2016]. Depending on when the merger is completed, certain outstanding awards shown in the table below may become vested in accordance with their terms prior to the completion of the merger or, in the case of Company stock options, may be exercised by the director or executive officer prior to the completion of the merger. Further information regarding the named executive officers may be found in the section entitled “—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page [●].

	Company Stock Options(1)		Company Service RSUs		Company Performance RSUs		Restricted Cash Awards(2)
Non-Employee Directors	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)	($)	Total Value ($)
Ms. Bennett	-	-	-	-	-	-	80,000	80,000
Mr. Fielding	-	-	-	-	-	-	80,000	80,000
Mr. Gromek	-	-	-	-	-	-	80,000	80,000
Mr. Johnson	-	-	-	-	-	-	80,000	80,000
Mr. Smith	1,559	5,098	-	-	-	-	80,000	85,098

Named Executive Officers(3)
Mr. Griffith	99,464	415,549	57,498	1,538,072	89,985	2,407,099	-	4,360,720
Mr. Mardy	39,141	200,298	16,433	439,583	20,248	541,634	-	1,181,515
Mr. Hurwitz	31,312	160,235	9,095	243,291	16,198	433,297	-	836,823
Mr. Gray	41,695	139,174	9,095	243,291	16,198	433,297	-	815,762
Mr. Riley	13,072	44,776	8,522	227,964	13,511	361,419	-	634,159

(1)	Ms. Bennett holds stock options in respect of 390 shares of Company common stock and Messrs. Gromek and Johnson each hold stock options in respect of 1,560 shares of Company common stock, which options will vest on May 24, 2016. If such stock options were unvested on July 31, 2016, the value of the awards would be as follows: Ms. Bennett, $1,022, Mr. Gromek, $4,087 and Mr. Johnson, $4,087.

(2)	Includes restricted cash awards made to non-employee directors in the amount of $80,000 on May 2, 2016. All such awards are scheduled to vest on the one year anniversary of the grant date but may accelerate sooner upon completion of the merger.

(3)	Includes amounts in respect of awards recommended at the February 18, 2016 meeting of the Compensation Committee of the Company board of directors and approved at the February 19, 2016 meeting of the Company board of directors. Such grants were consistent with the Company’s regular practice of making annual equity grants at a board of directors meeting preceding the public release of year end results, were effective on the third business day after the release of such results and were in amounts developed with the Compensation Committee’s independent compensation consultant, generally consistent with the prior year’s grants.

Payments to Executives upon Termination Following Change in Control

Executive Officer Severance

Each of the Company’s current executive officers is eligible to receive severance payments and benefits upon a qualifying termination of employment that occurs during a specified period after the completion of the merger in accordance with the terms of the executive officer’s employment agreement. The receipt of such severance payments and benefits is conditioned upon the executive officer’s execution of a separation agreement and general release of claims in favor of the Company.

Mr. Jerome Griffith

Mr. Griffith’s employment agreement, as amended and restated in March 2015, provides for severance benefits payable in the event of his termination in the circumstances described below, subject to the execution of a general release of claims. In addition to these benefits, upon termination for any reason, Mr. Griffith will be entitled to receive amounts accrued under the employment agreement, including any accrued but unpaid base salary and accrued but unused vacation. If Mr. Griffith’s employment is terminated without “cause”, or if he resigns for “good reason” within two years following a change of control (the definition of which includes the merger), Mr. Griffith will be paid severance in a lump sum equal to his annual base salary for 36 months plus three times his annual target bonus, and COBRA premiums for up to 36 months.

For purposes of Mr. Griffith’s employment agreement “good reason” will generally be deemed to exist in the event of Mr. Griffith’s resignation from employment with the Company as a result of the occurrence, without his written consent, of any of the following: (i) a material diminution in Mr. Griffith’s base salary; (ii) a material diminution in Mr. Griffith’s position, authority or responsibilities in effect immediately prior to such change, or Mr. Griffith no longer reporting to the Company board of directors or all employees no longer reporting to Mr. Griffith or his designee; (iii) relocation of Mr. Griffith’s primary work location by more than 50 miles from its then current location, which relocation also materially increases Executive’s commute time or (iv) a material breach of his employment agreement by the Company.

Mr. Griffith’s employment agreement generally defines “cause” as (i) Mr. Griffith’s gross negligence as to a material matter or willful misconduct in the performance of his required duties and services; (ii) Mr. Griffith’s conviction of, or plea of guilty or nolo contendre to, a felony or crime involving moral turpitude (or any similar crime outside the United States); (iii) Mr. Griffith’s willful refusal to perform the duties and responsibilities required of him which remains uncorrected for thirty (30) days following written notice to Mr. Griffith by the Company of such breach; (iv) Mr. Griffith’s material breach of any provision of his employment agreement or the Company’s policies on confidentiality, nondisclosure, conflicts of interest, discrimination or harassment, which remains uncorrected for thirty (30) days following written notice to Mr. Griffith by the Company of such breach; (v) any act of fraud or embezzlement, or any material misappropriation or dishonesty as to a material matter committed by Mr. Griffith against the Company; or (vi) misconduct tending to bring the Company and/or any of the Company’s affiliates into substantial public disgrace or disrepute.

Other Executive Officers

The employment agreements for the named executive officers other than Mr. Griffith, as amended and restated, or entered into in March 2015, provide for severance benefits payable in the event of a termination of the executive’s employment in the circumstances described below, subject to the execution of a general release of claims. In addition to these benefits, upon termination for any reason, the executive will be entitled to receive accrued but unpaid base salary. If any executive’s employment is terminated without “cause” or if the executive resigns for “good reason” within two years following a change of control (the definition of which includes the merger), the executive will be paid severance in a lump sum equal to his annual base salary for 24 months plus two times his annual target bonus, and COBRA premiums for up to 24 months.

For purposes of these employment agreements, “good reason” will generally be deemed to exist in the event of the executive’s resignation from employment with the Company as a result of the occurrence, without the executive’s written consent, of any of the following: (i) a material diminution in the executive’s base salary; (ii) a material diminution in the executive’s position, authority or responsibilities in effect immediately prior to such change; (iii) relocation of the executive’s primary work location by more than 50 miles from its then current location, which relocation also materially increases the executive’s commute time; or (iv) a material breach of his employment agreement by the Company. For Mr. Riley’s employment agreement, “good reason” will also exist in the event Mr. Mardy ceases to be employed by the Company as Chief Financial Officer and within ninety days of such event, Mr. Riley resigns his employment with the Company unless his employment is terminated by the Company for cause or Mr. Riley is offered the position of Chief Financial Officer of the Company.

For purposes of these employment agreements, “cause” generally means: (i) the executive’s gross negligence or willful misconduct in the performance of the duties and services required of the executive; (ii) the executive’s conviction of, or plea of guilty or nolo contendre to, a felony or crime involving moral turpitude (or any similar crime outside the United States); (iii) the executive’s willful refusal to perform the duties and responsibilities required of the executive which remains uncorrected for thirty (30) days following written notice to the executive by the Company of such breach; (iv) the executive’s material breach of any provision of his employment agreement or the Company’s policies on confidentiality, nondisclosure, conflicts of interest, discrimination or harassment, which remains uncorrected for thirty (30) days following written notice to the executive by the Company of such breach; (v) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the executive against the Company; or (vi) misconduct tending to bring the Company and/or any of the Company’s affiliates into substantial public disgrace or disrepute.

Quantification of Severance for Executive Officers

The following table summarizes the cash severance payments that each executive officer would be entitled to receive under the arrangements described in this “—Payments to Executives upon Termination Following Change in Control” section, assuming that the completion of the merger occurs on July 31, 2016, and that each executive officer experiences a simultaneous qualifying termination of employment. The following table does not replicate information already disclosed in the table above under the heading “—Quantification of Outstanding Equity and Equity-Based Awards.”

	Cash Severance ($)(1)	Non-Cash Severance Benefits ($)(2)	Total ($)
Named Executive Officers
Mr. Griffith	5,310,000	66,686	5,376,686
Mr. Mardy	1,500,000	29,554	1,529,554
Mr. Hurwitz	1,378,474	44,952	1,423,426
Mr. Gray	1,236,798	44,952	1,281,750
Mr. Riley	1,015,000	44,952	1,059,952

(1)	Represents the amount of cash severance payable to the executive officers under the terms of their respective employment agreement, in each case as described in more detail under the section entitled “—Executive Officer Severance” beginning on page [●].

(2)	Represents the estimated value of subsidized COBRA coverage for each of the executive officers, as described in more detail under the section entitled “—Executive Officer Severance” beginning on page [●].

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation that is based on or otherwise relates to the merger that may become payable or realized by each of the Company’s named executive officers, assuming that the completion of the merger occurs on July 31, 2016, and that each executive officer experiences a simultaneous qualifying termination of employment.

The Company’s named executive officers for purposes of the table below are (i) Mr. Griffith, Chief Executive Officer and President; (ii) Mr. Mardy, Chief Financial Officer and Executive Vice President; (iii) Mr. Hurwitz, Senior Vice President – Product Development, Manufacturing and Sourcing; (iv) Mr. Gray, Executive Vice President and General Counsel; and (v) Mr. Riley, Chief Accounting Officer and Senior Vice President, Finance. Although Mr. Adam Levy, the Company’s former President, Retail, is a named executive officer for purposes of information included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2015, Mr. Levy ceased his employment with the Company effective September 3, 2015 and has no interest in the merger or any rights to compensation that are based on or otherwise related to the merger, and is therefore not included in the disclosure that follows.

The amounts in the table below do not include amounts that were or would be vested as of July 31, 2016, amounts that may be granted following the date of this proxy statement, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all of the salaried employees of the Company. In addition, the amounts indicated below are estimates of amounts that would be payable to the named executive officers and the estimates are based on multiple assumptions that may not prove correct, including assumptions described in this proxy statement. Accordingly, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension / NQDC ($)	Perquisites / Benefits ($)(3)	Tax Reimbursement ($)(4)	Total ($)(5)
Mr. Griffith	5,310,000	4,360,720	-	66,686	-	9,737,406
Mr. Mardy	1,500,000	1,181,515	-	29,554	-	2,711,069
Mr. Hurwitz	1,378,474	836,823	-	44,952	-	2,260,249
Mr. Gray	1,236,798	815,762	-	44,952	-	2,097,512
Mr. Riley	1,015,000	634,159	-	44,952	-	1,694,111

(1)	Cash. Represents the value of the cash severance payments payable for Messrs. Griffith, Mardy, Hurwitz, Gray and Riley. The severance amounts under this column are all “double trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination of employment on or within two years after the completion of the merger. Additional information regarding the cash severance, the individual components of which are quantified in the table below, may be found in the section entitled “—Payments to Executives upon Termination Following Change in Control” beginning on page [●].

Officer	Salary ($)	Target Bonus ($)	Total (S)
Mr. Griffith	2,655,000	2,655,000	5,310,000
Mr. Mardy	1,000,000	500,000	1,500,000
Mr. Hurwitz	950,672	427,802	1,378,474
Mr. Gray	852,964	383,834	1,236,798
Mr. Riley	700,000	315,000	1,015,000

(2)	Equity. Represents the aggregate payments to be made in respect of unvested Company stock options, Company service RSUs and Company performance RSUs. The amounts in this column are “single trigger” in nature, which means that they will be payable to the named executive officers as of the completion of the merger. Additional information regarding the treatment of such awards may be found in the section entitled “—Treatment of Outstanding Equity and Equity-Based Awards” beginning on page [●].

(3)	Perquisites/Benefits. Represents the estimated value of subsidized COBRA coverage for each of the named executive officers and his qualifying dependents for a period of up to twenty-four months (or, in the case of Mr. Griffith, thirty-six months) following the date of such named executive officer’s qualifying termination. The amounts in this column are “double trigger” in nature, which means that that payment of these amounts is conditioned upon a qualifying termination of employment on or within two years after the completion of the merger.

(4)	Tax Reimbursements. None of the named executive officers is entitled to receive any tax reimbursements.

(5)	Section 280G of the Code. The total amounts do not reflect any reductions to “parachute payments” as defined by Section 280G of the Code that may be economically beneficial to the named executive officers in order to avoid the excise tax imposed on individuals receiving excess parachute payments under Sections 280G and 4999 of the Code. A definitive analysis will depend on the effective time of the merger, the date of termination (if any) of the named executive officer and certain other assumptions used in the calculation.

Retention Program

The merger agreement contemplates the adoption of a retention program with a maximum retention pool of $3.5 million in the aggregate, the participants of which may include certain of the Company’s executive officers if agreed by the Company and Samsonite. As of the date of this proxy statement, no such executive officers are participants in the retention program.

U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of U.S. federal income tax consequences of the merger that are generally applicable to holders of our common stock whose shares are exchanged for cash pursuant to the merger. This summary is based on the Internal Revenue Code (the “Code”), the U.S. Treasury Department regulations promulgated under the Code, published rulings by the Internal Revenue Service, which we refer to as the “IRS” and judicial authorities and administrative decisions, all as in effect as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect. This summary is not binding on the IRS or a court and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the merger.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. A HOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

For purposes of this summary, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust (i) if the administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This summary does not address or consider all of the U.S. federal income tax consequences that may be applicable to U.S. holders of our common stock in light of their particular circumstances. For example, this summary does not address the alternative minimum tax. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders who are subject to special treatment under U.S. federal income tax rules, including, for example, banks and other financial institutions; insurance companies; mutual funds; real estate investment trusts; personal holding companies; regulated investment companies; securities or currency dealers; traders in securities who elect to use the mark-to-market method of accounting; tax-exempt investors; S corporations; holders classified as or that hold their shares through partnerships or other flow-through entities under the Code; holders who hold their shares of our common stock as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated investment; holders whose functional currency is not the U.S. dollar; holders who acquired their shares of our common stock through the exercise of employee stock options or otherwise as compensation; tax-deferred or other retirement accounts; certain U.S. expatriates;

certain former citizens or residents of the United States; and holders who do not hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this summary does not address the Medicare tax on net investment income or any aspects of foreign, state, local, estate, gift, or other tax laws that may be applicable to a particular holder in connection with the merger.

The tax consequences of the merger to stockholders who hold their shares of our common stock through a partnership or other flow-through entity will generally depend on the status of the stockholder and the activities of the partnership or other flow-through entity. Partners in a partnership (or other flow-through entity) holding shares of our common stock should consult their tax advisors regarding the tax consequences of the merger to them.

Further, this summary does not address any tax consequences of the merger to U.S. holders of options, shares of restricted stock, restricted stock units or performance stock units whose options, shares of restricted stock, restricted stock units or performance stock units are canceled in exchange for cash or other consideration pursuant to the merger. Such option, share of restricted stock, restricted stock unit and performance unit holders should consult their tax advisors regarding the tax consequences of the merger to them.

Exchange of Common Stock for Cash

A U.S. holder’s receipt of the merger consideration in exchange for shares of our common stock will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. The amount of gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered by the U.S. holder in the merger. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than twelve (12) months at the effective time of the merger. Long-term capital gains recognized by individual and certain other non-corporate U.S. holders are generally taxed at preferential U.S. federal income tax rates. A U.S. holder’s ability to deduct capital losses may be limited.

Information Reporting and Backup Withholding

Payments made in exchange for shares of our common stock pursuant to the merger agreement may be subject, under certain circumstances, to information reporting and backup withholding (currently, at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. Backup withholding is not an additional tax. U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. holder” means a beneficial owner of shares of our common stock who is neither a U.S. holder nor an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes.

Exchange of Common Stock for Cash

Any gain realized by a Non-U.S. holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. holder is a corporation (or any entity or arrangement treated as a corporation for U.S. federal income tax purposes), such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

•	such Non-U.S. holder is an individual who is present in the United States for one-hundred and eighty-three (183) days or more in the taxable year of the merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty).

Information Reporting and Backup Withholding

Payments made in exchange for shares of our common stock pursuant to the merger agreement may be subject, under certain circumstances, to information reporting and backup withholding (currently, at a rate of 28%). To avoid backup withholding, a Non-U.S. holder should complete and return a properly executed IRS Form W-8BEN, W-8BEN-E (or other applicable IRS Form W-8) certifying such Non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding is not an additional tax. Non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Regulatory Clearances

United States Antitrust Approval

Under the HSR Act, Samsonite and Tumi cannot complete the merger until Samsonite and Tumi have notified the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and the U.S. Federal Trade Commission (the “FTC”) of the merger and furnished them with certain information and materials relating to the merger, and the applicable waiting period has terminated or expired. The termination or expiration of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. Samsonite and Tumi filed the required notifications with the DOJ and the FTC on March 23, 2016. The waiting period under the HSR Act expired on April 22, 2016.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, or before or after the effective time, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to enjoin the completion of the merger unless the Company and Samsonite comply with certain remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger unconditionally or unless the Company and Samsonite comply with certain conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither the Company nor Samsonite believes that the merger will violate the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

German Federal Cartel Office Approval

Both Samsonite and Tumi operate in Germany. Germany’s Act Against Restraints of Competition requires notification of and approval by the Federal Cartel Office of mergers or acquisitions involving parties with German sales exceeding specified thresholds. The parties filed the required notification with the Federal Cartel Office on March 14, 2016. The Federal Cartel Office provided unconditional clearance for the merger on April 13, 2016.

Commitments to Obtain Approvals

Tumi and Samsonite have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary under applicable law to consummate the merger. Samsonite will not be required to, and Tumi may not, without the prior written consent of Samsonite, offer, propose, agree, or commit (i) to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of (A) any of the respective affiliates of Tumi or Samsonite or (B) any of the respective operations, divisions, businesses, product lines, customers, assets, properties or rights of Samsonite, Tumi or any of their respective affiliates, (ii) to take any other actions that may limit Samsonite’s, its affiliates’, Tumi’s or its affiliates’ conduct in any way or any of the foregoing’s freedom of action with respect to, or ability to retain, one or more of its operations, divisions, businesses, products lines, customers, assets, properties or rights or (iii) to enter into any order, consent decree or other agreement to effectuate a divestiture or restraint, except that, solely to the extent necessary to permit the consummation of the merger to occur before the end date, in connection with obtaining approval under the HSR Act or any other antitrust laws, Samsonite has agreed to implement or commit to implement (1) sales, licenses or divestitures to third parties (x) of any of the respective affiliates of the Company or Samsonite or any of the respective operations, divisions, businesses, product lines, customers, assets, properties or rights of Samsonite, the Company or any of their respective affiliates (such assets referred to in this proxy statement as “divestiture assets”) that were used to generate, or contributed to the generation of, annual gross revenues that do not exceed $50,000,000 in the aggregate for all such sales, licenses and divestitures (determined based on gross fiscal 2015 revenues) and (y) that do not require Samsonite to convey any value to any third party other than the sales, licenses or divestitures of such divestiture assets as specified in clause (x) and reasonable and customary transition support or similar agreements of limited duration relating to such sales, licenses or divestitures (provided that any such transition support or similar agreement shall only be required to be agreed to by Samsonite to the extent it reflects arm’s-length and fair market value terms as determined by Samsonite in good faith) and (2) any other actions that may limit Samsonite’s, its affiliates’, the Company’s or its affiliates’ conduct in any way or any of the foregoing’s freedom of action with respect to, or ability to retain, one or more of its operations, divisions, businesses, products lines, customers, assets, properties or rights that would not have, and would not be reasonably expected to have, more than a de minimis effect on Samsonite, the Company and their respective subsidiaries.

Delisting and Deregistration of Company Common Stock

If the merger is completed, the common stock of the Company will be delisted from the NYSE and deregistered under the Exchange Act.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed throughout this proxy statement, Tumi is asking its stockholders to adopt the merger agreement. Below is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The affirmative vote of the holders of a majority of all shares of Tumi common stock outstanding and entitled to vote is required to adopt the merger agreement. Tumi’s board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

Non-Reliance on the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to provide any factual information about Tumi or modify or supplement any factual disclosures about Tumi in its public reports filed with the SEC. Any material facts in Tumi’s public reports previously filed with SEC that are incorporated by reference into this proxy statement that contradict the factual disclosures about Tumi contained in the representations and warranties in the merger agreement shall modify such factual disclosures. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Tumi. The merger agreement contains representations and warranties by and covenants of Tumi, Samsonite and Merger Sub that were made only for purposes of the merger agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Tumi’s public disclosures. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

Additional information about Tumi may be found elsewhere in this proxy statement and Tumi’s other public filings. See “Where You Can Find Additional Information.”

Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time of the merger, Merger Sub will merge with and into Tumi and the separate corporate existence of Merger Sub will cease. Tumi will be the surviving corporation in the merger and will continue its corporate existence as an indirect wholly owned subsidiary of Samsonite and assume all the rights and obligations of Merger Sub and Tumi in accordance with Section 259 of the DGCL. The merger will have the effects set forth in the merger agreement and the applicable provisions of the DGCL. The certificate of incorporation and bylaws of Merger Sub that are in effect immediately prior to the effective time of the merger will become the certificate of incorporation and bylaws of the surviving company until thereafter amended in accordance with its terms and the DGCL, although the certificate of incorporation and bylaws will be amended to reflect the name of the surviving company as Tumi Holdings, Inc.

The individuals holding positions as directors of Merger Sub and, except as otherwise determined by Samsonite prior to the effective time, the individuals holding positions as officers of Merger Sub, in each case immediately prior to the effective time of the merger will become the initial directors and officers of the surviving company until successors are duly elected or appointed and qualified in accordance with applicable law.

When the Merger Becomes Effective

The closing of the merger will take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006 at 9:00 a.m., (New York City time) on the fourth business day after the satisfaction or, to the extent permitted under the merger agreement, waiver of all of the closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions at the closing), or at such other place, date and time as Tumi and Samsonite may agree in writing.

Concurrently with the closing, Tumi and Merger Sub will execute, acknowledge and deliver a certificate of merger to the Secretary of State of the State of Delaware for filing, all in accordance with the applicable provisions of the DGCL. The merger will become effective on such date and at such time as the certificate of merger has been received for filing by the Secretary of State of the State of Delaware or at such later time and date as may be agreed by the parties in writing and specified in the certificate of merger.

Effect of the Merger on the Common Stock

As of the effective time of the merger, each share of Company common stock outstanding immediately prior to the effective time of the merger (other than shares owned by Tumi, Samsonite or Merger Sub or any of their subsidiaries, which will be cancelled, and other than dissenting shares) will be converted into the right to receive $26.75 in cash, without interest, and subject to any applicable withholding taxes.

As of the effective time of the merger, each share held by Samsonite, Merger Sub, Tumi (including shares held in treasury by Tumi) or any of their respective wholly owned subsidiaries immediately prior to the effective time of the merger shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

As of the effective time of the merger, each share of common stock of Merger Sub outstanding immediately prior to the effective time of the merger shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation and shall constitute the only outstanding shares of capital stock of the surviving corporation.

Treatment of Company Equity Awards

The merger agreement provides that, at the effective time of the merger:

•	Each option to purchase shares of Company common stock (a “Company stock option”) that is outstanding and unexercised immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled in exchange for an amount in cash equal to the product of (i) the total number of shares of Company common stock underlying such Company stock option multiplied by (ii) the excess, if any, of $26.75 over the exercise price per share of such Company stock option, without interest and less applicable taxes; provided that any such Company stock option with respect to which the per-share exercise price subject thereto is equal to or greater than $26.75 will be cancelled in exchange for no consideration.

•	Each time-based restricted stock unit of the Company (a “Company service RSU”) that is outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled in exchange for an amount in cash equal to the product of (i) the number of shares of Company common stock underlying such Company service RSU multiplied by (ii) $26.75, without interest and less applicable taxes.

•	Each performance-based restricted stock unit of the Company (a “Company performance RSU”) that is outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled in exchange for an amount in cash equal to the product of (i) the number of shares of Company common stock underlying such Company performance RSU based on the target level of performance multiplied by (ii) $26.75, without interest and less applicable taxes.

Payment for Common Stock in the Merger

Prior to the effective time of the merger, Samsonite will appoint a paying agent reasonably acceptable to the Company. As of the effective time of the merger, Samsonite will deposit, or will have taken all steps necessary to enable and cause the surviving corporation to deposit, with the paying agent the aggregate merger consideration to be paid in respect of the shares of Company common stock pursuant to the merger agreement. Promptly after the effective time of the merger, Samsonite will send, or will cause the paying agent to send, to each record holder of shares of Company common stock that were converted into the right to receive the merger consideration, a letter of transmittal and instructions for use in such payment.

Promptly upon surrender of a certificate or book-entry share, as applicable, to the paying agent together with the letter of transmittal, duly completed and validly executed, the holder of such certificate or book-entry share will be entitled to receive the merger consideration (less any amount that may be withheld with respect to any applicable withholding taxes) for each share of common stock formerly represented by the certificate or book-entry share. No interest will be paid or accrued on the cash payable upon the surrender or transfer of such certificate.

Representations and Warranties

The merger agreement contains representations and warranties of Tumi, subject to certain exceptions in the merger agreement, in the disclosure schedules delivered in connection with the merger agreement and in Tumi’s public filings, as to, among other things:

•	organization, good standing and qualification to do business;

•	capital stock and indebtedness;

•	corporate authority, consents and approvals relating to the execution, delivery and performance of the merger agreement;

•	the reports, forms, documents and financial statements of Tumi required by the SEC;

•	the establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting;

•	the absence of undisclosed liabilities;

•	compliance with applicable laws and permits;

•	the absence of lawsuits against Tumi pertaining to environmental laws and Tumi’s compliance with such laws;

•	certain details with respect to Tumi’s employee benefit plans;

•	the absence of certain material changes or events in the business of Tumi, including that there has not been a material adverse effect;

•	the receipt of notice or pendency of any investigations or litigation;

•	the accuracy and completion of the information supplied by Tumi for inclusion in announcements to be made by Samsonite and for this proxy statement;

•	certain details pertaining to Tumi’s tax returns, filings and other tax matters;

•	certain details with respect to Tumi’s employee relations, labor matters and compliance with workplace safety and workers’ compensation laws;

•	certain details pertaining to Tumi’s intellectual property;

•	certain details pertaining to the real estate owned and leased by Tumi;

•	certain details pertaining to Tumi’s material contracts;

•	certain details pertaining to Tumi’s relationships with suppliers;

•	certain details pertaining to Tumi’s relationships with wholesale customers;

•	products and product safety;

•	transactions with affiliates;

•	broker’s and finder’s fees; and

•	state takeover statutes.

The merger agreement also contains representations and warranties of Samsonite and Merger Sub, subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection with the merger agreement, as to, among other things:

•	organization, good standing and qualification to do business;

•	corporate authority, consents and approvals relating to the execution, delivery and performance of the merger agreement;

•	the absence of litigation in connection with the merger;

•	the accuracy and completion of the information supplied for inclusion in this proxy statement;

•	the accuracy and completion of the information contained in Samsonite’s announcements and shareholder circular;

•	broker’s and finder’s fees;

•	the delivery to Tumi by Samsonite of evidence of debt commitments for the financing and the enforceability of such commitments;

•	the ownership and operations of Merger Sub; and

•	Samsonite’s lack of ownership of Tumi common stock.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “company material adverse effect” qualification with respect to Tumi, as discussed below.

For purposes of the merger agreement, a “company material adverse effect” with respect to Tumi means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect that, individually or in combination with any other effect, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of Tumi and its Subsidiaries, taken as a whole or (ii) would prevent, materially impair or materially delay the timely performance by Tumi of, or has or would have a material adverse effect on the ability of Tumi to, timely perform, its obligations under the merger agreement; provided, however, that, in the case of clause (i) above, no effect will constitute a company material adverse effect to the extent that such effect arises out of or results from:

•	changes in general global economic or business conditions;

•	general changes in the global securities, credit or other financial markets;

•	changes in conditions generally affecting the industry in which Tumi and its subsidiaries operate;

•	changes in GAAP or applicable law or in the enforcement or interpretation thereof;

•	any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism;

•	any hurricane, flood, tornado, earthquake or other natural disaster;

•	actions or omissions required of Tumi or its subsidiaries by the agreement;

•	any failure by Tumi or any of its subsidiaries to meet any internal or external projections, budgets, forecasts, estimates or analysts’ expectations in respect of revenue, profitability, cash flow or position, earnings or other financial or operating metric for any future period;

•	the announcement of the agreement or the merger, including the announcement of the identity of Samsonite, or any communication by Samsonite or any of its affiliates regarding plans, proposals, expectations or projections with respect to Tumi and its subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, partners, or employees; or

•	changes in the trading price or trading volume of shares;

(other than, in each case of the first through tenth bullet points above, for purposes of the representations or warranties relating to corporate authority and SEC reports and financial statements); provided, further, that any effect arising out of or resulting from any change or event referred to in the first, second, third, fourth or fifth bullet points above may constitute, and will be taken into account in determining the occurrence of, a company material adverse effect to the extent such effect has, or is reasonably expected to have, a disproportionately adverse effect on the business, financial condition, assets, liabilities or results of operations of Tumi and its subsidiaries, taken as a whole, as compared to any other companies that operate in the industries in which the Tumi and its subsidiaries operate.

Conduct of Business Pending the Merger

The merger agreement provides that, during the period commencing on the signing of the merger agreement and ending on the earlier of the termination of the merger agreement in accordance with its terms and the effective time of the merger, except for matters (i) required by applicable law, (ii) undertaken with the prior written consent of Samsonite, which will not be unreasonably withheld, conditioned or delayed or (iii) expressly required by the merger agreement, Tumi must, and must cause each of its subsidiaries to, conduct in all material respects its business in the ordinary course of business, consistent with past practice, and use its commercially reasonable efforts to (A) maintain and preserve intact its business organization, assets, technology, present lines of business, rights and franchises, (B) keep available the services of any current or former employee, consultant, independent contractor, officer or director of the Company, (C) maintain in effect all of its material permits, licenses, consents, franchises, approval, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained from a governmental entity, (D) maintain and preserve satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having material business relationships with Tumi or any of its subsidiaries and (E) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Tumi to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby, and must not, and must not permit any of its subsidiaries to (subject to specified exceptions in the merger agreement):

•	amend the Company’s governing documents or the governing documents of any of the Company’s subsidiaries;

•	split, combine or reclassify any of its capital stock;

•	amend any term of any Company security or any security of the Company’s subsidiaries;

•	make, declare, accrue, set aside or pay any dividend, or make any other distribution on (whether in cash, stock, property or otherwise), or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (subject to certain tax exceptions);

•	grant or amend any company stock awards or other equity or equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

•	issue, sell, grant, pledge or otherwise dispose of or permit to become outstanding any additional shares of its capital stock or securities, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

•	adopt any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, file a petition in bankruptcy or consent to the filing of any bankruptcy petition;

•	create any subsidiary;

•	redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities;

•	grant or suffer to exist any material liens on any properties or assets, tangible or intangible, of the Company or any of its subsidiaries, other than permitted liens;

•	make certain capital investments in, loans or advances to, or make or forgive any loans to, any person other than a subsidiary;

•	(i) sell, transfer, mortgage, encumber or otherwise dispose of any of its material tangible properties or assets to any person or (ii) cancel, release or assign any material indebtedness of any such person owed to it or any claims held by it against any such person;

•	(i) acquire any other person or business or any material assets, deposits or properties of any other person or (ii)make any material investment in any other person;

•	make or commit to any material capital expenditures on an annual basis in excess of specified amounts;

•	terminate, cancel, renew, fail to exercise an expiring renewal option, amend, grant a waiver under, otherwise modify or enter into any material contract or real property lease;

•	renew or amend any distribution, sales agency or similar contract;

•	(i) establish, adopt, amend or terminate any collective bargaining agreement or company benefit plan or commence an off-cycle enrollment period under any company benefit plan that provides health and welfare benefits, (ii) increase in any manner the compensation or benefits of any company employee, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) accelerate any rights or benefits or make any material determinations or interpretations with respect to any company benefit plan, (v) fund any rabbi trust or similar arrangement or otherwise accelerate the time of funding, vesting or payment of any payments or benefits under any company benefit plan, or (vi) hire, promote or terminate the employment or services of any officer, employee, independent contractor or consultant who has target annual compensation greater than $100,000 or any other employee at the level of director or above;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

•	change in any material respect the policies or practices regarding accounts receivable or accounts payable or fail to manage working capital in accordance with past practices;

•	commence, settle, pay, discharge, satisfy or compromise any proceeding;

•	take certain actions with respect to tax matters, including change material tax elections or methods;

•	abandon or discontinue any existing line of business;

•	materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

•	conduct its cash management customs and practices, other than in the ordinary course of business consistent with past practice;

•	amend, terminate or allow to lapse any material permits;

•	cancel, fail to renew, fail to continue to prosecute, fail to protect or defend, abandon or permit to lapse any material company owned IP;

•	assign, grant a lien on, grant a license, release, immunity or a covenant not to sue under or in respect of any material company owned IP;

•	enter into any transaction with any stockholder, director, officer or employee;

•	authorize, resolve, agree to take, or make any commitment to take, or otherwise become obligated to take, any of the foregoing actions; or

•	renew, amend, extend, fail to exercise a right of termination of, grant a waiver under or otherwise modify certain contracts.

Other Covenants and Agreements

Non-Solicitation; Acquisition Proposals

Except as expressly permitted by the merger agreement, Tumi may not, directly or indirectly:

•	initiate, solicit, authorize or encourage, or facilitate the submission or making of, any acquisition proposal (as defined below), or any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an acquisition proposal;

•	participate or engage in negotiations or discussions (other than for a period of four business days after the receipt of an acquisition proposal solely to the extent necessary to obtain sufficient information, ascertain facts or clarify certain terms with respect to such acquisition proposal) or furnish any information concerning Tumi or any of its subsidiaries to any third party relating to an acquisition proposal or any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an acquisition proposal;

•	enter into any contract or other agreement or understanding relating to an acquisition proposal; or

•	resolve or agree to do any of the foregoing.

Under the merger agreement, an “acquisition proposal” means any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Samsonite) regarding any transaction (including any single- or multi-step transaction) or series of transactions with a person or “group” (as defined in Exchange Act) relating to (i) the acquisition of at 15% of the assets of, equity interests in, or business of the Company, pursuant to a merger, reorganization, recapitalization, consolidation, joint venture or other business combination, sale combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or otherwise, or (ii) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings of the Company involved is 15% or more.

Existing Discussions or Negotiations

Under the terms of the merger agreement, Tumi has agreed to:

•	immediately cease and cause to be terminated all discussions or negotiations with any person existing on March 3, 2016 with respect to any acquisition proposal, or any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an acquisition proposal;

•	terminate access by any third party to any physical or electronic data room or other access to data or information of the Company, in each case relating to or in connection with, any acquisition proposal or any potential acquisition transaction;

•	request the prompt return or destruction of all information provided to any third party in year immediately preceding the date of the merger agreement in connection with any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an acquisition proposal or a proposed acquisition transaction; and

•	enforce, and not waive or modify, the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any acquisition proposal or any potential acquisition transaction, including any standstill provisions contained therein.

Tumi has also agreed to release Samsonite from its obligation to comply with the standstill provisions contained in the confidentiality agreement from and after March 3, 2016.

Receipt of Acquisition Proposals

If, at any time prior to the receipt of the Tumi stockholder approval, Tumi receives an unsolicited, written bona fide acquisition proposal (which acquisition proposal was made after March 3, 2016 and did not result from a breach of the provisions of the merger agreement), the Tumi board of directors and its representatives, may, subject to compliance with the applicable provision in the merger agreement, engage in negotiations or discussions with, or furnish any information and reasonable access to, any third party making such acquisition proposal if, and only if, the Tumi board of directors determines in good faith, after consultation with Tumi’s outside legal counsel and outside independent financial advisors, that such acquisition proposal constitutes, or could reasonably be expected to result in, a “superior proposal” (as defined below); provided, that:

•	prior to providing access to or furnishing any such information, Tumi (A) receives from such third party an executed acceptable confidentiality agreement or (B) if such third party is already party with Tumi to a valid and existing confidentiality agreement as of March 3, 2016, amends such existing agreement so that it is an acceptable confidentiality agreement;

•	any such information so furnished has been previously provided to Samsonite or is provided to Samsonite substantially concurrently with it being so furnished to such third party; and

•	Tumi must give Samsonite written notice of such determination promptly after the Tumi board of directors makes such determination (and in no event later than twenty-four hours after such determination) and in any event prior to furnishing any such information or engaging in such negotiations or discussions.

Under the merger agreement, a “superior proposal” means a bona fide written acquisition proposal (provided, that for purposes of this definition, the references to “15%” in the definition of acquisition proposal shall be deemed to be references to “75%”) that the Tumi board of directors determines in good faith, after consultation with the Company’s outside independent financial advisors and outside legal counsel, and considering all the terms of the acquisition proposal (including, without limitation, the legal, financial and regulatory aspects of such proposal, the identity of the third party making such proposal and the conditions for completion of such proposal), (i) is on terms that are more favorable from a financial point of view to the holders of Company common stock than the merger (after giving effect to all proposed changed terms), (ii) is reasonably expected to be consummated on a timely basis and does not contain any conditionality of the third party’s obligation to consummate the superior proposal that is related to the third party’s completion of due diligence (for the avoidance of doubt, a right of the third party to access to or notification of information or documents will not be deemed a due diligence closing condition) or the third party having obtained financing for the superior proposal and (iii) the financing of which is fully committed or reasonably determined in good faith by the Tumi board of directors to be available.

Fiduciary Exception; Adverse Recommendation Change

Except as expressly permitted by the merger agreement, the Tumi board of directors may not:

•	withdraw (or qualify or modify in any manner adverse to Samsonite), or publicly propose to withdraw (or so qualify or modify), its recommendation to the stockholders of Tumi that they adopt the merger agreement;

•	fail to include its recommendation to the stockholders of Tumi that they adopt the merger agreement in this proxy statement;

•	take any action to exempt any person (other than Samsonite and its affiliates) from the provisions of Section 203 of the DGCL or any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law or regulation;

•	fail to recommend against any acquisition proposal subject to Regulation 14D under the Exchange Act within ten business days after the commencement of such acquisition proposal or any material amendment of such acquisition proposal;

•	approve, adopt or recommend any acquisition proposal, or propose publicly to approve, adopt or recommend, any acquisition proposal; or

•	approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or allow Tumi or any of its subsidiaries to execute or enter into any contract or other agreement or understanding, other than an acceptable confidentiality agreement with any third party constituting or relating to, or that is intended to or could reasonably be expected to lead to or result in, any acquisition proposal or acquisition transaction, or requiring, or reasonably expected to cause, Tumi to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with the merger agreement, the merger or any of the other transactions contemplated thereby, or requiring, or reasonably expected to cause, Tumi to fail to comply with the merger agreement.

At any time prior to the receipt of the Tumi stockholder approval, in the event a material development or material change in circumstances (other than relating to or in connection with an acquisition proposal, acquisition transaction or superior proposal) occurs or arises after March 3, 2016 that was not known and not reasonably foreseeable by the Tumi board of directors as of March 3, 2016, the Tumi board of directors may make a change to its recommendation if and only if the Tumi board of directors determines in good faith, after consultation with Tumi’s outside legal counsel and outside independent financial advisors, that the failure to take such action would be inconsistent with the Tumi board of directors’ fiduciary duties to the stockholders of Tumi under applicable law; provided, that Tumi shall have provided Samsonite four business days’ prior written notice advising Samsonite that it intends to take such action and specifying, in reasonable detail, the reasons for such action and:

•	during such four business day period, if requested by Samsonite, Tumi must engage in good faith negotiations with Samsonite (and Tumi must cause its affiliates and its and their directors, officers and employees and directed and otherwise used its reasonable best efforts to cause its and their other representatives, including without limitation, its outside legal counsel and outside independent financial advisors, to have engaged in good faith negotiations with Samsonite and its representatives) regarding changes to the terms of the merger agreement; and

•	Tumi must consider any adjustments to the merger agreement and any other agreements that may be proposed in writing by Samsonite no later than 11:59 p.m., New York City time, on the fourth business day of such four business day period and must determine in good faith (after consultation with its outside legal counsel and outside independent financial advisors) that the failure to make a change in recommendation would be inconsistent with the Tumi board’s fiduciary duties to the stockholders of Tumi under applicable law.

At any time prior to receipt of the Tumi stockholder approval, if, in response to an unsolicited, written bona fide acquisition proposal first made after March 3, 2016 that did not result from a breach of the merger agreement, the Tumi board of directors determines in good faith (after consultation with its outside legal counsel and outside independent financial advisors) that (i) such acquisition proposal constitutes a superior proposal and (ii) the failure to approve or recommend such superior proposal would be inconsistent with the Tumi board’s fiduciary duties to the stockholders of Tumi under applicable law, Tumi may terminate the merger agreement in accordance with the provisions of the merger agreement; provided, however, that Tumi will not terminate the merger agreement unless Tumi (x) has complied with and not breached its obligations under the merger agreement, (y) pays, or causes to be paid, to Samsonite the termination fee payable pursuant to the merger agreement prior to or concurrently with such termination and (z) concurrently with such termination, enters into a definitive written alternative acquisition agreement that documents all the terms and conditions of such superior proposal.

Notwithstanding anything to the contrary contained in the merger agreement, Tumi will not be entitled to terminate the merger agreement, unless (x) Tumi provides to Samsonite four business days’ prior written notice advising Samsonite that Tumi intends to take such action (and specifying, in reasonable detail, the reasons for such action and the terms and conditions of any such superior proposal, including the identity of the third party that has made such superior proposal) and provides Samsonite a copy of the relevant proposed transaction agreement or the latest draft thereof or, if no such agreement or draft exists, a written summary of the material terms and conditions of such superior proposal, and any other related available documentation and correspondence relating to such superior proposal, and (y):

•	during such four business day period, if requested by Samsonite, Tumi must engage in good faith negotiations with Samsonite (and Tumi must cause its affiliates and its and their directors, officers and employees and directed and otherwise used its reasonable best efforts to cause its and their other representatives, including without limitation, its outside legal counsel and outside independent financial advisors, to have engaged in good faith negotiations with Samsonite and its representatives) regarding changes to the terms of the merger agreement intended to cause such acquisition proposal to no longer constitute a superior proposal; and

•	Tumi must consider any proposed changed terms proposed by Samsonite no later than 11:59 p.m., New York City time, on the fourth business day of such four business day period and must determine in good faith that the superior proposal would continue to constitute a superior proposal if such proposed changed terms were to be given effect.

Tumi and Samsonite have agreed that, (A) if Samsonite, within four business days following its receipt of a superior proposal notice, makes a proposal that, as determined in good faith by the Tumi board of directors (after consultation with its outside legal counsel and outside independent financial advisors), results in the applicable acquisition proposal no longer being a superior proposal, then Tumi will have no right to terminate the merger agreement as a result of such acquisition proposal, and (B) any (1) revisions to the financials terms or any other material terms of a superior proposal or (2) revisions to the financial terms or any other material terms to an acquisition proposal that the Tumi board of directors had determined no longer constitutes a superior proposal, will constitute a new acquisition proposal and will in each case require Tumi to deliver to Samsonite a new superior proposal notice and a new four business day period will commence thereafter; provided, however, that such new four business day notice period will be shortened to the longer of three business days and the time remaining on the prior notice period if the only change to the material terms of such superior proposal is an increase in (without any change to the form of) the per share merger consideration. Tumi has no right to terminate the merger agreement pursuant to the merger agreement unless it has complied with the procedures set forth in the foregoing.

Nothing contained in the merger agreement prohibits Tumi or the Tumi board, directly or indirectly through their respective representatives, from (i) taking and disclosing any position or disclosing any information reasonably required under Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the stockholders of Tumi pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

Notice of Acquisition Proposal

Under the terms of the merger agreement, Tumi has agreed to promptly advise Samsonite in writing in the event that it or any of its affiliates, any of its or its affiliates’ officers, directors or employees or, to Tumi’s knowledge, any of its or its affiliates’ representatives receives any acquisition proposal, and in connection with such notice, provide to Samsonite the material terms and conditions of any such acquisition proposal. Tumi has agreed to keep Samsonite promptly informed in writing on a reasonably current basis of the status of, and any material changes to, the terms of any such acquisition proposal (including providing Samsonite a notification in writing within twenty-four hours following any determination by the Tumi board of directors or any material changes to the terms of any such acquisition proposal) and any discussions and negotiations concerning the material terms and conditions thereof and provide to Samsonite as soon as practicable after receipt thereof of any written indication of interest (or amendment thereto) or any written material received in connection therewith (or amendment thereto), including copies of any proposed alternative acquisition agreement (including any drafts thereof) and any proposed financing commitments and fee letters related thereto (including drafts thereof).

Access to Information

Subject to certain exceptions and limitations, Tumi must afford Samsonite and its authorized representatives reasonable access, during normal business hours, to Tumi’s employees, representatives, properties, books, contracts and records and must furnish Samsonite and Merger Sub all financial, operating and other data and information in Tumi’s possession as Samsonite and Merger Sub through their representatives may reasonably request (other than information that would jeopardize the attorney-client privilege or conflict with any applicable law). Any access or investigation must be conducted in such a manner as not to interfere unreasonably with the business and operations of Tumi.

No information or knowledge obtained by Samsonite or Merger Sub pursuant to the provisions of the merger agreement or otherwise will affect or be deemed to affect or modify any representation, warrant, covenant or agreement contained in the merger agreement, the conditions to the obligations of the parties to consummate the merger in accordance with the terms and provisions of the merger agreement or otherwise prejudice in any way the rights and remedies of Samsonite and Merger Sub under the merger agreement, nor will any such information, knowledge or investigation be deemed to affect or modify Samsonite’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by Tumi in the merger agreement.

Indemnification and Insurance

Samsonite, Tumi and Merger Sub have agreed that, for six years after the effective time, the surviving corporation must maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the effective time covering each such person currently covered by Tumi’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on March 3, 2016 and from an insurance carrier with the same or better credit rating as Tumi’s current D&O insurance carrier; provided, however, that in satisfying this obligation, the surviving corporation will not be obligated to pay aggregate annual premiums in excess of 300% of the amount Tumi paid in its last full fiscal year prior to March 3, 2016 and, if such aggregate annual premiums for such insurance would exceed 300% of the current premium, then the surviving corporation must cause to be maintained policies of insurance that, in the surviving corporation’s good faith judgment, provide the maximum coverage available for an aggregate premium equal to 300% of the current premium. The provisions of the immediately preceding sentence will be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by Tumi from an insurance carrier with the same or better credit rating as Tumi’s current D&O insurance carrier prior to the effective time or by the surviving corporation at or after the effective time, which policies provide each such person currently covered by Tumi’s officers’ and directors’ liability insurance policy with coverage and amount no less favorable than those of such policy in effect on March 3, 2016 for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the effective time, including, in respect of the transactions contemplated hereby, provided, however, that the amount paid for such prepaid policies must not exceed 300% of the current premium without the prior written consent of Samsonite. If such prepaid policies have been obtained prior to the effective time, the surviving corporation must maintain such policies in full force and effect for their full term and continue to honor the obligations thereunder. If requested by Samsonite, Tumi must cooperate with Samsonite to obtain such tail or runoff policies as of the effective time of the merger.

In addition, Samsonite, Tumi and Merger Sub have agreed that the surviving corporation must fulfill and honor in all respects the obligations of Tumi and its subsidiaries pursuant to (i) each indemnification agreement in effect as of March 3, 2016 between Tumi or any of its subsidiaries and any individual who at the effective time is, or at any time prior to the effective time was, a director or officer of Tumi or of any of Tumi’s subsidiaries and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation, as amended, or bylaws of Tumi as in effect on March 3, 2016.

Efforts to Complete the Merger

Tumi and Samsonite have agreed to each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary under applicable law to consummate the merger including:

•	the obtaining of all necessary actions, waivers, consents and approvals from governmental entities, the expiry or early termination of any applicable waiting periods, and the making of all necessary registrations and filings and the taking of such reasonable steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entities;

•	the delivery of required notices to, and the obtaining of required consents or waivers from, third parties; and

•	the execution and delivery of any additional instruments reasonably necessary to consummate the merger and to fully carry out the purposes of the merger agreement;

provided, however, that Tumi is not permitted to pay, and Samsonite is not obligated to pay or permit or agree to Tumi paying, any material cash consideration to any third party from whom consent or approval is required and Tumi may not modify or enter into any company material contract or company real property lease or limit or dispose of any non-cash rights, assets or properties, and Samsonite is not obligated to permit or agree to Tumi’s modification or entrance into any company material contract or company real property lease or, on behalf of itself or any of its pre-closing affiliates, modify or enter into any agreement or limit or dispose of any non-cash rights, assets or properties, in each case pursuant to the merger agreement.

Under the merger agreement, each of Samsonite and Tumi are required to (i) promptly prepare and file any notification and report forms and related material required under the HSR Act, the German Act Against Restraints of Competition and any other antitrust laws, and any additional filings or notifications and related material that are necessary, proper or advisable to permit consummation of the merger and (ii) provide or cause to be provided as promptly as practicable any information and documentary material that may be requested by the DOJ or FTC under the HSR Act.

Samsonite will not be required to, and Tumi may not, without the prior written consent of Samsonite, offer, propose, agree, or commit (i) to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of (A) any of the respective affiliates of Tumi or Samsonite or (B) any of the respective operations, divisions, businesses, product lines, customers, assets, properties or rights of Samsonite, Tumi or any of their respective affiliates, (ii) to take any other actions that may limit Samsonite’s, its affiliates’, Tumi’s or its affiliates’ conduct in any way or any of the foregoing’s freedom of action with respect to, or ability to retain, one or more of its operations, divisions, businesses, products lines, customers, assets, properties or rights or (iii) to enter into any order, consent decree or other agreement to effectuate a divestiture or restraint, except that, solely to the extent necessary to permit the consummation of the merger to occur before the end date, Samsonite must use reasonable best efforts to satisfy the condition by agreeing to and implementing or committing to implement (1) sales, licenses or divestitures to third parties (x) of divestiture assets that were used to generate, or contributed to the generation of, annual gross revenues that do not exceed $50,000,000 in the aggregate for all such sales, licenses and divestitures (determined based on gross fiscal 2015 revenues) and (y) that do not require Samsonite to convey any value to any third party other than the sales, licenses or divestitures of such divestiture assets as specified in clause (x) and reasonable and customary transition support or similar agreements of limited duration relating to such sales, licenses or divestitures (provided that any such transition support or similar agreement will only be required to be agreed to by Samsonite to the extent it reflects arm’s-length and fair market value terms as determined by Samsonite in good faith) and (2) restraints that would not have, and would not be reasonably expected to have, more than a de minimis effect on Samsonite, Tumi and their respective subsidiaries.

Financing

In connection with signing the merger agreement, Samsonite has delivered to Tumi a copy of the executed debt commitment letter, dated as of March 3, 2016, providing for debt financing as described by such debt commitment letter, pursuant to which, upon the terms and subject to the conditions set forth therein, the financing sources party thereto have agreed to lend the amounts set forth therein, in an aggregate principal amount of up to approximately $2.425 billion. The proceeds of the debt financing must be used for the purposes of financing the merger, refinancing certain existing Samsonite indebtedness, payment of related transaction fees and expenses and general corporate purposes. Samsonite will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and to obtain, or cause to be obtained, the proceeds of the debt financing on the terms and conditions described in the commitment documents. Tumi must use its reasonable best efforts to, and must cause its subsidiaries to, and must use reasonable best efforts to cause their respective representatives to, provide all cooperation that is necessary, proper or advisable in connection with the debt financing as may be reasonably requested by Samsonite.

Employee Matters

For the one-year period following the effective time of the merger (or such shorter period as the applicable continuing company employee continues to be employed by Samsonite or the surviving corporation after the effective time) and subject to applicable law, Samsonite must provide, or must cause the surviving corporation to provide to each continuing company employee (i) at least the same level of hourly salary or base wages and annual target bonus opportunity as provided to such continuing company employee immediately prior to the effective time and (ii) employee benefits (excluding equity-based compensation) that, in the aggregate, are at least as favorable as the employee benefits (excluding equity-based compensation) provided to such continuing company employee under the company benefit plans as in effect immediately prior to the effective time of the merger. Notwithstanding the generality of the foregoing, (i) with respect to the continuing company employees’ eligibility to participate in a long term incentive plan maintained by Samsonite, Samsonite will endeavor to use substantially similar criteria and processes in evaluating such eligibility of continuing company employees as Samsonite does in evaluating the eligibility of employees of Samsonite, and (ii) for the one-year period following the effective time of the merger, Samsonite must provide, or must cause the surviving corporation to provide, to the continuing company employees, severance benefits not less favorable than the severance benefits provided by Tumi pursuant to the company benefit plans.

Following the closing date, Samsonite has agreed to cause any employee benefit plans sponsored or maintained by Samsonite or the surviving corporation or their subsidiaries in which the continuing company employees are eligible to participate following the closing date to recognize the service of each continuing company employee with Tumi prior to the closing date for purposes of eligibility, vesting and, solely for purposes of any vacation and severance benefits, levels of benefits under such post-closing plans, in each case, to the same extent such service was recognized immediately prior to the effective time under a comparable company benefit plan in which such continuing company employee was eligible to participate immediately prior to the effective time; provided that such recognition of service will not (i) apply for purposes of any plan that provides retiree welfare benefits, (ii) apply for purposes of benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement pension plan benefits, (iii) operate to duplicate any benefits of a continuing company employee with respect to the same period of service, or (iv) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Samsonite and its subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any post-closing plan that provides medical, dental or vision insurance benefits, for the plan year in which such continuing company employee is first eligible to participate, Samsonite must use reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to such continuing company employee to the extent such limitation would have been waived or satisfied under the company benefit plan in which such continuing company employee participated immediately prior to the effective time, and (B) credit each continuing company employee for an amount equal to any medical, dental or vision expenses incurred by such continuing company employee in the year that includes the closing date (or, if later, the year in which such continuing company employee is first eligible to participate in such post-closing plan) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such post-closing plan to the extent such expenses would have been credited under the company benefit plan in which such company employee participated immediately prior to the effective time of the merger, subject to the applicable information being provided to Samsonite in a form that Samsonite reasonably determines is administratively feasible to take into account under its plans. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

If requested by Samsonite in writing delivered to Tumi not less than ten business days before the closing date, the Tumi board of directors must adopt resolutions and take such corporate action as is necessary to terminate Tumi’s 401(k) plan, effective as of the day prior to the closing date. To the extent the Tumi 401(k) Plan is terminated pursuant to Samsonite’s request, the continuing company employees will be eligible to participate in a 401(k) plan maintained by Samsonite or any of its subsidiaries or affiliates as soon as reasonably practicable following the closing date.

Tumi has agreed to provide Samsonite with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of Tumi or any of its subsidiaries if such communications relate to the compensation, employment or labor aspects of the transactions contemplated by the merger agreement, and will provide Samsonite with a reasonable opportunity to review and comment on such communications prior to distribution.

Nothing in the merger agreement confers upon any company employee or other service provider any right to continue in the employ or service of Samsonite, the surviving corporation or any affiliate of Samsonite, or interferes with or restrict in any way the rights of Samsonite, the surviving corporation or any of their affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any company employee at any time for any reason whatsoever, with or without cause. In no event will the terms of the merger agreement be deemed to (i) establish, amend, or modify any company benefit plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program or contract maintained or sponsored by Samsonite, the surviving corporation, Tumi or any of their respective subsidiaries or affiliates; or (ii) alter or limit the ability of Samsonite, the surviving corporation or any of their subsidiaries or affiliates to amend, modify or terminate any company benefit plan or any other compensation or benefit or employment plan, program or contract after the closing date. Notwithstanding any provision in the merger agreement to the contrary, nothing described above creates any third party beneficiary rights in any company employee or current or former service provider of Tumi or its affiliates.

Tumi Stockholders Meeting

Pursuant to the merger agreement, Tumi has agreed to take all actions necessary to duly call, establish a record date for, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the adoption of the merger agreement (which meeting, and any adjournment or postponement thereof, is referred to in this proxy statement as the “Tumi stockholders meeting”), so that the Tumi stockholders meeting occurs as soon as reasonably practicable following the date this proxy statement is first mailed to its stockholders; provided, however, that Tumi may postpone the Tumi stockholders meeting to a date no later than ten business days prior to the date of Samsonite’s stockholder meeting; provided, further, that Tumi may, in its reasonable discretion, further postpone or adjourn the Tumi stockholders meeting after reasonable consultation with Samsonite only (i) if, as of the time for which the Tumi stockholders meeting is originally scheduled, there are insufficient shares represented to constitute a quorum necessary to conduct the business of the Tumi stockholders meeting or to the extent that at such time Tumi has not received proxies sufficient to allow the receipt of the Tumi stockholder approval at the Tumi stockholders meeting (such postponement or adjournment to be for no more than five business days and to no later than the date three business days prior to the end date) or (ii) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Tumi board of directors has determined in good faith is necessary or required to be filed and disseminated. Once Tumi has established a record date for the Tumi stockholders meeting, Tumi may not change such record date or establish a different record date for the Tumi stockholders meeting without the prior written consent of Samsonite, unless required to do so by the DGCL. If the record date for the Tumi stockholders meeting is changed, Tumi must, as to that record date, comply with each of its obligations under this section.

In connection with the Tumi stockholders meeting, Tumi must, (i) unless there has been a change in recommendation, use reasonable best efforts to obtain the Tumi stockholder approval and (ii) otherwise comply with all legal requirements applicable to such meeting. Tumi must include in this proxy statement the company recommendation, unless there has been a change in recommendation. Without limiting the generality of the foregoing, Tumi must submit the merger agreement for the adoption by its stockholders at the Tumi stockholders meeting whether or not a change in recommendation occurred or an acquisition proposal publicly announced or otherwise made known to Tumi.

Samsonite Shareholders Meeting

Pursuant to the merger agreement, Samsonite has agreed to take all actions necessary to duly call, establish a record date for, give notice of, convene and hold an ordinary general meeting of its shareholders, for the purpose of approving the merger agreement and the transactions contemplated thereby, including the merger (which meeting, and any adjournment or postponement thereof, is referred to in this proxy statement as the “Samsonite shareholders meeting”), so that the Samsonite shareholders meeting occurs as soon as reasonably practicable following the date on which the HKSE grants clearance with respect to the circular dispatched by Samsonite to its shareholders to obtain their approval of the transactions contemplated by the merger agreement (which circular is referred to in this proxy statement as the “Samsonite shareholder circular”); provided, that Samsonite may, in its reasonable discretion, postpone or adjourn the Samsonite shareholders meeting after reasonable consultation with Tumi only (i) if, as of the time for which the Samsonite shareholders meeting is originally scheduled, there are insufficient shares represented to constitute a quorum necessary to conduct the business of the Samsonite shareholders meeting or to the extent that at such time Samsonite has not received proxies sufficient to allow the receipt of the requisite approval of the merger agreement and the transactions contemplated thereby (which approval is referred to in this proxy statement as the “Samsonite shareholder approval”) at the Samsonite shareholders meeting or (ii) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Samsonite board of directors has determined in good faith is necessary or required to be filed and disseminated.

In connection with the Samsonite shareholders meeting, the directors of Samsonite must include a recommendation that the shareholders of Samsonite approve the transactions contemplated by the merger agreement (which recommendation is referred to in this proxy statement as the “Samsonite recommendation”) in the Samsonite shareholder circular; provided, that nothing limits such directors’ right to withdraw, amend, qualify or modify the Samsonite recommendation in the Samsonite shareholder circular based on such directors’ finding in good faith that the failure to do so would constitute a breach of their fiduciary duties (which withdrawal, amendment, qualification or modification is referred to in this proxy statement as a “Samsonite recommendation change”). Samsonite must promptly notify Tumi in writing of any determination to make a Samsonite recommendation change.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to notice of certain events, state takeover laws, delisting and deregistration of the Tumi common stock, resignation of the directors of Tumi, treatment of certain indebtedness, coordination with respect to litigation relating to the merger, the filing of this proxy statement, the filing of Samsonite’s shareholder circular, covenants relating to regulatory filings and approvals (which are described under the section entitled “The Merger — Regulatory Clearances”), reporting requirements under Section 16 of the Exchange Act, and public announcements with respect to the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

The obligation of each party to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by the required vote of Tumi’s stockholders;

•	the approval of, among others, the merger agreement and the transactions contemplated thereby, including the merger, by the required vote of Samsonite’s shareholders;

•	all waiting periods applicable to the merger under the HSR Act and the German Act Against Restraints of Competition shall have expired or been terminated and all approvals or consents required under any other antitrust laws shall have been obtained;

•	no court of competent jurisdiction or any governmental entity having jurisdiction over any party to the merger agreement shall have issued any order, nor shall there be in effect any applicable law or other legal restraint, injunction or prohibition that makes consummation of the merger illegal or otherwise prohibited; and

•	no governmental entity in the U.S. or a jurisdiction where more than 5% of Tumi’s and its subsidiaries’ combined sales occur and with actual jurisdiction over the parties shall have commenced a proceeding challenging or seeking to restrain, enjoin or otherwise prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement, or seeking to prohibit or limit Samsonite’s or Merger Sub’s ability to own, control, direct, operate or retain all or a portion of the business operated by Tumi and its subsidiaries, in each case, that would, considering the governmental entity ultimately will prevail, (i) create a significant risk of a restraint or injunction being imposed that prohibits the consummation of the merger or (ii) have a company material adverse effect or a material adverse effect on Samsonite’s ability to acquire, own, operate and enjoy the benefit of owning and operating Tumi following the closing of the merger.

The obligation of Samsonite and Merger Sub to consummate the merger is further subject to the satisfaction or waiver of each of the following conditions:

•	each of the representations and warranties of Tumi:

¡	regarding Tumi’s organization, corporate authority to enter into the merger agreement, capital stock and indebtedness and opinion of financial advisors must be true and correct in all but de minimis respects as of March 3, 2016 and as of the closing date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such specific date only);

¡	regarding no company material adverse effect must be true and correct in all respects as of March 3, 2016 and as of the closing date as though made on and as of such date; and

¡	other than the representations and warranties listed in the two bullets above, without giving effect to any materiality or company material adverse effect qualifications therein, must be true and correct as of March 3, 2016 and as of the closing date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such specific date only), except for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a company material adverse effect;

•	Tumi must have performed and complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the closing;

•	since the date of the merger agreement, there have not been any effects that have had or would reasonably be expected to have, individually or in the aggregate, a company material adverse effect;

•	Samsonite must have received an executed copy of a payoff letter with respect to the payoff of Tumi’s existing indebtedness; and

•	Samsonite must have received a certificate signed on behalf of Tumi by an executive officer of Tumi as to the satisfaction of the conditions in the first three of the foregoing bullets.

The obligation of Tumi to consummate the merger is further subject to the satisfaction or waiver of each of the following conditions:

•	each of the representations and warranties of Samsonite and Merger Sub must be true and correct, except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, prevent or have a material adverse effect on the ability of Samsonite or Merger Sub to consummate the merger, in each case, as of the date of the closing as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties must be so true and correct as of such specific date only);

•	Samsonite and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by the agreement to be performed or complied with by it at or prior to closing; and

•	Tumi must have received a certificate signed on behalf of Samsonite by an executive officer of Samsonite as to the satisfaction of the conditions in the foregoing two bullets.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by mutual written agreement of Tumi and Samsonite;

•	by either Tumi or Samsonite, if:

¡	the closing shall not have occurred at or before 5:00 P.M. (New York City time) on December 31, 2016 (such date referred to in this proxy statement as the “end date”); provided that, if all of the conditions to closing have been satisfied or, to the extent permitted hereunder, waived, the end date may be extended by either Tumi or Samsonite from time to time by written notice to the other party to a time and date no later than 5:00 P.M. (New York City time) on March 3, 2017, the latest of any of which times and dates will thereafter be deemed to be the “end date”; provided, further, however, that the right to extend the end date or terminate the merger agreement under this section will not be available to any party whose material breach of any provision of the merger agreement has been the cause of, or resulted in, the failure of the closing to have occurred at or prior to the end date;

¡	the Tumi stockholder approval shall not have been obtained at the Tumi stockholders meeting or at any adjournment or postponement thereof, in each case, at which a vote on such adoption was taken;

¡	the Samsonite shareholder approval shall not have been obtained at the Samsonite shareholder meeting or at any adjournment or postponement thereof, in each case, at which a vote on such approval was taken;

¡	any court of competent jurisdiction or any governmental entity shall have issued a final, non-appealable order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the merger, or any applicable law shall be in effect that makes consummation of the merger illegal or otherwise prohibited; or

•	by Samsonite, if:

¡	prior to the receipt of the Tumi stockholder approval, if (A) the Tumi board of directors shall have failed to include the Tumi recommendation in this proxy statement or shall have otherwise effected a change in recommendation, (B) Tumi enters into an alternative acquisition agreement, (C) Tumi shall have violated or breached in any material respect any provision of its covenant regarding non-solicitation or (D) Tumi shall have violated or breached its covenant regarding the filing and mailing of this proxy statement or the Tumi stockholders meeting in a manner that has a material adverse impact on the timing of, or the ability to obtain, the Tumi stockholder approval;

¡	Tumi shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the merger agreement or any representation or warranty of Tumi contained in the merger agreement shall not be true and correct, which breach, failure to perform or failure to be true and correct (A) would give rise to the failure of one of the conditions regarding representations and warranties and covenants to be satisfied and (B) is incapable of being cured or has not been cured by Tumi within thirty calendar days after written notice has been given by Samsonite to Tumi of such breach, failure to perform or failure to be true and correct (or, if earlier, by the end date); provided, however, that Samsonite may not terminate the merger agreement pursuant to this section if, at the time such termination would otherwise take effect in accordance with the foregoing, Samsonite or Merger Sub is in material breach of the agreement; or

•	by Tumi, if:

¡	prior to the receipt of the Tumi stockholder approval , in order concurrently to enter into a definitive alternative acquisition agreement concerning a transaction that constitutes a superior proposal in accordance with the merger agreement; provided, that Tumi (A) prior to or concurrently with such termination pays to Samsonite by wire transfer in immediately available funds the company termination fee, and (B) concurrently with such termination, enters into such definitive alternative acquisition agreement;

¡	Samsonite shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the merger agreement or any representation or warranty of Samsonite contained in the merger agreement shall not be true and correct, which breach, failure to perform or failure to be true and correct (A) would give rise to the failure of one of the conditions regarding representations and warranties and covenants to be satisfied, and (B) is incapable of being cured or has not been cured by Samsonite within thirty calendar days after written notice has been given by Tumi to Samsonite of such breach, failure to perform or failure to be true and correct (or, if earlier, by the end date); provided, however, that Tumi may not terminate the merger agreement pursuant to this section if, at the time such termination would otherwise take effect in accordance with the foregoing, Tumi is in material breach of the merger agreement; or

¡	prior to the receipt of the Samsonite shareholder approval, if (A) the Samsonite board of directors shall have failed to include the Samsonite recommendation in the Samsonite shareholder circular or shall have otherwise effected a Samsonite recommendation change or (B) Samsonite shall have violated or breached its covenant regarding the filing and mailing of its shareholder circular and the Samsonite shareholder meeting in a manner that has a material adverse impact on the timing of, or the ability to obtain, the Samsonite stockholder approval.

Termination Fees

Tumi may be required to pay Samsonite a termination fee of:

•	$54,700,000, if the merger agreement is terminated by:

¡	Tumi in order to enter into definitive agreement with respect to a superior proposal;

¡	Samsonite if Tumi makes a change in recommendation, enters into an alternative acquisition agreement, breaches its non-solicitation obligations in any material respect or breaches its proxy statement or stockholder approval covenants in a manner that has a material adverse impact on the required timing or ability to obtain its stockholder approval; or

¡	Samsonite if Tumi breaches or fails to perform in any material respect any of its covenants or other agreements or any representation or warranty or either Samsonite or Tumi if Tumi fails to obtain the Tumi stockholder approval or the end date occurs without a Tumi stockholder vote having taken place, and in any such case after another acquisition proposal for at least fifty percent of Tumi’s assets, equity or consolidated revenues or earnings is made public, and Tumi enters into a definitive agreement with respect to or consummates another acquisition proposal within 15 months after termination; or

•	$13,700,000, if the merger agreement is terminated by either Tumi or Samsonite if Tumi fails to obtain the Tumi stockholder approval.

Samsonite may be required to pay Tumi a termination fee of:

¡	$13,700,000, if the merger agreement is terminated by either Tumi or Samsonite due to Samsonite’s failure to obtain the Samsonite shareholder approval; or

¡	$18,200,000, if the merger agreement is terminated by Tumi prior to the receipt of the Samsonite shareholder approval, if (A) the Samsonite board of directors shall have failed to include the Samsonite recommendation in the Samsonite shareholder circular or shall have otherwise effected a Samsonite recommendation change or (B) Samsonite shall have violated or breached its covenant regarding its shareholder circular and the Samsonite shareholder meeting in a manner that has a material adverse impact on the timing of, or the ability to obtain, the Samsonite shareholder approval.

Amendment and Modification

Any provision of the merger agreement may be amended, modified or waived at any time before or after approval of the merger agreement and the merger by the boards of directors of Tumi, Samsonite and Merger Sub if, but only if, such amendment, modification or waiver is in writing and is signed, in the case of an amendment, by each party or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that following the receipt of the Tumi stockholder approval, no such amendment, modification or waiver may be made or given that requires the approval of the stockholders of Tumi under the DGCL unless the required further approval is obtained; provided, further, that following the receipt of the Samsonite shareholder approval, no such amendment, modification or waiver may be made or given that requires the approval of the shareholders of Samsonite under the HKSE listing rules unless the required further approval is obtained; and provided, further, that no amendment of any provision to which the financing sources are intended third party beneficiaries that is materially adverse to any financing source will be effective without the written consent of such financing source.

Costs; Expenses

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense, except that (a) any filing fees paid to governmental entities in connection with filings made pursuant to antitrust laws will be shared equally by Tumi and Samsonite and (b) the reasonable and documented, out-of-pocket fees and expenses incurred by Tumi in connection with any conversion or reconciliation of the company financial statements (or any consolidated financial statements of Tumi subsequently prepared by Tumi) required for the Samsonite shareholder circular will be borne by Samsonite.

Governing Law

The merger agreement is governed by Delaware law.

Jurisdiction

Tumi, Samsonite and Merger Sub have agreed that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the merger agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom.

Notwithstanding anything the merger agreement to the contrary, each party has agreed that New York State or United States Federal courts sitting in the borough of Manhattan, City of New York will have exclusive jurisdiction over any action (whether at law or at equity and whether brought by any party hereto or any other Person) brought against any financing source in connection with the debt financing or in any way relating to the merger agreement or the transactions contemplated hereby, and that no party to the merger agreement will bring or support, or permit any of their affiliates to bring, any such action in any other court.

Specific Performance; Remedies

Tumi, Samsonite and Merger Sub are entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to seek to enforce specifically the terms and provisions of the merger agreement in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court located in Wilmington, Delaware, and any appellate court therefrom, and, in any action for specific performance, each party waived the defense of adequacy of a remedy at law and waived any requirement for the securing or posting of any bond in connection with such remedy, this entitlement being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in the merger agreement).

Litigation Relating to the Merger

On March 15, 2016, a putative stockholder class action challenging the merger was filed in New Jersey Superior Court and was captioned Sun v. Tumi Holdings, Inc., et al., No. C-32-16 (N.J. Super.) (the “Sun State Court Action”). The Sun State Court Action alleged that the members of Tumi’s board of directors breached their fiduciary duties by, among other things, entering into the merger agreement with Samsonite at an inadequate price, failing to engage in an auction process, and failing to disclose all material information to Tumi’s stockholders. The Sun State Court Action also alleged that Tumi and Samsonite aided and abetted these alleged breaches of fiduciary duties.

On March 24, 2016, Tumi filed a Preliminary Proxy Statement on Schedule 14A (the “Preliminary Proxy”) with the SEC.

On April 14, 2016, plaintiff voluntarily dismissed the Sun State Court Action.

On April 19, 2016, the same plaintiff who filed the Sun State Court Action filed an action in the United States District Court for the District of New Jersey, captioned Sun v. Tumi Holdings, Inc., et al., No. 2:16-cv-02184-JMV-JBC (the “Sun Federal Court Action”). The Sun Federal Court Action only raises claims regarding deficient disclosures in the Preliminary Proxy, alleging individual claims for (i) violation of Section 14(a) of the Exchange Act against Tumi and the members of its board of directors, and (ii) violation of Section 20(a) of the Exchange Act against Samsonite and the members of Tumi’s board of directors. The Sun Federal Court Action seeks, among other things, an injunction of the consummation of the proposed merger, rescission of the merger (in the event that the merger is consummated), an order directing defendants to file a proxy that states all material required to make the proxy not misleading, damages, and attorneys’ fees and costs.

Tumi and its board of directors deny that the disclosures in the Preliminary Proxy are false and misleading. The disclosure allegations made in the Sun Federal Court Action are set forth below.

•	“The Proxy fails to disclose the reason Tumi met with [an undisclosed major investment] bank rather than Goldman Sachs, including whether there were any perceived conflicts of interest on the part of Goldman Sachs or concerns regarding Goldman Sachs’ performance.” (Compl. ¶ 45)

•	“[W]ith respect to Tumi’s financial projections, the Proxy fails to disclose the Company’s projected unlevered free cash flows for years 2016 through 2024 for each of Tumi’s November and Revised Projections.” (Compl. ¶ 60)

•	“[T]he Proxy fails to disclose all of the necessary line items used to calculate unlevered free cash flows; namely, the Proxy fails to disclose the Company’s projected capital expenditures and changes in net working capital for years 2016 through 2024.” (Compl. ¶60)

•	“[W]ith respect to Goldman Sachs’ Discounted Cash Flow Analysis, the Proxy fails to disclose the inputs and assumptions underlying Goldman Sachs’ weighted average cost of capital (“WACC”) analysis, from which it determined the discount rate range that was applied.” (Compl. ¶ 62)

•	“[T]he Proxy fails to disclose the exit multiples implied by Goldman Sachs’ Discounted Cash Flow Analysis.” (Compl. ¶ 62)

•	“With respect to Goldman Sachs’ Selected Transactions Analysis, the Proxy fails to disclose the individual transaction multiples, as well as any other benchmarking statistics, observed by Goldman Sachs in performing its analysis.” (Compl. ¶ 63)

•	“The Proxy also fails to disclose whether Goldman Sachs performed a comparable companies analysis, which is one of the analyses that are typically performed when valuing companies in similar acquisitions.” (Compl. ¶ 64)

•	“The Proxy states that Goldman Sachs ‘had provided investment banking services to Tumi in the past,’ but it fails to disclose the nature of those services, as well as the compensation received for those services.” (Compl. ¶ 65)

•	“The Proxy further fails to disclose the timing and nature of all communications regarding future employment or directorship of Tumi’s officers and directors, including who participated in all such communications.” (Compl. ¶ 66)

PROPOSAL 2: ADVISORY VOTE ON

MERGER-RELATED EXECUTIVE COMPENSATION

The Non-Binding Advisory Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on an advisory non-binding basis, the payment of certain compensation that will or may become payable by the Company to its named executive officers in connection with the merger, as disclosed in the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page [●].

We are asking our stockholders to indicate their approval of the compensation that will or may become payable by the Company to its named executive officers in connection with the merger. These payments are set forth in the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page [●] of this proxy statement and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made formed part of the Company’s overall compensation program for its named executive officers, and have previously been disclosed to our stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. The Compensation Committee of the Company board of directors, which is composed solely of non-employee directors, believes such compensatory arrangements to be reasonable.

The Company board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement. The Company board of directors unanimously among those directors that were present (with one director absent due to medical reasons) recommends that you vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Tumi Holdings, Inc. approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Tumi’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” in Tumi’s proxy statement for the special meeting.”

Stockholders should note that this proposal is not a condition to completion of the merger, and as an advisory vote, the result will not be binding on the Company or the Company board of directors. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be entitled to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Board of Directors Recommendation

Approval of the proposal to approve, by a non-binding, advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger requires the affirmative vote of a majority of the shares of the Company’s common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon.

The Company board of directors unanimously recommends that you vote “FOR” the proposal to approve, by a non-binding, advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

Tumi stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The Company board of directors unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Tumi common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time.

MARKET PRICES AND DIVIDEND DATA

Our common stock is traded on the NYSE under the symbol “TUMI.”

As of the close of business on the record date for the special meeting, there were [●] shares of common stock outstanding and entitled to vote, held by approximately [●] holders of record of common stock. The following table sets forth during the periods indicated the high and low sales prices of common stock as reported on the NYSE, and the cash dividends declared per share for the periods indicated:

	Market Price
	High	Low
Fiscal 2013
First Quarter	$24.76	$19.44
Second Quarter	$25.58	$20.63
Third Quarter	$26.24	$19.90
Fourth Quarter	$24.43	$18.66
Fiscal 2014
First Quarter	$24.71	$19.27
Second Quarter	$23.29	$17.55
Third Quarter	$23.75	$19.25
Fourth Quarter	$24.31	$18.77
Fiscal 2015
First Quarter	$24.45	$20.98
Second Quarter	$25.47	$18.86
Third Quarter	$21.71	$18.00
Fourth Quarter	$18.80	$15.40
Fiscal 2016
First Quarter	$27.84	$15.01
Second Quarter (through May 12, 2016)	$27.13	$26.58

Under our current dividend policy, we have never declared or paid any cash dividends on our common stock and have retained all of our earnings, if any, for the foreseeable future to finance the operation and expansion of our business and for general corporate purposes. Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, we may not declare or pay any dividends on our common stock without Samsonite’s written consent.

The closing sale price of our common stock on March 2, 2016, which was the last trading day prior to market rumors of a potential transaction, was $20.13 per share. On [●], the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock was $[●] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

Following the merger, there will be no further market for our common stock and we anticipate that our stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the merger and such deregistration, we would no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of May 4, 2016 for: (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each named executive officer; (3) each of our directors; and (4) all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, New Jersey 07080. We have determined beneficial ownership in accordance with the rules of the SEC, which provide that beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after May 4, 2016, through the exercise of any stock option (“Presently Exercisable Options”) or any other right. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own. We have based our calculation of the percentage of beneficial ownership on 67,651,601 shares of common stock outstanding.

Name of Beneficial Owner	Share of Common Stock Beneficially Owned
	Number	Percent of Common Stock Outstanding
Executive Officers and Directors:
Jerome S. Griffith(1)	1,813,165	2.7%
Michael J. Mardy(2)	948,003	1.4%
Steven M. Hurwitz(3)	59,316	*
Peter L. Gray(4)	33,800	*
Adam Levy	—	—
David J. Riley(5)	7,251	*
Claire M. Bennett(6)	12,104	*
Christopher J. L. Fielding	—	—
Joseph R. Gromek(7)	38,997	*
Thomas H. Johnson(8)	16,997	*
Alexander W. Smith(9)	9,202	*
All directors and executive officers as a group (10 persons)(10)	2,938,835	4.3%
Greater than 5% Stockholders:
Entities Affiliated with Doughty Hanson (11)	9,123,014	13.5%
BlackRock, Inc.(12)	5,214,223	7.7%
Janus Capital Management LLC(13)	4,488,484	6.6%
The Vanguard Group (14)	4,262,586	6.3%
Wellington Management Group LLP(15)	4,209,016	6.2%

*	Represents less than 1% of outstanding common stock.

(1)

Consists of (i) 1,342,349 shares held by Mr. Griffith in his individual capacity, (ii) 370,000 shares held by Griffith Investment Management Company, LLC (the “LLC”), of which Mr. Griffith is a Manager and (iii) Presently Exercisable Options to purchase 100,816 shares of common stock. The membership units in the LLC are held by four trusts, for which Mr. Griffith disclaims beneficial ownership of the securities held by the LLC except to the extent of his pecuniary interest therein.

(2)	Includes Presently Exercisable Options to purchase 50,054 shares of common stock. Also includes 231,000 shares of common stock held in three trusts, for which Mr. Mardy’s spouse is the trustee. Mr. Mardy disclaims beneficial ownership of the securities held in the trusts, except to the extent of his pecuniary interest therein.

(3)	Includes Presently Exercisable Options to purchase 40,043 shares of common stock.

(4)	Includes Presently Exercisable Options to purchase 32,297 shares of common stock.

(5)	Includes Presently Exercisable Options to purchase 6,535 shares of common stock.

(6)	Includes Presently Exercisable Options to purchase 6,020 shares of common stock will vest within 60 days.

(7)	Includes Presently Exercisable Options to purchase 10,913 shares of common stock which will vest within 60 days.

(8)	Includes Presently Exercisable Options to purchase 10,913 shares of common stock which will vest within 60 days.

(9)	Includes Presently Exercisable Options to purchase 3,118 shares of common stock which will vest within 60 days.

(10)	Includes Presently Exercisable Options to purchase 260,709 shares of common stock and 13,656 restricted stock units which will vest within 60 days.

(11)	Consists of shares held by DHC 1, DHC 2, DHC 3, DHC 4, Officers Nominees Limited and the Co-Investors (each as defined below). Doughty Hanson & Co IV Nominees One Limited (“DHC 1”), Doughty Hanson & Co IV Nominees Two Limited (“DHC 2”), Doughty Hanson & Co IV Nominees Three Limited (“DHC 3”) and Doughty Hanson & Co IV Nominees Four Limited (“DHC 4”) each hold shares as nominee for four English law limited partnerships: Doughty Hanson & Co IV Limited Partnership Number One, Doughty Hanson & Co IV Limited Partnership Number Two, Doughty Hanson & Co IV Limited Partnership Number Three and Doughty Hanson & Co IV Limited Partnership Number Four, respectively. The common general partner of these four English law limited partnerships is Doughty Hanson & Co IV Limited, which has voting and investment power with respect to the shares held by each such limited partnership and each of DHC 1, DHC 2, DHC 3 and DHC 4. Doughty Hanson & Co IV Limited is wholly owned by DHC Limited which is controlled by Richard P. Hanson. Officers Nominees Limited is a company incorporated in England and Wales and is the co-investment vehicle for employees of Doughty Hanson & Co. Richard P. Hanson, Richard N. Lund and Graeme D. Stening serve on the board of directors of Officers Nominees Limited. Each of the foregoing persons disclaim beneficial ownership of the shares held by Officers Nominees Limited. Doughty Hanson & Co Managers Limited may be deemed to have voting and investment power with respect to the shares held by Stockwell Fund, L.P., HVB Capital Partners AG and Brederode International s.à.r.l. (collectively, the “Co-Investors”) by virtue of co-investment arrangements with each of the entities comprising the Co-Investors. Doughty Hanson & Co Managers Limited is indirectly wholly owned by DHC Limited which is controlled by Mr. Hanson. The address of Doughty Hanson is c/o DHC Limited, 45 Pall Mall, London, SW14 5JG, United Kingdom.

(12)	Information about this stockholder is based solely on information contained in the Schedule 13G filed on January 28, 2016 by the stockholder. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The stockholder has sole dispositive power over all of the shares and sole voting power as to 5,094,833 of the shares.

(13)	Information about this stockholder is based solely on information contained in the Schedule 13G filed on February 16, 2016 by the stockholder. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206. The stockholder has sole voting power and sole dispositive power all of the shares.

(14)	Information about this stockholder is based solely on information contained in the Schedule 13G filed on February 10, 2016 by the stockholder. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The stockholder has sole voting power over 124,653 of the shares, shared voting power over 5,200 of the shares, sole dispositive power over 4,137,033 of the shares and shared dispositive power over 125,553 of the shares.

(15)	Information about this stockholder is based solely on information contained in the Schedule 13G/A filed on February 11, 2016 by the stockholder. The address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210. The stockholder has shared dispositive power over all of the shares and shared voting power as to 1,991,427 of the shares.

APPRAISAL RIGHTS

If the merger agreement is adopted by Tumi stockholders, stockholders who do not vote in favor of the proposal to adopt the merger agreement and who properly exercise and perfect their demand for appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL, which we refer to as Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Tumi common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock of Tumi held of record in the name of another person, such as a bank, broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Tumi common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or the other nominee.

Under Section 262, holders of shares of common stock of Tumi who do not vote in favor of the proposal to adopt the merger agreement, who continuously are the record holders of such shares through the effective time of the merger, and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Tumi common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value of the shares from the effective date of the merger, as determined by the court.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Tumi’s notice to its stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the merger, any holder of common stock of Tumi who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the per share merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Tumi believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Tumi common stock must do ALL of the following:

•	The stockholder must not vote in favor of the proposal to adopt the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal to adopt the merger agreement, abstain or not vote its shares;

•	The stockholder must deliver to Tumi a written demand for appraisal before the vote on the proposal to adopt the merger agreement at the special meeting;

•	The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger; and

•	The stockholder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving company is under no obligation to file any petition and has no intention of doing so.

Filing Written Demand

Any holder of shares of common stock of Tumi wishing to exercise appraisal rights must deliver to Tumi, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not submit a blank proxy or vote in favor of the proposal to adopt the merger agreement. A holder of shares of common stock of Tumi wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. Neither voting against the proposal to adopt the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement. A proxy or vote against the proposal to adopt the merger agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the merger agreement at the special meeting of Tumi’s stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Tumi common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock of Tumi should be executed by or on behalf of the holder of record, and must reasonably inform Tumi of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, NJ 07080, Attention: Corporate Secretary.

Any holder of common stock of Tumi may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to Tumi a written withdrawal of the demand for appraisal within 60 days after the effective date of the merger. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Corporation

If the merger is completed, within 10 days after the effective time of the merger, the surviving corporation will notify each holder of common stock of Tumi who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the proposal to adopt the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of common stock of Tumi who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation is under no obligation to and has no present intention to file a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of shares of common stock of Tumi. Accordingly, any holders of common stock of Tumi who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of common stock of Tumi within the time and in the manner prescribed in Section 262. The failure of a holder of common stock of Tumi to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective time of the merger, any holder of common stock of Tumi who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the merger agreement and with respect to which Tumi has received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of common stock of Tumi and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss such stockholder from the proceedings.

Determination of Fair Value

After determining the holders of common stock of Tumi entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of common stock of Tumi, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although Tumi believes that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Neither Tumi nor Samsonite anticipates offering more than the per share merger consideration to any stockholder of Tumi exercising appraisal rights, and each of Tumi and Samsonite reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock of Tumi is less than the per share merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of common stock of Tumi under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock of Tumi will be deemed to have been converted at the effective time of the merger into the right to receive the per share merger consideration applicable to the shares, less applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the per share merger consideration in accordance with Section 262.

From and after the effective time of the merger, no stockholder who has demanded appraisal rights will be entitled to vote the common stock of Tumi for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock of Tumi, if any, payable to stockholders of Tumi of record as of a time prior to the effective time of the merger;

provided, however, that if no petition for an appraisal is filed, or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time of the merger or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of Tumi without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder of Tumi wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

FUTURE STOCKHOLDER PROPOSALS

Tumi does not expect to hold an annual meeting of stockholders in 2016 if the merger is completed. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders, and we will hold a 2016 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2016 annual meeting will be held. If the 2016 meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2016 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws, as described below.

Proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy materials for the 2016 annual meeting were due on or prior to November 25, 2015.

The Company’s Amended and Restated By-Laws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in our proxy materials, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the 2016 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be delivered to: Corporate Secretary, Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, NJ 07080, not less than 90 or more than 120 days prior to the anniversary date of last year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of the Company’s Amended and Restated By-Laws (and not pursuant to Exchange Act Rule 14a-8) was due no earlier than January 4, 2016, and no later than February 3, 2016. However, in the event that the annual meeting is called for a date that is not within 25 days before or after the anniversary date of last year’s annual meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the 2016 annual meeting is mailed or we provide public disclosure of the date of the annual meeting is made, whichever first occurs. All director nominations and stockholder proposals must comply with the requirements of the Company’s Amended and Restated By-Laws, a copy of which may be obtained at no cost from the Corporate Secretary of the Company.

The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports, without charge, on its website at www.tumi.com as soon as reasonably practicable after the Company files the reports electronically with the SEC. Information included on this website is not incorporated by reference into this proxy statement. In addition, you may obtain a copy of the reports, without charge, by contacting the Company at the following address and phone number: 1001 Durham Avenue, South Plainfield, New Jersey 07080, Attention: Corporate Secretary, telephone [●]. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents before the special meeting, any such request should be made promptly to the Company. A copy of any exhibit to a filing may be obtained upon request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing the exhibit) to Tumi Holdings, Inc., 1001 Durham Avenue, South Plainfield, New Jersey 07080, Attention: Corporate Secretary, telephone [●].

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the special meeting:

•	Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2015, filed February 25, 2016;

•	Amendment No. 1 to our Annual Report on Form 10-K/A for the Fiscal Year Ended December 31, 2015, filed April 28, 2016;

•	Definitive Proxy Statement for the Company’s 2015 Annual Meeting, filed March 24, 2015; and

•	Current Reports on Form 8-K, filed [-].

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [•], 2016. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

TUMI HOLDINGS, INC.,

SAMSONITE INTERNATIONAL S.A.

and

PTL ACQUISITION INC.

March 3, 2016

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 3, 2016, is entered into by and among TUMI HOLDINGS, INC., a Delaware corporation (the “Company”), SAMSONITE INTERNATIONAL S.A., a public limited liability company (société anonyme) incorporated and governed by the laws of the Grand-Duchy of Luxembourg, having its registered office at 13-15, avenue de la Liberté, L-1931 Luxembourg, registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés de Luxembourg) under number B 159469 (“Parent”), and PTL ACQUISITION INC., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Company Board (as defined below) has unanimously (i) determined and resolved that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable, fair to and in the best interests of the Company and the stockholders of the Company, (ii) approved this Agreement and the Merger, (iii) determined and resolved to recommend that the stockholders of the Company adopt this Agreement and (iv) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned Subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each issued and outstanding share (each, a “Share” and collectively, the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Dissenting Shares (as defined below) and Shares owned by Parent, Merger Sub, the Company or any of their respective wholly owned Subsidiaries (as defined below) (including Shares held in treasury by the Company), will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Merger Consideration (as defined below), on the terms and subject to the conditions set forth herein;

WHEREAS, the Parent Board (as defined below) has unanimously (i) determined and resolved that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of Parent, (ii) approved this Agreement and the Merger, on the terms and subject to the conditions set forth in this Agreement, (iii) determined and resolved to recommend that the shareholders of Parent approve the transactions contemplated by this Agreement, including the Merger and (iv) resolved that the approval of the transactions contemplated by this Agreement, including the Merger, be submitted to a vote at a meeting of shareholders of Parent;

WHEREAS, the Board of Directors of Merger Sub has approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth herein; and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no less restrictive of, and otherwise no more favorable to, other than in any immaterial respect, the Third Party that is party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives, excluding with respect to the standstill provisions contained in Section 6 of the Confidentiality Agreement.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Parent) regarding an Acquisition Transaction.

“Acquisition Transaction” means any transaction (including any single- or multi-step transaction) or series of transactions with a Person or “group” (as defined in Exchange Act) relating to (i) the acquisition of at least fifteen percent (15%) of the assets of, equity interests in, or business of the Company and its Subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation, joint venture or other business combination, sale combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or otherwise, or (ii) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings of the Company involved is fifteen percent (15%) or more.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anticorruption Laws” means the US Foreign Corrupt Practices Act of 1977, as amended and any other anticorruption or anti-bribery Applicable Law applicable to the Company or any of its Subsidiaries.

“Applicable Law” means, with respect to any Person, any supranational, national, federal, state, provincial, local or other law, constitution, treaty, convention, statute, ordinance, code, rule, regulation or common law or other similar requirement enacted, adopted, promulgated or applied by any Governmental Entity, in each such case that is binding on or applicable to such Person, or its Subsidiaries or its or their respective properties, assets or businesses.

“Audited Balance Sheet” means the audited consolidated balance sheets of the Company as of December 31, 2015.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York (“NY”), Luxembourg or Hong Kong or Governmental Entities in the State of Delaware are authorized or required by Applicable Law to close.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each compensatory or employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, employment, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other material employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, for the benefit of any current or former employee, officer, director, consultant or independent contractor (in each case, who is a natural person or is a personal services entity) of the Company or any Subsidiary maintained by the Company or any Subsidiary, or to which the Company or any Subsidiary contributes or is obligated to contribute or otherwise has or would reasonably expected to have any Liability.

“Company Board” means the Board of Directors of the Company.

“Company Employee” means any current or former employee, consultant, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company’s Knowledge” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed on Schedule 1.01 and the knowledge such individuals would have acquired in the exercise of a reasonable inquiry.

“Company Major Subsidiary” means Tumi, Inc., Tumi Stores, Inc. and any other Subsidiary of the Company that owns assets, or generates revenues or earnings, of five percent (5%) or more of the Company’s consolidated assets, revenues or earnings (as applicable).

“Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or in combination with any other Effect, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, Liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would prevent, materially impair or materially delay the timely performance by the Company of, or has or would have a material adverse effect on the ability of the Company to, timely perform, its obligations under this Agreement; provided, however, that, in the case of clause (i) above, no Effect shall constitute a Company Material Adverse Effect to the extent that such Effect arises out of or results from: (A) changes after the date of this Agreement in general global economic or business conditions; (B) general changes after the date of this Agreement in the global securities, credit or other financial markets; (C) changes after the date of this Agreement in conditions generally affecting the industry in which the Company and its Subsidiaries operate; (D) changes after the date of this Agreement in GAAP or Applicable Law or in the enforcement or interpretation thereof; (E) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism; (F) any hurricane, flood, tornado, earthquake or other natural disaster; (G) actions or omissions required of the Company or any of the Company’s Subsidiaries by this Agreement (but including in this clause (G) the Effect of any actions or omissions required to comply with Section 6.01 only to the extent that such Effect is the direct result of Parent unreasonably withholding its consent to the Company’s written request delivered in accordance with the notice requirements set forth in Section 9.01 to take an action otherwise prohibited under Section 6.01); (H) any failure by the Company or any of its Subsidiaries to meet any internal or external projections, budgets, forecasts, estimates or analysts’ expectations in respect of revenue, profitability, cash flow or position, earnings or other financial or operating metric for any future period (but, in each case, the underlying causes of such failure shall be taken into account except to the extent such underlying causes would otherwise be excepted from this definition); (I) the announcement of this Agreement or the Merger, including the announcement of the identity of Parent, or any communication by Parent or any of its Affiliates regarding plans, proposals, expectations or projections with respect to the Company and its Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, partners, or employees; (J) changes in the trading price or trading volume of Shares (but, in each case, the underlying causes of such changes shall be taken into account except to the extent such underlying causes would otherwise be excepted from this definition); (other than, in each case of clauses (A) through (J), for purposes of any representation or warranty set forth in Section 4.03 or Section 4.04); provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C), (D), (E) or (F) above may constitute, and shall be taken into account in determining the occurrence of, a Company Material Adverse Effect to the extent such Effect has, or is reasonably expected to have, a disproportionately adverse effect on the business, financial condition, assets, Liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, as compared to any other companies that operate in the industries in which the Company and its Subsidiaries operate.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Performance RSU” means a restricted stock unit award for shares of Company Common Stock granted under any Company Stock Plan that is subject to performance-based vesting conditions.

“Company SEC Document” means the all reports, schedules, registration statements and other documents filed with or furnished to the SEC on or after January 1, 2014.

“Company Security” all outstanding Shares, or any other outstanding equity or debt securities of the Company.

“Company Service RSU” means a restricted stock unit award for shares of Company Common Stock granted under any Company Stock Plan that is not subject to any performance-based vesting or other performance conditions.

“Company Stock Awards” means the Company Stock Options, Company Service RSUs and the Company Performance RSUs.

“Company Stock Option” means an option to acquire shares of Company Common Stock granted under a Company Stock Plan.

“Company Stock Plan” means the Company’s 2012 Long-Term Incentive Plan, and the forms of agreements thereunder.

“Company Stockholder Litigation” means any Proceeding pending against the Company (including any class action or derivative litigation) relating directly or indirectly to the Agreement, the Merger or the other transactions contemplated hereby and thereby, including disclosures made under securities laws and regulations related thereto.

“Compliant” means, with respect to the Required Information, that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of September 22, 2015, between Parent and the Company (as amended).

“Continuing Company Employee” means each Company Employee who continues to be employed by Parent or the Surviving Corporation or any of their respective Subsidiaries following the Effective Time.

“Contract” means any written or oral contract, agreement, or other instrument, obligation or arrangement that is or purports to be legally binding, including any note, bond, indenture, mortgage, guarantee, undertaking, commitment, promise, option, lease, sublease, license, sublicense, joint venture agreement, warranty or sales or purchase order.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Credit Agreement” means that certain Amended and Restated Credit and Guaranty Agreement, dated as of April 4, 2012, by and among the Company, certain Subsidiaries of the Company, Wells Fargo Bank, National Association, as collateral agent, and the lenders and other parties thereto (as amended, restated, supplemented or otherwise modified through the Closing Date).

“Data Room” means the electronic data site established for Project Llama on Intralinks on behalf of the Company and to which Parent and certain of its Representatives have been given access in connection with the transactions contemplated by this Agreement.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Commitment Letter, including the borrowing of loans contemplated by the Commitment Letter.

“DOJ” means the U.S. Department of Justice.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Environmental Laws” means any Applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources, or (iii) Releases of or exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any supranational, national, federal, state, provincial, local or other government, department, authority, court, tribunal, commission, regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Hazardous Materials” means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents which are identified, regulated, the subject of Liability or requirements for investigation or remediation under, or otherwise subject to, Environmental Laws.

“HKSE” means The Stock Exchange of Hong Kong Limited.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.

“Indebtedness” of any Person at any date means, without duplication, all obligations (whether or not due and payable as of such date) of such Person to pay principal, interest, premiums, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding, breakage fees, pre-payment fees or penalties, and other Liabilities with respect to (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (iv) the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment obligations, but excluding trade payables or accruals in the ordinary course of business consistent with past practice),

(v) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements, (vi) obligations of such Person as an account party under letters of credit, letters of guaranty and performance bonds, to the extent drawn upon or an event has occurred that (with notice or lapse of time or both) would trigger a right to draw upon, (vii) all obligations of the type described in clauses (i) through (vi) above secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person, and (viii) direct or indirect guarantees or other forms of credit support (including all “keepwell” arrangements) of any obligations described in clauses (i) through (vii) above of any other Person.

“Intellectual Property” means all intellectual property and other similar proprietary rights existing anywhere in the world, whether registered or unregistered, including rights in and to:

(i) patents and patent applications (whether utility or design), including continuations, divisionals, extensions, continuations-in-part, reissues or reexaminations, counterparts claiming priority therefrom, foreign equivalents and utility models (collectively, “Patents”), and inventions (whether or not patentable) and inventions disclosures;

(ii) designs;

(iii) trademarks, service marks, certification marks, trade dress, logos, corporate names, trade names and any other indicators of origin, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”) and Internet domain names;

(iv) copyrights and registrations and applications therefor, works of authorship and moral rights (collectively, “Copyrights”);

(v) software and computer programs and applications, including data files, source code, executable or object code, software tools, application programming interfaces, platforms, computerized databases and libraries (collectively, “Software”);

(vi) rights of publicity and other rights to use the names, likeness, image and voice of individuals; and

(vii) trade secrets, discoveries, concepts, ideas, algorithms, know-how, show-how, formulae, processes, techniques, technical data, drawings, customer lists and other confidential information (collectively, “Trade Secrets”).

“IT Assets” means the computers, Software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the operation of the business of the Company and its Subsidiaries.

“IRS” means the United States Internal Revenue Service.

“Japan JV Buyout Agreement” means the Stock Purchase Agreement, dated as of November 3, 2015, by and among Tumi, Inc., Tumi Hong Kong Holding Company B.V., Tumi Japan, ACE Co. Ltd. and Itochu Corporation.

“Liability” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, disputed or undisputed, secured or unsecured, subordinated or unsubordinated, on or off-balance sheet, and whether arising in the past, present or future, and including those arising in connection with any Contract, Proceeding or Order.

“Lien” means, with respect to any property or asset, any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease, sublease, license, sublicense, right of way, right of first refusal or offer, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any interest or restriction similar in substance to any of the foregoing.

“Listing Rules” means the Rules Governing the Listing of Securities on the HKSE.

“Made Available” means that such information, document or material was (i) publicly filed on the SEC EDGAR database as part of a Company SEC Document (or expressly incorporated by reference into a Company SEC Document) on or after January 1, 2015 and prior to the date hereof or (ii) made available for review by Parent or Parent’s Representatives in the Data Room or in a location otherwise specified to Parent in writing by the Company or the Company’s Representatives on or prior to 5:00 P.M. New York time on March 3, 2016.

“Marketing Period” means the first period of twenty (20) consecutive Business Days:

(i) throughout and at the end of which Parent shall have the Required Information and such Required Information shall be Compliant;

(ii) throughout and at the end of which the conditions set forth in Section 7.01 and Section 7.02 (other than such conditions that by their nature are to be satisfied by actions to be taken at the Closing, but only if such conditions are capable of being satisfied if the Closing were to occur during such time) shall be satisfied and nothing shall have occurred and no condition shall exist that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided, however, that if clause (i) of this definition is satisfied and all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied other than (i) such conditions that by their nature are to be satisfied by actions to be taken at the Closing and that are capable of being satisfied if the Closing were to occur during the Marketing Period and (ii) either the condition set forth in Section 7.01(a) or Section 7.01(b) (but not both of such conditions), the Marketing Period shall be deemed to have commenced beginning on the fifteenth (15th) Business Day prior to the scheduled date for the Company Meeting or the Parent Meeting (as applicable), subject to the Requisite Company Stockholder Approval or the Requisite Parent Shareholder Approval (as applicable) being obtained on such date.

Notwithstanding anything in this definition to the contrary, the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such twenty (20) consecutive Business Day period:

(A) the Company or any of its Subsidiaries has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information or any such restatement is under consideration, in which case, the Marketing Period shall not commence unless and until either such restatement has been completed and the applicable Required Information has been amended and updated or, for a restatement under consideration, the Company has determined that such restatement is not required;

(B) the Company’s independent accountants have withdrawn any audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the Company’s independent accountants;

(C) any Required Information would not be Compliant at any time during such twenty (20) consecutive Business Day period (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such twenty (20) consecutive Business Day period, then the Marketing Period shall be deemed not to have commenced until such Required Information is Compliant); or

(D) the Company or any of its Subsidiaries shall have failed to file any periodic or current report required to be filed with the SEC by the date required under the Exchange Act, in which case the Marketing Period will not be deemed to commence unless and until all such reports have been filed;

Notwithstanding the foregoing, (w) if the Marketing Period has not been completed on or prior to August 19, 2016, the Marketing Period shall commence no earlier than September 6, 2016, (x) November 25, 2016 shall be disregarded and not count as a Business Day for purposes of calculating such twenty (20) consecutive Business Day period, (y) if the Marketing Period has not been completed on or prior to December 16, 2016, the Marketing Period shall commence no earlier than January 3, 2017 and (z) the Marketing Period shall end on such earlier date as the Debt Financing has been received. If at any time the Company in good faith reasonably believes that it has provided the Required Information to Parent, the Company may deliver to Parent a written notice to that effect (stating when the Company believes it completed any such delivery), in which case the Company shall be deemed to have delivered the Required Information as of the date of delivery of such notice unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information and, within four (4) Business Days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered).

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“NY” has the meaning set forth in the definition of “Business Day.”

“NYSE” means the New York Stock Exchange.

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Entity or arbitrator, in each case, that is or purports to be binding upon such Person.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, trust agreement or other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Parent Board” means the Board of Directors of Parent.

“Parent Related Parties” means (i) the former, current and future direct or indirect holders of any shares, financing sources (including the Financing Sources), incorporators, directors, officers, employees, agents, attorneys, Affiliates (other than Merger Sub), Representatives, successors or assignees of Parent and (ii) any former, current and future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, financing sources, incorporators, directors, officers, employees, agents, attorneys, Affiliates (other than Merger Sub), Representatives, members, managers, general or limited partners, stockholders, successors or assignees of any of the Persons described in clause (i).

“Parent Shareholder Circular” means the circular to be dispatched by Parent to its shareholders to obtain their approval of the transactions contemplated by this Agreement, including the Merger and any annexes, schedules or exhibits required to be filed, or actually filed, with the HKSE in connection therewith (including, in each case, any amendments or supplements thereto).

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Payment Card Industry Data Security Standard” means the technical and operational requirements set by the Payment Card Industry Security Standards Council, as amended.

“Payoff Letter” means a payoff letter in form and substance reasonably satisfactory to Parent (subject only to delivery of funds as arranged by Parent) that (i) specifies the aggregate amount required to be paid to fully satisfy all Indebtedness (including principal, interest, fees, expenses and other amounts payable under the Credit Agreement) that will be outstanding as of the Closing Date under the Credit Agreement and (ii) provides for the full and unconditional release of (A) any and all guarantees provided by the Company or any of its Subsidiaries of all such obligations and (B) any and all Liens and other security interests in the properties and assets of the Company and its Subsidiaries securing all such obligations (subject, in each case, only to delivery of funds as arranged by Parent). For the avoidance of doubt, the Payoff Letter shall include UCC-3 termination statements and fully executed short-form termination and release agreements with respect to any and all security interests in Intellectual Property that when filed or recorded, as the case may be, will be sufficient to release any and all such security interests in Intellectual Property.

“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Entity.

“Permitted Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate Proceedings, in each case, only if adequate reserves with respect thereto have been established in the Audited Balance Sheet to the extent required in accordance with GAAP, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice (A) that relate to obligations that are not delinquent or that the Company or any of its Subsidiaries is contesting in good faith by appropriate Proceedings and for which, in the latter scenario, adequate reserves have specifically been established in the Audited Balance Sheet to the extent required in accordance with GAAP and (B) that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, and that do not materially adversely affect either continuation of the current use, occupancy or activity conducted by the Company or any of its Subsidiaries at the affected property or the market value of such property, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with Third Parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole, (iv) (A) such minor title defects or irregularities of title, non-monetary Liens, charges, easements, rights of way, covenants and other restrictions or encumbrances and (B) such matters that would be shown by a current title report or other similar report and any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection, as do not, in any case, materially affect the use, occupancy or marketability of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (v) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Entity that are not violated by any current use, occupancy or activity conducted by the Company or any of its Subsidiaries or any condition of the property regulated thereby; provided, however, that in all cases, “Permitted Liens” shall not include any Liens that secure the payment of borrowed money or other Indebtedness.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Entity (or any department, agency, or political subdivision thereof).

“Personally Identifiable Information” means information that alone or in combination with other information can be used to identify an individual natural person, or that is about an identifiable natural person, including name, address, telephone number, email address, Internet protocol address, financial account number or credit card number and government issued identifier (including Social Security number, Social Insurance Number, passport number, taxpayer identification number and driver’s license number).

“Privacy Laws” means any Applicable Law that governs direct marketing, advertising or unsolicited communications or the collection, use, storage, transfer, recording, processing, sharing, disposal or security of Personally Identifiable Information (including such Applicable Laws governing breach notification).

“Proceeding” means any suit (whether civil, criminal, administrative, judicial or investigative), claim, action, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, criminal prosecution, or (in the case of the Company) to the Company’s Knowledge, any examination or formal or informal investigation or SEC “Wells” process, in each case commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any mediator, arbitrator or arbitration panel.

“Proxy Statement” means, collectively, the letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger and any annexes, schedules or exhibits required to be filed, or actually filed, with the SEC in connection therewith (including, in each case, any amendments or supplements thereto).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other representatives and advisors of such Person.

“Sanctioned Country” means any country or territory subject to economic sanctions or trade restrictions of the United States, the European Union, Hong Kong or the United Nations that broadly prohibit or restrict dealings with such country.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited by any economic sanctions, trade restrictions, or similar restrictions imposed by the United States, the European Union, Hong Kong or the United Nations, including (i) any Person identified in any sanctions list maintained by (A) the United States government, including the United States Department of Treasury, Office of Foreign Assets Control (“OFAC”), the United States Department of Commerce, Bureau of Industry and Security (“BIS”), and the United States Department of State; (B) the European Union; (C) Hong Kong or (D) the United Nations Security Council; (ii) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly owned or controlled by or acting for the benefit or on behalf of a Person described in (i) or (ii) (with the ability to vote twenty-five percent (25%) or more of outstanding voting securities presumptively constituting control and the right to receive fifty percent (50%) or more of assets or profits presumptively constituting ownership).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Software” has the meaning set forth in the definition of “Intellectual Property.”

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect at least fifty percent (50%) of the board of directors or other governing body of such Person or (ii) at least fifty percent (50%) of the outstanding voting securities or voting power of such Person. For purposes of this definition, a partnership, association or other business entity shall be deemed to be a Subsidiary of a Person if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is controlled by or controls the managing director or general partner of such partnership, association or other business entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (provided, that for purposes of this definition, the references to “fifteen percent (15%)” in the definition of Acquisition Transaction shall be deemed to be references to “seventy-five percent (75%)”) made by a Third Party that the Company Board determines in good faith, after consultation with the Company’s outside independent financial advisors and outside legal counsel, and considering all the terms of the Acquisition Proposal (including, without limitation, the legal, financial and regulatory aspects of such proposal, the identity of the Third Party making such proposal and the conditions for completion of such proposal), (i) is on terms that are more favorable from a financial point of view to the holders of Company Common Stock than the Merger (after giving effect to all Proposed Changed Terms), (ii) is reasonably expected to be consummated on a timely basis and does not contain any conditionality of the Third Party’s obligation to consummate the Superior Proposal that is related to the Third Party’s completion of due diligence (for the avoidance of doubt, a right of the Third Party to access to or notification of information or documents shall not be deemed a due diligence closing condition) or the Third Party having obtained financing for the Superior Proposal and (iii) the financing of which is fully committed or reasonably determined in good faith by the Company Board to be available.

“Tax” means any tax or other like governmental assessment or charge of any kind whatsoever including income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, environmental, premium, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges (including taxes, charges, or other assessments that are imposed upon or incurred under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign Applicable Law) or otherwise as a result of membership in an affiliated, consolidated, combined or unitary group for tax purposes, and including any Liability for taxes, charges or other assessments as a transferee or successor, by Contract or otherwise), together with any interest, penalty, addition to tax or additional amount with respect thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the tax Liability of any other Person.

“Taxing Authority” means any Governmental Entity exercising any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.

“Tax Return” means any report, return, document, declaration, form, information return, statement or other information required to be filed with or supplied to a Taxing Authority (including any amendments thereto and including any schedule or statement thereto) and any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent and its Subsidiaries (including Merger Sub).

“Trade Secret” has the meaning set forth in the definition of “Intellectual Property.”

“Treasury Regulations” means the temporary and final regulations promulgated under the Code by the United States Department of Treasury.

“Willful Breach” means (a) with respect to any failure of a representation or warranty to be true or correct, that the party making such representation or warranty had knowledge of as of the date of this Agreement that such representation or warranty was untrue or incorrect as of such date, and (b) with respect to any material breach of a covenant or other agreement, a material breach that is a consequence of an act undertaken or omitted to be taken by the breaching party with the knowledge that the taking of such act or failure to take such action would, or would reasonably be expected to, cause a breach of the relevant covenant or agreement.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
	$1.02
Agreement	Preamble
Alternative Acquisition Agreement	6.02	(c)
Alternative Financing	6.09	(e)
Alternative Financing Documents	6.09	(e)
Antitrust Laws	4.03	(b)
Certificate of Merger	2.03
Certificates	2.07	(a)
Change in Recommendation	6.02	(c)
Closing	2.02
Collective Bargaining Agreement	4.14
Commitment Letter	5.07	(a)
Company	Preamble
Company 401(k) Plan	6.15	(c)
Company Approvals	4.03	(b)
Company Common Stock	Preamble
Company Disclosure Schedules	Article 4
Company Financial Statements	4.04	(b)
Company Leased Real Property	4.16	(b)
Company Material Contracts	4.19	(a)
Company Meeting	6.16	(b)
Company Organizational Documents	4.01	(b)
Company Owned Real Property	4.16	(c)
Company Preferred Stock	4.02	(a)
Company Real Property Leases	4.16	(b)
Company Recommendation	4.03	(a)
Company Registered Intellectual Property	4.15	(a)
Company Subsidiary Organizational Documents	4.01	(b)
Company Termination Fee	8.03	(a)
Current Premium	6.07	(a)
Definitive Agreements	6.09	(a)(ii)
DGCL	Preamble
Dissenting Shares	2.08
Divestiture	6.08	(d)
Divestiture Assets	6.08	(d)
Effective Time	2.04
End Date	8.01	(b)(i)
Enforceability Exceptions	4.03	(a)
Fee Letter	5.07	(a)
Financing Sources	5.07	(a)
Indemnified Party	6.07	(b)
Merger	Preamble
Merger Consideration	2.06	(a)

Term	Section
Merger Sub	Preamble
Merger Sub Stockholder Approval	5.02	(a)
Multiemployer Plan	4.09	(d)
Multiple Employer Plan	4.09	(d)
Nonqualified Deferred Compensation Plan	4.09	(g)
Parent	Preamble
Parent Announcements	4.12
Parent Approvals	5.02	(b)
Parent Disclosure Schedules	Article 5
Parent Meeting	6.17	(b)
Parent Recommendation	5.02	(a)
Parent Recommendation Change	6.17	(c)
Parent Termination Fee	8.04	(a)
Paying Agent	2.07	(a)
Payment Fund	2.07	(a)
PBGC	4.09	(e)
Post-Closing Plans	6.15	(b)
Pre-Closing Period	6.01	(a)
Privacy Policies	4.15	(e)
Products	4.22
Proposed Changed Terms	6.02	(c)(ii)
Qualified Plan	4.09	(c)
Required Information	6.10	(a)(ix)
Requisite Company Stockholder Approval	4.03	(a)
Requisite Parent Shareholder Approval	5.02	(a)
Restraint	6.08	(d)
Share	Preamble
Shares	Preamble
Superior Proposal Notice	6.02	(e)
Surviving Corporation	2.01
Third Party Rights	4.15	(c)
Top Suppliers	4.20
Top Wholesale Customers	4.21
Writing	1.02

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified, and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References (i) to “$” and “dollars” are to the currency of the United States, (ii) from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively and (iii) to “days” shall be calendar days unless otherwise indicated.

ARTICLE 2

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned indirect Subsidiary of Parent, and the Surviving Corporation shall succeed to and assume all the rights and obligations of Merger Sub and the Company in accordance with Section 259 of the DGCL.

Section 2.02 The Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (New York City time) on the fourth (4th) Business Day after the satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing) or at such other place, date and time as the Company and Parent may agree in writing; provided, however, that notwithstanding anything herein to the contrary, neither Parent nor Merger Sub shall be obligated to effect the Closing prior to the fourth (4th) Business Day following the final day of the Marketing Period or such earlier date as Parent shall request on at least two (2) Business Days’ prior written notice to the Company (but, subject in such case to the satisfaction or waiver of all conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing)). The Closing shall be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, unless another place is agreed to in writing by the Company and Parent.

Section 2.03 Effecting the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, concurrently with the Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and delivered to the Office of the Secretary of State of the State of Delaware for filing, all in accordance with the applicable provisions of the DGCL.

Section 2.04 Effective Time. The Merger shall become effective on such date and at such time as when the Certificate of Merger has been received for filing by the Secretary of State of the State of Delaware or at such later time and date as may be agreed by the parties hereto in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 2.05 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.

Section 2.06 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities thereof or any other Person:

(a) except as otherwise provided in Section 2.06(b), Section 2.08 or Section 2.09, each Share outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive $26.75 without interest (the “Merger Consideration”);

(b) each Share held by Parent, Merger Sub, the Company (including Shares held in treasury by the Company) or any of their respective wholly owned Subsidiaries immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.07 Surrender and Payment.

(a) Paying Agent and Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration certificates representing Shares (the “Certificates”; provided, however, that any references herein to “Certificates” are deemed to include references to effective affidavits of loss in accordance with Section 2.13 or to book-entry account statements relating to the ownership of Shares). As of the Effective Time, Parent shall have deposited, or shall have taken all steps necessary to enable and cause the Surviving Corporation to deposit, with the Paying Agent the aggregate Merger Consideration to be paid in respect of the Shares pursuant to Section 2.06(a) (the “Payment Fund”). Promptly after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of Shares at the Effective Time, in each case whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.06(a), a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) for use in such payment.

(b) Surrender of Shares. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate promptly upon (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent or Parent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent or Parent may reasonably request) in the case of a book-entry transfer of Shares. Until so surrendered or transferred, each Share and each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and no other rights or interests whatsoever. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(c) Unregistered Transferees. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d) No Other Rights. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent for transfer, the Surviving Corporation or Parent shall use commercially reasonable efforts to provide the holder of such Certificates with such instructions as may be necessary to permit such holder to receive the Merger Consideration to which such holder is entitled pursuant to the Merger.

(e) Termination of the Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Shares six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.07 prior to that time shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of the Merger Consideration.

Section 2.08 Dissenting Shares. Notwithstanding Section 2.06 or any other provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to appraisal and who has properly exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to timely perfect, effectively withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall immediately cease to be Dissenting Shares and shall be treated as if they had been Shares converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.06(a), without interest thereon, upon surrender of such Certificate formerly representing such Share. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relate to such demand, and Parent shall have the opportunity and right to participate in all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, or otherwise negotiate any such demands.

Section 2.09 Treatment of Options and RSUs.

(a) Treatment of Options. At the Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Stock Option to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to the Company Stock Option multiplied by (y) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Stock Option, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.11; provided that any such Company Stock Option with respect to which the per-share exercise price subject thereto is equal to or greater than the Merger Consideration shall be canceled in exchange for no consideration. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Stock Options the cash payments described in this Section 2.09(a) through its payroll provider on or as soon as reasonably practicable after the Closing Date, but in any event no later than the first regularly scheduled payroll date for the Continuing Company Employees following the Closing Date. From and after the Effective Time, no Company Stock Option shall be exercisable, and each Company Stock Option shall only entitle the holder thereof to the payment provided for in this Section 2.09(a).

(b) Treatment of Company Service RSUs. At the Effective Time, each Company Service RSU outstanding immediately prior to the Effective Time shall, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Service RSU to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to the Company Service RSU multiplied by (y) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.11. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Service RSUs the cash payments described in this Section 2.09(b) through its payroll provider (or other appropriate means for each holder who is a non-employee director) on or as soon as reasonably practicable after the Closing Date, but in any event no later than the first regularly scheduled payroll date for the Continuing Company Employees following the Closing Date.

(c) Treatment of Company Performance RSUs. At the Effective Time, each Company Performance RSU outstanding immediately prior to the Effective Time shall, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Performance RSU to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to the Company Performance RSU (assuming target-level performance) multiplied by (y) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment pursuant to Section 2.11. The Surviving Corporation shall, and Parent shall cause the

Surviving Corporation to, pay to the holders of Company Performance RSUs the cash payments described in this Section 2.09(c) through its payroll provider on or as soon as reasonably practicable after the Closing Date, but in any event no later than the first regularly scheduled payroll date for the Continuing Company Employees following the Closing Date.

(d) Corporate Actions. Prior to the Effective Time, the Company shall take any actions which are necessary to effectuate the provisions of Section 2.09(a), Section 2.09(b) and Section 2.09(c), it being understood and agreed that from and after the Effective Time, no Company Stock Award holder shall have any right with respect to any Company Stock Award other than to receive the payment provided for in this Section 2.09. No later than the Effective Time, Parent shall provide to the Surviving Corporation all funds necessary to fulfill the obligations under this Section 2.09.

Section 2.10 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, all references herein to specified numbers of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Merger Consideration and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted. Nothing in this Section 2.10 shall be construed as permitting the Company to take any action that is otherwise prohibited by this Agreement.

Section 2.11 Withholding Rights. Each of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld from such payment under any provision of any applicable Tax Law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, such amounts shall be (i) timely remitted by Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Taxing Authority, and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, made such deduction and withholding.

Section 2.12 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.13 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Paying Agent, the posting by such Person of a bond, in such customary amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated under this Article 2.

Section 2.14 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. At the Effective Time and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of Merger Sub will be the certificate of incorporation of the Surviving Corporation until amended in accordance with such certificate of incorporation and the DGCL, except that the name of the Surviving Corporation shall be “TUMI HOLDINGS, INC.”

Section 3.02 Bylaws. At the Effective Time and without any further action on the part of the Company or Merger Sub, the bylaws of Merger Sub will be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and the DGCL, except that the name of the Surviving Corporation shall be “TUMI HOLDINGS, INC.”

Section 3.03 Directors and Officers. From and after the Effective Time and without any further action on the part of the Company or Merger Sub, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective death, resignation or removal or until their respective successors are duly elected and qualified and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until successors are duly elected or appointed and qualified.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed or furnished on or after January 1, 2015 and prior to the date hereof (but excluding any disclosures set forth in any risk factors section, any disclosures in any section relating to “forward-looking statements” and any other disclosures to the extent they are predictions or forward-looking in nature and, provided, that in no event shall any disclosure in any Company SEC Document qualify or limit the representations and warranties of the Company set forth in Section 4.01 (Organization), Section 4.02 (Capital Stock and Indebtedness), Section 4.03 (Corporate Authority Relative to this Agreement; No Violation), Section 4.18 (Opinion of Financial Advisor) and Section 4.24 (Finders or Brokers)) and (b) as set forth in the disclosure schedules delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the “Company Disclosure Schedules”) (each section of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 4 to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement as to which the disclosure on its face is reasonably apparent, upon reading the disclosure contained in such section of the Company Disclosure Schedules, that such disclosure is responsive to such other numbered and lettered Section of this Article 4 and, provided, however, that any listing of any fact, item or exception disclosed in any section of the Company Disclosure Schedules shall not be construed as an admission of liability under any applicable Law of for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or creates a measure of materiality for purpose of this Agreement or otherwise), the Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article 4 are true and correct as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date).

Section 4.01 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Applicable Law of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is a legal entity duly organized and validly existing and, with respect to jurisdictions that recognize such concept, in good standing under the Applicable Law of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except, with respect to jurisdictions that recognize such concept, where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary Permits, to do business and is, with respect to jurisdictions that recognize such concept, in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has Made Available to Parent prior to the date of this Agreement a true and complete copy of the Organizational Documents of the Company (the “Company Organizational Documents”) and the Organizational Documents of each of its Subsidiaries in existence on the date hereof (collectively, the “Company Subsidiary Organizational Documents”), in each case, as amended through the date hereof. The Company Organizational Documents and the Company Subsidiary Organizational Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their provisions. Section 4.01(b) of the Company Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of all Subsidiaries of the Company and any joint ventures, partnerships or similar arrangements in which the Company or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest). Other than the Subsidiaries of the Company, there is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the consolidated financial statements of the Company and its Subsidiaries.

Section 4.02 Capital Stock and Indebtedness.

(a) The authorized capital stock of the Company consists of 350,000,000 shares of Company Common Stock and 75,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of March 1, 2016, (i) 67,396,368 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), (ii) 763,672 shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) 6,771,100 shares of Company Common Stock were reserved for issuance under the Company Stock Plan, of which amount (A) 280,161 shares of Company Common Stock were subject to outstanding Company Performance RSUs (assuming target-level performance), (B) 270,775 shares of Company Common Stock were subject to outstanding Company Service RSUs and (C) 1,278,585 shares of Company Common Stock were issuable upon the exercise of outstanding Company Stock Options, and (v) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Stock Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except (i) as set forth in this Section 4.02(a) and Section 4.02(b) or (ii) as expressly permitted to be issued after the date hereof by Section 6.01(b), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement relating to the capital stock or other equity interest of the Company or any Subsidiary of the Company, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests, (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (5) make any payment to any Person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. Since March 1, 2016 through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Stock Awards in accordance with their respective terms) or granted any Company Stock Awards or other equity or equity-based awards or interests.

(b) Section 4.02(b) of the Company Disclosure Schedules sets forth a true and complete list of all Company Stock Awards outstanding as of March 1, 2016, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Stock Award, (iii) the grant date of each such Company Stock Award, (iv) the vesting schedule of each such Company Stock Award, (v) the exercise price for each such Company Stock Award, to the extent applicable, (vi) the expiration date of each such Company Stock Award, to the extent applicable, and (vii) whether such Company Stock Award is intended to qualify as an “incentive stock option” under Section 422 of the Code. With respect to each grant of Company Stock Awards, (x) each such grant was granted under the Company Stock Plan and in accordance with the terms of the Company Stock Plan, the Exchange Act and all other Applicable Law, including the rules of the NYSE, and (y) each such grant was disclosed in the Company SEC Documents filed prior to the date hereof in accordance with the Exchange Act and all other Applicable Law.

(c) Except as set forth in Section 4.02(c) of the Company Disclosure Schedules, the Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any preemptive rights and any Liens (other than Permitted Liens) or restrictions on transfer imposed by Applicable Law, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any Person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(d) The Company and its Subsidiaries have no outstanding Indebtedness in a principal amount (in any one case) in excess of $1,000,000, other than as set forth in Section 4.02(d) of the Company Disclosure Schedules.

Section 4.03 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Requisite Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board and, except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company or vote of the stockholders of the Company are necessary to authorize the consummation of the transactions contemplated hereby, including the Merger. The Company Board has unanimously (i) resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Recommendation”), (ii) determined that this Agreement and the Merger are fair to and in the best interests of the Company and the stockholders of the Company, (iii) approved this Agreement, and the Merger, and (iv) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Laws affecting creditor’s rights generally and the availability of equitable relief (the “Enforceability Exceptions”).

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) filings required under, and compliance with other applicable requirements of, the Exchange Act, including the filing of the Proxy Statement with the SEC and any amendments or supplements thereto, (iii) the rules and regulations of the NYSE, (iv) the HSR Act and any other Applicable Law of any jurisdiction designed to govern competition or prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”) and (v) the approvals set forth in Section 4.03(b) of the Company Disclosure Schedules (collectively, the “Company Approvals”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under Applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement.

(c) The execution and delivery by the Company of this Agreement does not, and (assuming the Company Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under, or otherwise contravene, any loan, guarantee of Indebtedness or credit agreement, Contract, Permit, concession or right binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens (other than Permitted Liens), in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for such losses, suspensions, limitations, impairments, violations, defaults, rights, contraventions or Liens as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or the Organizational Documents of any Company Major Subsidiary or, to the extent it would be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Organizational Documents of any Subsidiary of the Company that is not a Company Major Subsidiary or (iii) conflict with or violate any Applicable Law or Orders in any material respect or in any way that would reasonably be expected, individually or in the aggregate, to prevent, materially impair or materially delay the ability of the Company to perform any of its obligations hereunder or consummate the Merger and the other transactions contemplated by this Agreement.

Section 4.04 Reports and Financial Statements.

(a) The Company and each of its Subsidiaries has timely filed or, to the extent permissible, furnished all Company SEC Documents required to be filed prior to the date hereof and has timely paid all fees due in connection therewith. As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is, or at any time since January 1, 2014 has been, required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. As of the date hereof, none of the Company SEC Documents is, to the Company’s Knowledge, the subject of ongoing SEC review.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents filed prior to the date hereof (the “Company Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP in effect as of the respective dates thereof (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and in all material respects reflect only actual transactions. Deloitte & Touche LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as the independent public accountants of the Company. Grant Thornton LLP was not dismissed as the previous independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.05 Internal Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) that ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2015, and such assessment concluded that internal control was effective. Based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other Company Employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof. The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic processes, whether computerized or not) that are under the exclusive ownership and direct control of the Company, its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) Since January 1, 2013, (i) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any Company Employee or Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of Applicable Law, breach of fiduciary duty or similar violation by the Company or any Company Employee or Representative to the Company Board or any committee thereof or to any director or officer of the Company.

Section 4.06 No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), except for Liabilities (i) that are reflected or reserved against on the Audited Balance Sheet, (ii) incurred in connection with this Agreement and the transactions contemplated hereby, (iii) incurred in the ordinary course of business consistent in type and magnitude with past practice since December 31, 2015 and (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.07 Compliance with Law; Permits.

(a) Except as set forth in Section 4.07(a) of the Company Disclosure Schedules, the Company and its Subsidiaries are, and since January 1, 2013 have been, in compliance in all material respects with Applicable Law and all Orders to which the Company or any of its Subsidiaries are subject. Since January 1, 2013, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, other communication from any Governmental Entity regarding any actual or possible failure to comply with any Applicable Law or Order in a material respect.

(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries hold, and have at all times since January 1, 2013 held, all Permits, and all rights under any Company Material Contract (as defined in Section 4.19) with any Governmental Entities, and have filed all Permits, necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted and have paid all fees and assessments due and payable in connection therewith. All material Permits of the Company are valid and in full force and effect, are not subject to any Proceeding that could result in any material modification, termination or revocation thereof, the Company and its Subsidiaries are in compliance with the terms and requirements of all such material Permits of the Company and, to the Company’s Knowledge, no suspension or cancellation of any such material Permit is threatened. The Company and each of its Subsidiaries is in material compliance with the terms and requirements of all material Permits.

(c) Since January 1, 2009, none of the Company or any its Subsidiaries or, to the Company’s Knowledge, any Company Employee, Representative or other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to Governmental Officials from funds of the Company or any of its Subsidiaries; (iii) violated or is in violation of any Anticorruption Laws or any similar Applicable Law (including, for the avoidance of doubt, the Patriot Act); (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries; (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries; or (vii) is currently a Sanctioned Person.

Section 4.08 Environmental Laws and Regulations. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) there are no Proceedings, notices of violation or information requests pending, or to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any Person or entity whose Liability the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of Applicable Law, relating to actual or alleged non-compliance with or any other Liability under Environmental Laws and, to the Company’s Knowledge, there are no existing facts or circumstances that would reasonably be expected to give rise to any such Proceeding, notice of violation or information request, (ii) the Company and its Subsidiaries are and have been, in compliance with all Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Permits required under Environmental Laws to conduct their respective business and operations, and compliance in all material respects with the terms and conditions thereof), (iii) there has been no Release by the Company or any of its Subsidiaries, or, to the Company’s Knowledge, presence of Hazardous Materials at any location currently or, to the Company’s Knowledge, formerly owned or operated by the Company or its Subsidiaries, or to the Company’s Knowledge, as a result of any operations or activities of the Company or any of its Subsidiaries, that could reasonably be expected to give rise to any Liability under Environmental Laws to the Company or its Subsidiaries and (iv) none of the Company and its Subsidiaries is subject to any Order or any indemnity obligation or other Contract with any other Person that could reasonably be expected to result in obligations or Liabilities under Environmental Laws. The Company has Made Available all written notices or, to the Company’s Knowledge, other communications received since January 1, 2013 by the Company or any of its Subsidiaries from any Governmental Entity or other Third Party regarding any actual or possible violation of Environmental Laws that would reasonably be expected to result, individually or in the aggregate, in a material Liability to the Company or any of its Subsidiaries. The Company has Made Available to Parent copies of all environmental reports, studies, assessments, data, measurements, correspondence, memoranda or other documents prepared within the past five (5) years that are in the possession, custody or control of the Company or any of its Subsidiaries pertaining to Releases, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Materials and that, in each case, contain information that would reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.09 Employee Benefit Plans.

(a) Section 4.09(a) of the Company Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, true and complete copies of the following have been Made Available to Parent by the Company: (i) all Company Benefit Plans (including all amendments and attachments thereto and related agreements or arrangements with Third Party service providers or administrators); (ii) written summaries of any Company Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance Contracts or other funding arrangements; (v) the two (2) most recent annual reports (Form 5500) filed with the IRS; (vi) the most recent determination letter from the IRS; (vii) the most recent summary plan description and any summary of material modifications thereto; (viii) all government and regulatory approvals received from any foreign Governmental Entity; (ix) the two (2) most recent actuarial reports and the two (2) most recent audited financial reports for any funded Company Benefit Plan; and (x) all material communications received from or sent to any Governmental Entity since January 1, 2013.

(b) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of ERISA, the Code and any other Applicable Law. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other U.S. or relevant foreign Governmental Entity with respect to any Company Benefit Plan, and to the Company’s Knowledge, there has been no plan defect that would qualify for correction under any such program. All contributions required to be made to any Company Benefit Plan by U.S. or foreign Applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(c) Section 4.09(c) of the Company Disclosure Schedules identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code or any Applicable Law or regulation of any foreign jurisdiction or Governmental Entity (each, a “Qualified Plan”). The IRS has issued a favorable determination letter or the required approval of a Governmental Entity of a foreign jurisdiction has been obtained with respect to each Qualified Plan and its related trust, for the most recent cycle applicable to such Qualified Plan, and such determination letter or required approval has not been revoked (nor has revocation been threatened), and there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust or materially increase the costs relating thereto. No trust funding any Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(d) None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time, maintained, established, contributed to or been obligated to contribute to any plan that is (i) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) or (ii) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. None of the Company, any of its Subsidiaries or any of their ERISA Affiliates has incurred or reasonably expects to incur (either directly or indirectly, including as a result of any indemnification obligation) any material Liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several Liability provisions of the Code or any foreign Applicable Law or regulation relating to employee benefit plans, or under any Contract, statute, rule or legal requirement pursuant to or under which the Company or any of its Subsidiaries or any Company Benefit Plan has agreed to indemnify or is required to indemnify any Person against Liability incurred under, or for a violation or failure to satisfy the requirements of, any such legal requirement, and no event, transaction or condition has occurred or exists that could result in any such material Liability to the Company, any of its Subsidiaries, any of their ERISA Affiliates or, after the Effective Time, Parent or any of its Affiliates.

(e) There are no pending or threatened claims (other than claims for benefits in the ordinary course) or Proceedings which have been asserted or instituted, and, to the Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a Proceeding against the Company, the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which could result in any material Liability of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates or any Company Benefit Plan to the Pension Benefit Guaranty Corporation (the “PBGC”), the Department of the Treasury, the Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party.

(f) Neither the Company nor any of its Subsidiaries has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. There has been no communication to any Company Employee that would reasonably be expected to promise or guarantee any such retiree health or life insurance or other retiree death benefits on a permanent basis.

(g) Each Company Benefit Plan that is or was a nonqualified deferred compensation plan subject to Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) has been operated between January 1, 2005 and December 31, 2008 in good faith compliance with Section 409A of the Code and applicable guidance thereunder and since January 1, 2009 has been in documentary and operational compliance with Section 409A of the Code. The Company is not party to, or otherwise obligated under, any Contract that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event (whether contingent or otherwise), (i) entitle Company Employee to severance pay, unemployment compensation or accrued pension benefit, (ii) increase the amount of compensation or benefits due to any such Company Employee, (iii) accelerate the time of payment or vesting, (iv) trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan, or (v) cause any compensation to fail to be deductible under Section 280G of the Code.

(i) No Company Benefit Plan provides for and none of the Company nor any of its Affiliates is otherwise obligated to provide any gross-up or reimbursement of Taxes under Section 4999 of the Code. The Company has provided to Parent good faith estimates of the amount of any “excess parachute payments” within the meaning of Section 280G of the Code that could reasonably be expected to become payable to any Company Employee or service provider in connection with the transactions contemplated by this Agreement, whether contingent or otherwise.

(j) Section 4.09(j) of the Company Disclosure Schedules sets forth any and all Indebtedness in excess of $50,000 owed by any Company Employee to the Company or any of its Subsidiaries.

(k) No Company Benefit Plan, nor the Company or any of its Subsidiaries with respect to any Company Benefit Plan, is under audit or is the subject of an audit by the IRS, the U.S. Department of Labor, the PBGC or any other federal or state Governmental Entity or any foreign Governmental Entity, nor is any such audit pending or, to the Company’s Knowledge, threatened. To the Company’s Knowledge, no Company Benefit Plan, nor the Company or any of its Subsidiaries with respect to any Company Benefit Plan, is the subject of an investigation by the IRS, the U.S. Department of Labor, the PBGC or any other federal or state Governmental Entity or any foreign Governmental Entity, nor, to the Company’s Knowledge, is any such investigation pending or threatened.

Section 4.10 Absence of Certain Changes or Events.

(a) Since December 31, 2015, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business, and none of the Company or any Subsidiary of the Company has undertaken any action that if taken after the date of this Agreement would require Parent’s consent pursuant to Section 6.01(b).

(b) Since December 31, 2015, there have not been any Effects that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 Investigations; Litigation. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (a) there is no investigation or review pending (or, to the Company’s Knowledge, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no Proceedings pending (or, to the Company’s Knowledge, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (c) there are no Orders of, or before, any Governmental Entity against the Company or any of its Subsidiaries or to which any of their respective assets or properties are subject. As of the date hereof, there are no Proceedings pending or, to the Company’s Knowledge, threatened, that challenge or seek to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with, this Agreement or the transactions contemplated by this Agreement.

Section 4.12 Information Supplied. The information supplied or to be supplied by the Company in writing expressly for inclusion in any announcements to be made by Parent in connection with the transactions contemplated hereby, including the Merger (the “Parent Announcements”), and the Parent Shareholder Circular will not, at the time the relevant Parent Announcements or the Parent Shareholder Circular (or any amendment or supplement thereto) is made by Parent or filed with the HKSE (as the case may be) or (in the case of the Parent Shareholder Circular) first dispatched to shareholders of Parent and at the time of any meeting of shareholders of Parent to be held in connection with the transactions contemplated by this Agreement, including the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement relating to the Company Meeting will not, at the time the definitive Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first mailed to the stockholders of the Company and at the time of any meeting of Company stockholders to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion therein. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act, and any other Applicable Law, except that no representation or warranty is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent in writing expressly for inclusion therein.

Section 4.13 Tax Matters. Except as set forth in Section 4.13 of the Company Disclosure Schedules:

(a) The Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to be filed by any of them and all such Tax Returns are true, complete and accurate in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice.

(b) The Company and each of its Subsidiaries have timely paid all material Taxes that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold (including, in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholders or other party) in each case, whether or not shown on any Tax Return, except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP, in the Company Financial Statements.

(c) Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency.

(d) There is no deficiency for a material amount of Taxes that has been proposed, asserted or assessed in writing by any Taxing Authority against the Company or any of its Subsidiaries. There are no material audits or Proceedings ongoing, pending or threatened in writing in respect of material Taxes or material Tax matters of the Company or any of its Subsidiaries.

(e) There are no material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(f) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to a material amount of Tax in that jurisdiction.

(g) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Applicable Law) occurring during the two-year period ending on the date hereof.

(h) Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an (i) agreement or arrangement solely among members of a group the common parent of which is the Company or (ii) agreement entered into in the ordinary course of business the principal subject of which is not Taxes) or has any Liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as transferee, successor, or by Contract or otherwise.

(i) The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iii) an election pursuant to Section 108(i) of the Code made effective on or prior to the Closing Date, (iv) any change in method of accounting in any taxable period ending on or before the Closing Date, (v) the utilization of dual consolidated losses described in Treasury Regulations issued under Section 1503(d) of the Code on or prior to the Closing Date, or (vi) any prepaid amount received on or prior to the Closing Date.

(j) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the past five (5) years.

(k) None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

Section 4.14 Employment and Labor Matters. Neither the Company nor any of its Subsidiaries is or has been, a party to any collective bargaining agreement, labor union contract, or trade union agreement (each, a “Collective Bargaining Agreement”). No Company Employee is represented by a labor organization for purposes of collective bargaining with respect to the Company or any of its Subsidiaries. To the Company’s Knowledge, from January 1, 2013 through the date hereof, there have been no activities or proceedings of any labor or trade union to organize any Company Employees. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. From January 1, 2013 through the date hereof, there has been no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries. There is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable U.S. or foreign Governmental Entity, and none of the Company and its Subsidiaries are a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as set forth in Section 4.14 of the Company Disclosure Schedules, the Company and its Subsidiaries have complied in all material respects with Applicable Law regarding employment and employment practices

(including discrimination, fair labor standards and occupational health and safety, wrongful discharge or violations of the personal rights of employees, former employees or prospective employees), terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices) and Applicable Law in respect of any reduction in force (including notice, information and consultation requirements), and, except as set forth in Section 4.14 of the Company Disclosure Schedules, no claims relating to non-compliance with the foregoing are pending or, to the Company’s Knowledge, threatened. There are no material outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by the Company pursuant to Applicable Law regarding workplace safety or insurance/workers’ compensation, the Company and its Subsidiaries have not been reassessed in any material respect under such Applicable Law during the past three (3) years, and there are no claims that may materially affect the accident cost experience of the Company or its Subsidiaries. Section 4.14 of the Company Disclosure Schedules sets forth a true and complete list of all written notices or, to the Company’s Knowledge, other communications received since January 1, 2010 by the Company or any of its Subsidiaries from any Governmental Entity or other Third Party regarding any actual or possible violation of the Occupational Safety and Health Act of 1970, as amended, and the rules promulgated thereunder or any other Applicable Law establishing standards of, or otherwise relating to, workplace safety.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Schedules sets forth, in each case, a true and complete list, as of the date of this Agreement, of all United States and foreign issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights, registered designs, pending applications for registration of designs and Internet domain names owned by the Company or any of its Subsidiaries (the foregoing being, collectively, the “Company Registered Intellectual Property”), in each case listing, as applicable (A) the name of the current owner of record, (B) the jurisdiction where the application/registration is located, and (C) the application or registration number. The Company or one of its Subsidiaries is the exclusive owner of each item listed on Section 4.15(a) of the Company Disclosure Schedules. To the Company’s Knowledge, each material item of Company Registered Intellectual Property is (1) valid and enforceable, if not expired; and (2) properly recorded with the applicable Governmental Entity as owned by the Company or a Subsidiary, including the correct chain of title for each such item (provided that with respect to Patents, this clause (2) shall apply only to the first-filed Patent within each Patent family and to all other Patents within such family that contain additional claims or that claim additional subject matter (including any continuations-in-part of such first-filed Patent)). Except as set forth on Section 4.15(a) of the Company Disclosure Schedules, the material Company Registered Intellectual Property is not subject to any pending or threatened Order, Proceeding (including reexaminations, post-grant reviews, inter partes reviews, cancellation or opposition proceedings, but excluding ordinary course, non-final office actions or other non-final prosecution actions by the applicable Governmental Entities in the normal course of prosecution efforts), or any challenges to the validity, enforceability or ownership by the Company or its respective Subsidiary of the item.

(b) Except as set forth on Section 4.15(b) of the Company Disclosure Schedules, the Company and its Subsidiaries own all right, title and interest to, or otherwise have a valid and enforceable right to use all material Intellectual Property necessary for or used in the conduct of the business of the Company and its Subsidiaries as currently conducted. All material Company Owned IP is owned by the Company or one of its Subsidiaries free and clear of all Liens (except for Permitted Liens).

(c) The conduct of the business of the Company and its Subsidiaries and the products of the Company and its Subsidiaries do not infringe, violate or misappropriate, and during the past six (6) years have not infringed, violated or misappropriated, any Intellectual Property of any Third Party (“Third Party Rights”) except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries. To the Company’s Knowledge, no Third Party is infringing, violating or misappropriating any Company Owned IP except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries. Except as set forth in Section 4.15(c)(i) of the Company Disclosure Schedules, there is no pending, or to the Company’s Knowledge, threatened, claim nor any claim asserted in writing (including any “cease and desist” letters, indemnification claims or invitations to license) that the Company or any Subsidiary or their products have infringed, violated or misappropriated any Third Party Rights. Section 4.15(c)(ii) of the Company Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of all written notices and, to the Company’s Knowledge, other communications received since January 1, 2013 by the Company or any of its Subsidiaries from any Third Party regarding any (i) actual or possible infringement, violation or misappropriation by the Company or its Subsidiaries of any Third Party Rights or (ii) challenge to the validity, enforceability or ownership by the Company or its respective Subsidiary of any Company Owned IP.

(d) To the Company’s Knowledge, each Company Employee that has been named in a Patent that is included in Company Owned IP has executed a written Contract with the Company or the relevant Subsidiary assigning to the Company or the relevant Subsidiary all rights to such Patent.

(e) To the Company’s Knowledge, the Company and its Subsidiaries are, and since January 1, 2013 have been, in compliance in all material respects with all Privacy Laws and with their privacy policies that are posted and/or made accessible on the Company’s and its Subsidiaries’ applicable websites (the “Privacy Policies”). Except for disclosures of information required by Applicable Law, or authorized by the individual who is the subject of the Personally Identifiable Information, or as described in any Privacy Policies, the Company and its Subsidiaries have not shared, sold, rented or otherwise made available to any unauthorized Third Party any Personally Identifiable Information.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries, to the Company’s Knowledge, the Company and its Subsidiaries have implemented (i) commercially reasonable measures, consistent in all material respects with industry standards, to protect the confidentiality, integrity and security of the Company’s and its Subsidiaries’ material IT Assets (and the information stored or contained therein or transmitted thereby, including all Personally Identifiable Information) and (ii) commercially reasonable data backup and disaster avoidance and recovery procedures, in each case consistent in all material respects with customary industry practices. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries, the IT Assets used by the Company and its Subsidiaries function in accordance with their applicable specifications in all material respects and perform the functions necessary to effectively carry on the conduct of the Company’s and its Subsidiaries’ businesses.

(g) To the Company’s Knowledge, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries, the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the Trade Secrets of the Company and its Subsidiaries and of Third Party Trade Secrets provided to the Company or any Subsidiary that the Company or such Subsidiary is obligated to maintain in confidence. To the Company’s Knowledge, the Company and its Subsidiaries comply in all material respects with all applicable credit card company and other financial institution, industry or other applicable security standards and requirements, including the Payment Card Industry Data Security Standard and other payment card industry requirements, to the extent applicable, relating to Personally Identifiable Information or Sensitive Data collected, stored, used, processed or transferred by the Company and its Subsidiaries. There are no claims pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries, and no enforcement notices have been served on the Company or any Subsidiary with respect to Personally Identifiable Information or Sensitive Data (including as relates to loss, theft, misuse, unauthorized disclosure or transfer thereof, unauthorized access thereto or breach notification). Since January 1, 2013, to the Company’s Knowledge, there have been no (i) material breaches or violations of any of the Company’s or its Subsidiaries’ security measures or of the security of the IT Assets or (ii) unauthorized access to, or loss, theft, misuse, unauthorized disclosure or transfer of, any Personally Identifiable Information or Sensitive Data while such Personally Identifiable Information or Sensitive Data was in the possession or control of the Company, its Subsidiaries or Third Party vendors.

Section 4.16 Property.

(a) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have good, valid and marketable title to, or in the case of leased personal property assets, valid leasehold interests in, all material tangible personal property currently used in the operation of the businesses of the Company and its Subsidiaries free and clear of any Liens, except Permitted Liens. The material tangible personal property currently used in the operation of the businesses of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, either the Company or a Subsidiary of the Company has a good and valid leasehold, license or similar interest in each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively and including all amendments thereto, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens. Section 4.16(b) of the Company Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of all Company Leased Real Property. A true and complete copy of each of the Company Real Property Leases has been Made Available to Parent. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Company Real Property Lease (A) is a valid and binding obligation, enforceable in accordance with its terms, of the Company or the Subsidiary of the Company that is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (B) no uncured default on the part of the Company or, if applicable, its Subsidiary or, to the Company’s Knowledge, the landlord thereunder, exists under any such Company Real Property Lease, (C) no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a default under any such Company Real Property Lease and (D) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, with or without notice, the passage of time, or both, give rise to any right of the landlord or any other Person under any Company Real Property Lease. Neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person any right to use or occupy a Company Leased Real Property, nor has the Company or any of its Subsidiaries granted any Person any future right to sublease, license or otherwise use or occupy a Company Leased Real Property.

(c) Section 4.16(c) of the Company Disclosure Schedules sets forth a list, as of the date of this Agreement, of all real property owned by the Company and its Subsidiaries (“Company Owned Real Property”). The Company or one of its Subsidiaries has valid and marketable title to the Company Owned Real Property, including all appurtenances thereto and fixtures thereon, free and clear of any and all Liens except Permitted Liens. There is no purchase right, purchase option, right of first refusal or right of first offer with respect to the Company Owned Real Property or any portion thereof. Neither the Company nor any of its Subsidiaries is currently leasing, licensing or otherwise granting any Person any right to use or occupy a Company Owned Real Property. To the extent available to the Company or its Subsidiaries, the Company has Made Available to Parent all material title insurance policies, property condition reports, appraisal and valuation reports, and surveys for each such parcel of Company Owned Real Property.

(d) Neither the Company nor any of its Subsidiaries has received notice of any material Proceedings in eminent domain, condemnation or other similar proceedings that are pending, and, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, to the Company’s Knowledge, there are no such proceedings threatened or affecting any of the Company Owned Real Property or Company Leased Real Property. Neither the Company nor any of its Subsidiaries has, since January 1, 2013, received notice of the existence of any material outstanding Order or of any pending Proceeding, and, to the Company’s Knowledge, there is no such material Order, or Proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Company Owned Real Property or Company Leased Real Property.

(e) Section 4.16(e) of the Company Disclosure Schedules sets forth all retail store locations leased and operated by the Company as of the date of this Agreement that are under renovation or construction (excluding renovations for any single store location the budgeted cost for which do not exceed $500,000), together with the budgeted renovation or construction costs associated therewith.

Section 4.17 Insurance. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account their respective size, geographic region and the industries in which they operate, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies and (c) all premiums and other payments due on such policies have been paid. To the Company’s Knowledge, there is no threatened termination of, other than pursuant to the expiration of a term, or threatened material premium increase with respect to any material insurance policies.

Section 4.18 Opinion of Financial Advisor. The Company Board has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in such opinion, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution and delivery of this Agreement by all parties, furnish a true and complete written copy of said opinion to Parent solely for informational purposes.

Section 4.19 Material Contracts.

(a) Except as set forth in Section 4.19(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract with (A) any directors or officers of the Company or any of its Subsidiaries, (B) any Person that, by itself or together with its Affiliates or those acting in concert with it, beneficially owns, or has the right to acquire beneficial ownership of, at least five percent (5%) of the outstanding shares of Company Common Stock (including, without limitation, all Contracts with Doughty Hanson and its Affiliates), or (C) any Affiliates of the Company (other than wholly owned Subsidiaries of the Company);

(iii) any Contract which, upon the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement may, either alone or in combination with any other event, result in any payment (whether of severance pay or otherwise) becoming due from the Company, Parent or any of their respective Subsidiaries to any Company Employee;

(iv) any Contract that imposes any restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person, solicit any client or customer, acquire or dispose of the securities of another Person, or any other provision that materially restricts the conduct of any line of business or activities in connection with any product line by the Company or any of its Affiliates (or that following the Closing will restrict the ability of Parent or any of its Affiliates to engage in any line of business or activities in connection with any product line or any geography);

(v) any Contract that (A) resulted or is expected to result in the payment of more than $1,000,000 by the Company and its Subsidiaries in the fiscal year ended December 31, 2015 or the fiscal year ending December 31, 2016, as applicable, and (B) (1) obligates the Company or any of its Subsidiaries (or following the Closing, Parent or any of its Subsidiaries) to conduct business with any Third Party on a preferential or exclusive basis or (2) contains “most favored nation” or similar covenants or preferential treatment;

(vi) any Contract requiring or otherwise relating to any future capital expenditures by the Company or any of its Subsidiaries in excess of $1,000,000;

(vii) any Contract with or to a labor union or guild (including any Collective Bargaining Agreement);

(viii) any Contract relating to Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $1,000,000;

(ix) any Contract that grants any option, right of first refusal, right of first offer or similar right or any other Lien with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(x) any Contract that provides for the acquisition or disposition of any asset (other than acquisitions or dispositions of inventory in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding obligations that are material to the Company or any of its Subsidiaries;

(xi) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management, control, dissolution, wind-up, exit from or buyout of any joint venture, partnership or limited liability company (including any Contract with ACE Co., Ltd. or Itochu Corporation), other than any such Contract solely between the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries;

(xii) any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries (i) to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, (ii) to make loans to the Company or any of its Affiliates, or (iii) to grant Liens on the property of the Company or any of its Affiliates;

(xiii) any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any of its wholly owned Subsidiaries);

(xiv) any Contract that waives any material rights, grants any material release, or settles any material Proceeding (including co-existence agreements);

(xv) any Contract under which (A) any Intellectual Property that is material to the business of the Company or any of its Subsidiaries is licensed or otherwise made available (including through agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions) to the Company or any of its Subsidiaries (other than “shrink-wrap,” “click-wrap” or “web-wrap” licenses in respect of commercially available software with annual license, maintenance, support and other fees not exceeding $100,000 per license), (B) the Company or any of its Subsidiaries has licensed or otherwise made available (including through agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions) any Company Owned IP to a Third Party (except for non-exclusive licenses granted to the Company’s or any Subsidiary’s customers, distributors or suppliers in the ordinary course of business) or (C) the right of the Company or its Subsidiaries to use or register any Company Owned IP is restricted;

(xvi) any Contract that involved or is expected to involve the receipt of more than $1,000,000 by the Company and its Subsidiaries in the fiscal year ended December 31, 2015 or the fiscal year ending December 31, 2016, as applicable;

(xvii) any Contract granting special rights to specific stockholders, including registration rights, investor rights, board nomination rights, and voting rights;

(xviii) any Contract with, or providing for the services of, any sales agent, broker, distributor, dealer, manufacturer’s representative, franchisee or sales promoter and providing for annual compensation in excess of $250,000;

(xix) any Contract that obligates the Company to sell products with annual consideration of greater than $1,000,000 other than on a purchase order basis or entered into in the ordinary course of business consistent with past practice; and

(xx) any Contract to which a (A) Governmental Entity, (B) Top Supplier or (C) Top Wholesale Customer is a party.

All Contracts of the types referred to in clauses (i) through (xx) above (whether or not set forth on Section 4.19 of the Company Disclosure Schedules) are referred to herein as “Company Material Contracts”. The Company has Made Available to Parent or its Representatives a true and complete copy of each Company Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder).

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default in any material respect under the terms of any Company Material Contract and, to the Company’s Knowledge, no other party to any Company Material Contract is in breach of or default in any material respect under the terms of any Company Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s Knowledge, through the action or inaction of any Third Party, that with or without notice or the lapse of time or both would (i) constitute a breach of or default in any material respect by, (ii) result in a right of termination for, or (iii) cause or permit the acceleration of or other changes to any material right or obligation or the loss of any material benefit for, in each case, any party under any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect. There are no material disputes pending or, to the Company’s Knowledge, threatened with respect to any Company Material Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to an Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, nor to the Company’s Knowledge, is any such party threatening to do so.

Section 4.20 Suppliers. Section 4.20 of the Company Disclosure Schedules sets forth a true and complete list of (a) the top fifteen (15) suppliers (the “Top Suppliers”) by cost dollar volume of merchandise inventory purchased by the Company and its Subsidiaries during the fiscal year ended December 31, 2015 and (b) the corresponding cost dollar volume purchased from each Top Supplier during the fiscal year ended December 31, 2015. Since January 1, 2015, (i) there has been no written notice of termination of the business relationship of the Company or its Subsidiaries given to or received from any Top Supplier, and (ii) to the Company’s Knowledge, (A) there has been no material change in the pricing or other material terms of its business relationship with any Top Supplier in any material respect adverse to the Company or its Subsidiaries and (B) no Top Supplier has notified the Company or any of its Subsidiaries that it intends to terminate or change the pricing or other material terms of its business in any material respect adverse to the Company or its Subsidiaries, in each case, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except for letters of credit for outstanding purchase orders, neither the Company nor any of its Subsidiaries is required to provide any material bonding or other material financial security arrangements in connection with any transactions with any supplier in the ordinary course of its business.

Section 4.21 Wholesale Customers. Section 4.21 of the Company Disclosure Schedules sets forth a true and complete list of (a) the top fifteen (15) wholesale customers (the “Top Wholesale Customers”) by cost dollar volume of merchandise inventory purchased from the Company and its Subsidiaries during the fiscal year ended December 31, 2015 and (b) the corresponding cost dollar volume purchased from each Top Wholesale Customer during the fiscal year ended December 31, 2015. Since January 1, 2015, (i) there has been no written notice of termination of the business relationship of the Company or its Subsidiaries given to or received from any Top Wholesale Customer and (ii) to the Company’s Knowledge, (A) there has been no material change in the pricing or other material terms of its business relationship with any Top Wholesale Customer in any material respect adverse to the Company or its Subsidiaries and (B) no Top Wholesale Customer has notified the Company or any of its Subsidiaries that it intends to terminate or change the pricing or other material terms of its business in any material respect adverse to the Company or its Subsidiaries, in each case, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.22 Products. Since December 31, 2014, there has not been, and there is no pending or, to the Company’s Knowledge, threatened recall or investigation of, or with respect to, any of the product offerings manufactured, sold, leased, licensed or delivered by the Company or any of its Subsidiaries (collectively, the “Products”). Since December 31, 2014, the Company has not received any written notice or, to the Company’s Knowledge, other communication from the Consumer Product Safety Commission or any other Governmental Entity or other Third Party of any actual or possible violation of any Applicable Law governing product recalls, product safety, product defects, or the content of product materials or packaging and labeling of products. There have been no Proceedings since January 1, 2013 (including the disposition thereof) against the Company or any of its Subsidiaries, and which involve personal injury or are otherwise material to the Company and its Subsidiaries, taken as a whole, relating to, or otherwise involving, alleged defects in the Products provided by the Company or any of its Subsidiaries, or the failure of any such Products to meet specifications, except such Proceedings as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.23 Transactions with Affiliates. Except with respect to the Company Benefit Plans, the Japan JV Buyout Agreement and as set forth on Section 4.23 of the Company Disclosure Schedules, there are no material Contracts or Liabilities between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than Contracts strictly between the Company and its wholly-owned Subsidiaries) or their respective directors or officers, on the other hand. To the Company’s Knowledge, no Affiliate of the Company or any of its Subsidiaries, nor any of its directors or officers or a director or officer of the Company or any of its Subsidiaries (a) possesses, directly or indirectly, any financial interest (subject to the next sentence) in, or holds a position as a director, officer or employee of, any Person that is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company or any of its Subsidiaries or (b) owns, holds or has any rights (including licenses or leases) in any properties, assets and rights (including Intellectual Property) (i) used or held for use in connection with the conduct of the business of the Company or any of its Subsidiaries or (ii) necessary for the continued conduct of the business of the Company or any of its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing. Beneficial ownership of securities of a Person that represents less than five percent (5%) of the capital stock of a Person shall not be deemed to be a financial interest for purposes of this Section 4.23.

Section 4.24 Finders or Brokers. Except for Goldman, Sachs & Co., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or commission in connection with or upon consummation of the Merger. The Company has Made Available to Parent a true and complete copy of any engagement letter or other Contract between the Company and Goldman, Sachs & Co. relating to the Merger and the other transactions contemplated by this Agreement.

Section 4.25 State Takeover Statutes.

(a) The Company Board has taken all action necessary to render all potentially applicable anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in the Company’s certificate of incorporation or bylaws inapplicable to this Agreement and the transactions contemplated by this Agreement.

(b) All waivers of standstills that the Company has granted, on or before the date hereof, to any Person who signed such standstill in connection with its consideration of a possible Acquisition Proposal have expired or been revoked.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedules delivered by Parent and Merger Sub to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedules”) (each section of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 5 to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement as to which the disclosure on its face is reasonably apparent, upon reading the disclosure contained in such section of the Parent Disclosure Schedules, that such disclosure is responsive to such other numbered and lettered Section of this Article 5 and, provided, however, that any listing of any fact, item or exception disclosed in any section of the Parent Disclosure Schedules shall not be construed as an admission of liability under any applicable Law of for any other purpose and shall not be construed as an admission that such fact, item or exception in in fact material or creates a measure of materiality for purpose of this Agreement or otherwise), each of Parent and Merger Sub hereby represents and warrants to the Company that the statements contained in this Article 5 are true and correct as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date).

Section 5.01 Organization; Capitalization.

(a) Parent is a public limited liability company (société anonyme) duly formed and validly existing under the laws of Luxembourg. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to carry on its business as presently conducted. Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary Permits, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the ability of Parent or Merger Sub to perform any of its obligations hereunder or consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.02 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement and the transactions contemplated hereby, including the Merger, by an ordinary resolution of the shareholders of Parent (the “Requisite Parent Shareholder Approval”) and the adoption of this Agreement by the sole stockholder of Merger Sub (the “Merger Sub Stockholder Approval”) (which Merger Sub Stockholder Approval will be obtained promptly following the execution and delivery of this Agreement), to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and, except for the Requisite Parent Shareholder Approval and the Merger Sub Stockholder Approval, no other corporate proceedings on the part of Parent or Merger Sub or vote of Parent’s or Merger Sub’s stockholders is necessary to authorize the consummation of the transactions contemplated hereby, including the Merger. The Parent Board has unanimously (i) resolved to recommend that shareholders of Parent approve the transactions contemplated by this Agreement, including the Merger (the “Parent Recommendation”), (ii) determined that this Agreement and the Merger are fair to and in the best interests of Parent, (iii) approved this Agreement and the Merger, and (iv) resolved that the approval of the transactions contemplated by this Agreement, including the Merger, be submitted to a vote at a meeting of shareholders of Parent. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent, and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Listing Rules (including the filing of the Parent Shareholder Circular with the HKSE and any amendments or supplements thereto and clearance of the Parent Shareholder Circular by the HKSE), (iii) the HSR Act and the Antitrust Laws and (iv) the approvals set forth in Section 5.02(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under Applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and (assuming the Parent Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or Merger Sub to own or use any assets required for the conduct of their businesses or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under, or otherwise contravene, any loan, guarantee of Indebtedness or credit agreement, Contract, Permit, concession or right binding upon Parent or Merger Sub or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens (other than Permitted Liens) in each case, upon any of the properties or assets of Parent or Merger Sub, except for such losses, suspensions, limitations, impairments, violations, defaults, rights, contraventions or Liens as would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, (ii) conflict with or result in any violation of any provision of the charter or bylaws or other equivalent organizational document of Parent or Merger Sub or (iii) conflict with or violate Applicable Law or any Orders in any material respect or in any way that would reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the ability of Parent or Merger Sub to perform any of its obligations hereunder or consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.03 Litigation. As of the date hereof, there are no Proceedings pending or, to the knowledge of an executive officer of Parent, threatened, that challenge or seek to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with, this Agreement or the transactions contemplated by this Agreement.

Section 5.04 Information Supplied. The information supplied by Parent and Merger Sub in writing expressly for inclusion in the Proxy Statement will not, at the time the Proxy Statement (and any amendment or supplement thereto) is first filed with the SEC or mailed to the stockholders of the Company and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.05 Parent Announcements and Parent Shareholder Circular. The Parent Announcements and the Parent Shareholder Circular will not, at the time the relevant Parent Announcement or the Parent Shareholder Circular (and any amendment or supplement thereto) is made by Parent or filed with the HKSE (as the case may be) or (in the case of the Parent Shareholder Circular) first dispatched to shareholders of Parent and at the time of any meeting of shareholders of Parent to be held in connection with the transactions contemplated by this Agreement, including the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion therein. The Parent Shareholder Circular will comply in all material respects as to form with the requirements of the Listing Rules.

Section 5.06 Finders or Brokers. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or commission for which the Company may become liable prior to the Effective Time.

Section 5.07 Financing.

(a) Parent has delivered to the Company a true and complete copy of (i) the executed debt commitment letter, dated as of the date of this Agreement, by and among the lenders and financial institutions party thereto (the “Financing Sources”) and Parent providing for debt financing as described by such commitment letter (such commitment letter, including all exhibits, schedules, annexes and amendments thereto, the “Commitment Letter”) and (ii) the related fee letter referred to in the Commitment Letter (redacted for provisions related to fees, flex terms and other economic terms, the “Fee Letter” and, together with the Commitment Letter, the “Commitment Documents”), in each case as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with the terms hereof, pursuant to which, upon the terms and subject to the conditions set forth in the Commitment Letter, certain of the Financing Sources have agreed to lend the amounts set forth therein, for the purpose of financing the Merger.

(b) As of the date of this Agreement, the Commitment Documents are in full force and effect and are valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with their respective terms (subject to the Enforceability Exceptions), and are not subject to any conditions precedent related to the funding of the net proceeds of the Debt Financing that are not set forth in the copies of the Commitment Letter and the Fee Letter provided to the Company.

(c) The Commitment Documents have not been amended or modified prior to the date of this Agreement and the respective commitments contained therein have not been, to the knowledge of Parent, terminated, reduced, withdrawn or rescinded prior to the date of this Agreement.

(d) As of the date of this Agreement, none of the Financing Sources has notified Parent of its intention to terminate the Commitment Documents or not to provide the Debt Financing.

(e) As of the date of this Agreement, Parent is not in default or breach under the terms and conditions of the Commitment Documents and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach by Parent under the terms and conditions of the Commitment Documents or a failure of any condition to the obligations of the Financing Sources in the Commitment Documents or otherwise result in any portion of the Debt Financing contemplated thereby to be unavailable. As of the date of this Agreement, Parent has no reason to believe that it or any other party thereto will be unable to satisfy any of the conditions to the Debt Financing to be satisfied pursuant to the Commitment Documents on the Closing Date or that the Debt Financing will not be available in full to Parent on the Closing Date. Notwithstanding the foregoing or any other provisions of this Agreement, Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations or warranties set forth in Article 4 or non-compliance by the Company and its Affiliates with their respective obligations hereunder on any such condition to the Debt Financing.

(f) As of the date of this Agreement, there are no side letters, understandings or other agreements relating to the Debt Financing to which Parent or any of its Affiliates is a party that could affect the availability or aggregate amount of the Debt Financing on the Closing Date, other than those set forth in the Commitment Letter and the Fee Letter.

(g) Parent or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees required by the Commitment Documents to be paid prior to the date of this Agreement.

(h) Assuming (i) the accuracy of the representations or warranties set forth in Article 4 to the extent necessary to satisfy the condition in Section 7.02(a), (ii) the compliance by the Company and its Affiliates with their respective obligations hereunder and (iii) the conditions set forth in Sections 7.01 and 7.02 are satisfied at the Closing, the net proceeds contemplated by the Commitment Letter, together with available cash on hand of Parent, when funded in accordance with the Commitment Letter on the Closing Date will, in the aggregate, provide Parent and/or any Subsidiary of Parent with sufficient immediately available cash funds to consummate the transactions contemplated under this Agreement and any other amounts required to be paid in connection with the consummation of the transactions contemplated under this Agreement and to pay all related fees and expenses required to be paid as of the date of the consummation of the Merger.

Section 5.08 Merger Sub. Merger Sub is a wholly owned indirect Subsidiary of Parent. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution and delivery of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 5.09 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

ARTICLE 6

COVENANTS

Section 6.01 Conduct of the Company.

(a) During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with Article 8 and the Effective Time (the “Pre-Closing Period”), except for matters (i) required by Applicable Law, (ii) undertaken with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed or (iii) expressly required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct in all material respects its business in the ordinary course of business, consistent with past practice, and use its commercially reasonable efforts to (A) maintain and preserve intact its business organization, assets, technology, present lines of business, rights and franchises, (B) keep available the services of Company Employees, (C) maintain in effect all of its material Permits, (D) maintain and preserve satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having material business relationships with the Company or any of its Subsidiaries and (E) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(b) Without limiting the generality of the foregoing in Section 6.01(a), during the Pre-Closing Period, except (i) as may be required by Applicable Law, (ii) with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 6.01(b) of the Company Disclosure Schedules, the Company shall not, and shall not permit any of its Subsidiaries to:

(A) amend the Company Organizational Documents or the Company Subsidiary Organizational Documents (including by merger, consolidation or otherwise), or otherwise take any action to exempt any Person from any provision of the Company Organizational Documents or the Company Subsidiary Organizational Documents;

(B) split, combine or reclassify any of its capital stock;

(C) amend any term of any Company Security or any security of any of its Subsidiaries (in each case, including by merger, consolidation or otherwise);

(D) make, declare, accrue, set aside or pay any dividend, or make any other distribution on (whether in cash, stock, property or otherwise), or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any Subsidiary of the Company to the Company or a wholly-owned Subsidiary of the Company (to the extent such dividends would not result in (i) a material Tax Liability to the Company or any Subsidiary of the Company or (ii) a material Tax liability that had not previously been accrued in the Company’s financial statements pursuant to APB 23 or similar guidance issued by the Financial Standards Accounting Board), or (B) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Stock Awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in each case in accordance with past practice and the terms of the applicable award agreements);

(E) grant or amend any Company Stock Awards or other equity or equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(F) issue, sell, grant, pledge or otherwise dispose of or permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the exercise of Company Stock Options or the settlement of Company Stock Awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in each case in accordance with their terms, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or equity interests;

(G) adopt any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, of the Company or any of its Subsidiaries, file a petition in bankruptcy under any provisions of Applicable Law on behalf of the Company or any of its Subsidiaries or consent to the filing of any bankruptcy petition against any the Company or any of its Subsidiaries under any similar Applicable Law;

(H) create any Subsidiary of the Company or any of its Subsidiaries;

(I) other than renewals of existing letters of credit, redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise) (in each case, other than the repayment or prepayment of any Indebtedness owed by any Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company);

(J) grant or suffer to exist any material Liens on any properties or assets, tangible or intangible, of the Company or any of its Subsidiaries, other than Permitted Liens;

(K) make any capital investment in, loan or advance to, or make or forgive any loan to, any other Person, other than the making of any loans or advances (i) by any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company, (ii) to vendors or suppliers in the ordinary course of business consistent with past practice not in excess of $250,000 in the case of any individual vendor or supplier and $1,000,000 in the aggregate or (iii) customary expenses and travel advances to employees in the ordinary course of business consistent with past practice;

(L) other than in the ordinary course of business consistent with past practice or in accordance with any Contract in effect on the date hereof, (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its material tangible properties or assets to any Person other than to the Company or a wholly-owned Subsidiary of the Company or (ii) cancel, release or assign any material Indebtedness of any such Person owed to it or any claims held by it against any such Person;

(M) (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other Person or business or any material assets, deposits or properties of any other Person or (ii) make any material investment in any other Person either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any Person, other than a wholly owned Subsidiary of the Company;

(N) make any capital expenditures other than (i) capital expenditures expressly provided for in the capital expenditure budget of the Company set forth in Section 6.01(b)(N) of the Company Disclosure Schedules or fail in any material respect to make any of the capital expenditures provided for in such budget or (ii) any other capital expenditures not in excess of $1,000,000 in any fiscal year;

(O) (i) except in the ordinary course of business, (A) terminate, cancel, renew, fail to exercise an expiring renewal option, amend, grant a waiver under or otherwise modify any Company Material Contract or Company Real Property Lease or any Contract that would constitute a Material Contract or a Company Real Property Lease if in effect as of the date of this Agreement (including any buyout of such Contract) or (B) enter into any Contract that would constitute a Material Contract or a Company Real Property Lease if in effect as of the date of this Agreement, or (ii) without prior consultation with Parent, enter into any Contract expected to result in payment by the Company and its Subsidiaries in excess of $250,000 that (x) will not expire by its terms in twelve (12) months or fewer and (y) cannot be terminated by the Company or any of its Subsidiaries without material penalty upon no more than twelve (12) months’ notice;

(P) except in the ordinary course of business, renew or amend any distribution, sales agency or similar Contract (provided, that in the case of a renewal or amendment of any such Contract, such renewed or amended Contract may not provide for a term that extends beyond December 31, 2016 unless the Contract is cancellable at the Company’s or one of its Subsidiaries’ option (i) with no greater than ninety (90) days’ prior notice to the counterparty and (ii) without requiring the Company or any of its Subsidiaries to pay to the counterparty or any other Third Party any penalty or termination payment);

(Q) except as required by Applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement, (i) establish, adopt, amend or terminate any Collective Bargaining Agreement or Company Benefit Plan or commence an off-cycle enrollment period under any Company Benefit Plan that provides health and welfare benefits, (ii) increase in any manner the compensation (including severance, change-in-control and retention compensation) or benefits of any Company Employee, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) accelerate any rights or benefits or, except in the ordinary course of business consistent with past practice, make any material determinations or interpretations with respect to any Company Benefit Plan, (v) fund any rabbi trust or similar arrangement or otherwise accelerate the time of funding, vesting or payment of any payments or benefits under any Company Benefit Plan, or (vi) hire, promote or terminate the employment or services of (other than for cause) any officer, employee, independent contractor or consultant who has target annual compensation greater than $100,000 or any other employee at the level of director or above; provided, however, that Company may hire an individual for any position set forth in Section 6.01(b)(Q) of the Company Disclosure Schedules, which represents current open positions;

(R) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(S) change in any material respect the policies or practices regarding accounts receivable or accounts payable or fail to manage working capital in accordance with past practices;

(T) except with respect to Taxes (which shall be governed by Section 6.01(b)(U)), commence, settle, pay, discharge, satisfy or compromise any Proceeding, except for (i) settlements or compromises that (A) involve monetary remedies with a value not in excess of $500,000, with respect to any individual Proceeding, or $500,000, in the aggregate, (B) do not impose any material restriction on its business or the business of its Subsidiaries or materially restrict the use or registration or affect the validity or enforceability of any material Company Owned IP, and (C) do not relate to any Company Stockholder Litigation (the settlement or compromise of which shall be governed exclusively by Section 6.12), and (ii) the commencement of any Proceeding that is in the ordinary course of business;

(U) make, change or revoke any material Tax election, change any material Tax accounting method, file any material amended Tax Return or claim for a material Tax refund, enter into any closing agreement within the meaning of Section 7212 of the Code (or any comparable provision of state, local or foreign Applicable Law) with respect to a material amount of Taxes, request any material Tax ruling, settle or compromise any material Tax proceeding, or surrender any claim for a material refund of Taxes, except that the Company or any Company Subsidiaries may settle or compromise tax audits or proceedings that do not exceed the amount of uncertain tax positions reflected on the Company’s balance sheet as of December 31, 2015 that are the subject of such audit or proceeding;

(V) abandon or discontinue any existing line of business;

(W) other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

(X) conduct its cash management customs and practices (including the collection of receivables and payment of payables), other than in the ordinary course of business consistent with past practice;

(Y) amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material Permits of the Company;

(Z) cancel, fail to renew, fail to continue to prosecute, fail to protect or defend, abandon or permit to lapse any material Company Owned IP;

(AA) assign, grant a Lien on, grant a license, release, immunity or a covenant not to sue under or in respect of any material Company Owned IP (other than the grant of non-exclusive licenses to the Company’s or any Subsidiary’s customers, distributors or suppliers in the ordinary course of business);

(BB) enter into any transaction with any stockholder, director, officer or employee of the Company or any of its Subsidiaries;

(CC) authorize, resolve, agree to take (by Contract or otherwise), or make any commitment to take, or otherwise become obligated to take, any of the foregoing actions that are prohibited pursuant to this Section 6.01(b); or

(DD) renew, amend, extend, fail to exercise a right of termination of, grant a waiver under or otherwise modify any Contract listed on Section 6.01(b)(DD) of the Company Disclosure Schedules.

Section 6.02 Non-Solicitation; Acquisition Proposals.

(a) Except as expressly permitted by this Section 6.02, during the Pre-Closing Period, the Company shall not, and shall cause its Affiliates and its and their directors, officers and employees, and shall direct and otherwise use its reasonable best efforts to cause its and their respective other Representatives not to, directly or indirectly (i) initiate, solicit, authorize or encourage, or facilitate the submission or making of, any Acquisition

Proposal, or any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.02, participate or engage in negotiations or discussions (other than, for a period of no more than four (4) Business Days (such period to be calculated by reference to Business Days in NY) after receipt of an Acquisition Proposal, solely to the extent necessary for the Company Board to be able to have sufficient information to make the determination described in Section 6.02(b), to ascertain facts or clarify terms with respect to an Acquisition Proposal that did not result from a breach (other than in any immaterial respect) of this Section 6.02), or furnish any information concerning the Company or any of its Subsidiaries to, any Third Party relating to an Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an Acquisition Proposal, (iii) enter into any Contract or other agreement or understanding (written or oral, binding or non-binding, preliminary or definitive) relating to an Acquisition Proposal or (iv) resolve or agree to do any of the foregoing. From and after the execution and delivery of this Agreement, the Company shall, and shall cause its Affiliates and its and their respective Representatives to, (A) immediately cease and cause to be terminated all discussions or negotiations with any Person existing on the date hereof with respect to any Acquisition Proposal, or any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an Acquisition Proposal, (B) terminate access by any Third Party to any physical or electronic data room or other access to data or information of the Company, in each case relating to or in connection with, any Acquisition Proposal or any potential Acquisition Transaction, (C) request the prompt return or destruction of all information provided to any Third Party in year immediately preceding the date of this Agreement in connection with any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an Acquisition Proposal or a proposed Acquisition Transaction and (D) enforce, and not waive or modify, the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any Acquisition Proposal or any potential Acquisition Transaction, including any standstill provisions contained therein. The Company shall ensure that its Representatives and the Representatives of its Affiliates are aware of the provisions of this Section 6.02, and it is agreed that any violation of the restrictions set forth in this Section 6.02 by any Representative of the Company or any of its Affiliates shall constitute a breach of this Section 6.02 by the Company. The Company hereby releases Parent from its obligation to comply with the standstill provisions contained in Section 6 of the Confidentiality Agreement from and after the date hereof.

(b) Notwithstanding anything to the contrary contained in this Agreement, if, at any time prior to the receipt of the Requisite Company Stockholder Approval, the Company receives an unsolicited, written bona fide Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a breach (other than in any immaterial respect) of this Section 6.02), the Company, the Company Board and its Representatives may, subject to compliance with this Section 6.02(b), engage in negotiations or discussions with, or furnish any information and reasonable access to, any Third Party making such Acquisition Proposal and its Representatives if, and only if, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and outside independent financial advisors, that such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal; provided, that (i) prior to providing access to or furnishing any such information, the Company (A) receives from such Third Party an executed Acceptable Confidentiality Agreement or (B) if such Third Party is already party with the Company to a valid and existing confidentiality agreement as of the date of this Agreement, amends such existing agreement so that it is an Acceptable Confidentiality Agreement, (ii) any such information so furnished has been previously provided to Parent or is provided (including through the Data Room) to Parent substantially concurrently with it being so furnished to such Third Party and (iii) the Company shall give Parent written notice of such determination promptly after the Company Board makes such determination (and in no event later than twenty-four (24) hours after such determination) and in any event prior to furnishing any such information or engaging in such negotiations or discussions.

(c) Except as otherwise provided in Section 6.02(d) and the last sentence of this Section 6.02(c), during the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Parent), or publicly propose to withdraw (or so qualify or modify), the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) take any action to exempt any Person (other than Parent and its Affiliates) from the provisions of Section 203 of the DGCL or any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law or regulation, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days (such period to be calculated by reference to Business Days in NY) after the commencement of such Acquisition Proposal or any material amendment of such Acquisition Proposal, or (E) approve, adopt or recommend any Acquisition Proposal, or propose publicly to approve, adopt or recommend, any Acquisition Proposal (any action described in this clause (i) is referred to herein as a “Change in Recommendation”) or (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into any Contract or other agreement or understanding (written or oral, binding or non-binding, preliminary or definitive), other than an Acceptable Confidentiality Agreement to the extent expressly permitted by Section 6.02(b)) with any Third Party constituting or relating to, or that is intended to or could reasonably be expected to lead to or result in, any Acquisition Proposal or Acquisition Transaction, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with this Agreement, the Merger or any of the other transactions contemplated hereby, or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement (any such document, agreement or arrangement, an “Alternative Acquisition Agreement”). Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Requisite Company Stockholder Approval, in the event a material development or material change in circumstances (other than relating to or in connection with an Acquisition Proposal, Acquisition Transaction or Superior Proposal) occurs or arises after the date of this Agreement that was not known and not reasonably foreseeable by the Company Board as of the date of this Agreement, the Company Board may make a Change in Recommendation (under clause (A) or (D) of the definition thereof) if and only if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and outside independent financial advisors, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law; provided, that the Company shall have provided Parent four (4) Business Days’ prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action and:

(i) during such four (4) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent (and the Company shall have caused its Affiliates and its and their directors, officers and employees and directed and otherwise used its reasonable best efforts to cause its and their other Representatives, including, without limitation, its outside legal counsel and outside independent financial advisors, to have engaged in good faith negotiations with Parent and its Representatives) regarding changes to the terms of this Agreement; and

(ii) the Company shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the fourth (4th) Business Day of such fourth (4th) Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and outside independent financial advisors) that the failure to make a Change in Recommendation would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law.

(d) At any time prior to receipt of the Requisite Company Stockholder Approval, if, in response to an unsolicited, written bona fide Acquisition Proposal first made after the date of this Agreement that did not result from a breach (other than in any immaterial respect) of this Section 6.02, the Company Board determines in good faith (after consultation with its outside legal counsel and outside independent financial advisors) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to approve or recommend such Superior Proposal would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under Applicable Law, the Company may terminate this Agreement in accordance with Section 8.01(d)(i) and this Section 6.02(d); provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.01(d)(i) and this Section 6.02(d) unless the Company (x) has complied with and not breached (other than in any immaterial respect) its obligations under this Section 6.02, including its obligations set forth in Section 6.02(e), (y) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 8.03(a)(ii) prior to or concurrently with such termination and (z) concurrently with such termination, enters into a definitive written Alternative Acquisition Agreement that documents all the terms and conditions of such Superior Proposal.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to terminate this Agreement pursuant to Section 6.02(d) or Section 8.01(d)(i), unless (x) the Company shall have provided to Parent four (4) Business Days’ prior written notice (the “Superior Proposal Notice”) advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the reasons for such action and the terms and conditions of any such Superior Proposal, including the identity of the Third Party who has made such Superior Proposal) and provided Parent a copy of the relevant proposed transaction agreement or the latest draft thereof (including any related financing commitments and fee letters) or, if no such agreement or draft exists, a written summary of the material terms and conditions of such Superior Proposal, and any other related available documentation and correspondence relating to such Superior Proposal (including any related financing commitments and fee letters), and (y):

(i) during such four (4) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent (and the Company shall have caused its Affiliates and its and their directors, officers and employees and directed its and their other Representatives, including, without limitation, its outside legal counsel and outside independent financial advisors, to have engaged in good faith negotiations with Parent and its Representatives) regarding changes to the terms of this Agreement intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii) the Company shall have considered any Proposed Changed Terms proposed by Parent no later than 11:59 p.m., New York City time, on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (after consultation with its outside legal counsel and outside independent financial advisors) that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect.

The parties acknowledge and agree that, (A) if Parent, within four (4) Business Days following its receipt of a Superior Proposal Notice, makes a proposal that, as determined in good faith by the Company Board (after consultation with its outside counsel and outside independent financial advisors), results in the applicable Acquisition Proposal no longer being a Superior Proposal, then the Company shall have no right to terminate this Agreement pursuant to Section 6.02(d) or Section 8.01(d)(i) as a result of such Acquisition Proposal, and (B) any (1) revisions to the financials terms or any other material terms of a Superior Proposal or (2) revisions to the financial terms or any other material terms to an Acquisition Proposal that the Company Board had determined no longer constitutes a Superior Proposal, shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Superior Proposal Notice and a new four (4) Business Day period shall commence thereafter; provided, however, that such new four (4) Business Day notice period shall be shortened to the longer of three (3) Business Days and the time remaining on the prior notice period if the only change to the material terms of such Superior Proposal is an increase in (without any change to the form of) the per share merger consideration. The Company shall have no right to terminate this Agreement pursuant to Section 8.01(d)(i) unless it has complied with the procedures set forth in Section 6.02(d) and this Section 6.02(e).

(f) From and after the execution and delivery of this Agreement, the Company shall promptly (and in any event (i) within 24 hours following the date of receipt if such date of receipt is a Business Day in NY or (ii) by the end of the next Business Day in NY immediately following the date of receipt if such date of receipt is not a Business Day in NY) advise Parent in writing in the event that it or any of its Affiliates, any of its or its Affiliates’ officers, directors or employees or, to the Company’s Knowledge, any of its or its Affiliates’ Representatives receives any Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions (including the identity of the Third Party making any such Acquisition Proposal, copies of any documentation, including copies of any related financing commitments and fee letters) of any such Acquisition Proposal. From and after the execution and delivery of this Agreement, the Company shall keep Parent promptly informed in writing on a reasonably current basis of the status of, and any material changes to, the terms of any such Acquisition Proposal (including providing Parent a notification in writing within twenty-four (24) hours following any determination by the Company Board pursuant to Section 6.02(b) or any material changes to the terms of any such Acquisition Proposal) and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable (and in any event (i) within 24 hours following the date of receipt if such date of receipt is a Business Day in NY or (ii) by the end of the next Business Day in NY immediately following the date of receipt if such date of receipt is not a Business Day in NY) after receipt thereof of any written indication of interest (or amendment thereto) or any written material received in connection therewith (or amendment thereto), including copies of any proposed Alternative Acquisition Agreement (including any drafts thereof) and any proposed financing commitments and fee letters related thereto (including drafts thereof).

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing any position or disclosing any information reasonably required under Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, that in all cases, any such action or disclosure shall comply with Section 6.02(a), Section 6.02(b) and Section 6.02(c).

Section 6.03 Access to Information.

(a) Subject to Applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries, Company Employees and other Representatives to) afford Parent’s authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to Company Employees, Representatives, properties, books, Contracts and records and shall furnish Parent and Merger Sub all financial, operating and other data and information in the Company’s possession as Parent and Merger Sub through their Representatives may reasonably request; provided, however, that the Company and its Subsidiaries shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company after consultation with its outside legal counsel, (i) violate any Applicable Law, or (ii) result in a loss or waiver of the attorney-client or other privilege held by the Company or any of the Company’s Subsidiaries (it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to clause (i) or clause (ii) above, and thereafter the Company and Parent shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the Applicable Law); provided, further, that any access or investigation pursuant to this Section 6.03(a) shall be conducted in such a manner as not to interfere unreasonably with the business and operations of the Company or any of the Company’s Subsidiaries.

(b) No information or knowledge obtained by Parent or Merger Sub pursuant to Section 6.02, this Section 6.03 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.

Section 6.04 Notice of Certain Events. During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

(a) any notice or other communication received by the Company or any of its Subsidiaries, or to the Company’s Knowledge, any of their respective Representatives, from any Person alleging that the consent, approval, permission of or waiver from such party is or may be required in connection with the Merger;

(b) any notice or other communication received by the Company or any of its Subsidiaries, or any of their respective Representatives, from any Governmental Entity in connection with the transactions contemplated hereby; and

(c) any fact, event or circumstance known to it that would be reasonably likely to result in the failure of any of the conditions set forth in Article 7 to be capable of being satisfied prior to the End Date; provided, that the failure to deliver any notice pursuant to this Section 6.04(c) shall not be considered in determining whether the conditions set forth in Article 7 have been satisfied;

provided, however, that that no notification given pursuant to this Section 6.04 shall (A) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (B) otherwise prejudice in any way the rights and remedies contained in this Agreement, (C) be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement or (D) be deemed to amend or supplement the Company Disclosure Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant by the Company.

Section 6.05 State Takeover Laws. If any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law or regulation becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transactions contemplated hereby, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.06 Stock Exchange Delisting; Director Resignations.

(a) Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of NYSE to enable the delisting by the Surviving Corporation of the Shares from NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time (if such delisting and deregistration will not have already occurred at or prior to the Effective Time).

(b) At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors of the Company and its Subsidiaries (other than directors of Subsidiaries whom Parent determines shall continue to serve in such capacities following the Effective Time), effective at the Effective Time.

Section 6.07 Director and Officer Liability.

(a) For six (6) years after the Effective Time, the Surviving Corporation shall maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement and from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier; provided, however, that in satisfying its obligation under this Section 6.07(a), the Surviving Corporation shall not be obligated to pay aggregate annual premiums in excess of 300% of the amount the Company paid in its last full fiscal year prior to the date of this Agreement (the “Current Premium”) and, if such aggregate annual premiums for such insurance would exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available for an aggregate premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier prior to the Effective Time or by the Surviving Corporation at or after the Effective Time, which policies provide each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy with coverage and amount no less favorable than those of such policy in effect on the date of this Agreement for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the transactions contemplated hereby, provided, however, that the amount paid for such prepaid policies shall not exceed 300% of the Current Premium without the prior written consent of Parent. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect for their full term and continue to honor the obligations thereunder. If requested by Parent, the Company shall cooperate with Parent to obtain such tail or runoff policies as of the Effective Time.

(b) From and after the Effective Time, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to (i) each indemnification agreement in effect as of the date of this Agreement between the Company or any of its Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of any of the Company’s Subsidiaries (each, an “Indemnified Party”) and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation, as amended, or bylaws of the Company as in effect on the date of this Agreement.

(c) The provisions of this Section 6.07 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the articles of organization or bylaws, by Contract or otherwise.

Section 6.08 Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary under Applicable Law to consummate the Merger, including (i) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Entities, the expiry or early termination of any applicable waiting periods, and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of such reasonable steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or Proceeding by, any Governmental Entities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, Third Parties and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided, however, that the Company shall not be permitted to pay, and Parent shall not be obligated to pay or permit or agree to the Company paying, any material cash consideration to any Third Party from whom consent or approval is required and the Company shall not modify or enter into any Company Material Contract or Company Real Property Lease or limit or dispose of any non-cash rights, assets or properties, and Parent shall not be obligated to permit or agree to the Company’s modification or entrance into any Company Material Contract or Company Real Property Lease or, on behalf of itself or any of its pre-Closing Affiliates, modify or enter into any agreement or limit or dispose of any non-cash rights, assets or properties, in each case pursuant to this Section 6.08(a) or any provision that cross-references the proviso to this Section 6.08(a).

(b) In furtherance and not in limitation of the undertakings pursuant to this Section 6.08, each of Parent and the Company shall (i) promptly prepare and file any notification and report forms and related material required under the HSR Act and any other Antitrust Laws, and any additional filings or notifications and related material that are necessary, proper or advisable to permit consummation of the Merger and (ii) provide or cause to be provided as promptly as practicable any information and documentary material that may be requested by the DOJ or FTC under the HSR Act.

(c) Subject to Applicable Law relating to the exchange of information, and the sole right of Parent to make the final determination on behalf of the parties on all strategy and tactics for obtaining clearances under the HSR Act and other Antitrust Laws, the Company and Parent and their respective counsel shall (i) provide each other with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Antitrust Laws) with a Governmental Entity in connection with the transactions contemplated hereby, (ii) promptly inform each other of any material communication (or other material correspondence or memoranda) received from, or given to, any Governmental Entity in connection with the transactions contemplated hereby and (iii) promptly furnish each other with copies of all material correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to the transactions contemplated hereby. The Company and Parent shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.08(c) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(d) Notwithstanding anything else contained herein, Parent shall not be required to, and the Company shall not, without the prior written consent of Parent, offer, propose, agree, or commit (i) to sell, divest, hold separate, license, cause a Third Party to acquire, or otherwise dispose of (A) any of the respective Affiliates of the Company or Parent or (B) any of the respective operations, divisions, businesses, product lines, customers, assets, properties or rights of Parent, the Company or any of their respective Affiliates (clauses (A) and (B) collectively, the “Divestiture Assets”), prior to, contemporaneously with or after the Closing and regardless as to whether a Third Party purchaser must be identified or approved prior to the Closing (a “Divestiture”), (ii) to take any other actions that may limit Parent’s, its Affiliates’, the Company’s or its Affiliates’ conduct in any way or any of the foregoing’s freedom of action with respect to, or ability to retain, one or more of its operations, divisions, businesses, products lines, customers, assets, properties or rights (a “Restraint”) or (iii) to enter into any Order, consent decree or other agreement to effectuate a Divestiture or Restraint, except that, solely to the extent necessary to permit the consummation of the Merger to occur before the End Date, Parent shall use reasonable best efforts to satisfy the condition set forth in Section 7.01(c) by agreeing to and implementing or committing to implement (1) sales, licenses or divestitures to Third Parties (x) of Divestiture Assets that were used to generate, or contributed to the generation of, annual gross revenues that do not exceed $50,000,000 in the aggregate for all such sales, licenses and divestitures (determined based on gross fiscal 2015 revenues) and (y) that do not require Parent to convey any value to any Third Party other than the sales, licenses or divestitures of such Divestiture Assets as specified in clause (x) and reasonable and customary transition support or similar agreements of limited duration relating to such sales, licenses or divestitures (provided that any such transition support or similar agreement shall only be required to be agreed to by Parent to the extent it reflects arm’s-length and fair market value terms as determined by Parent in good faith) and (2) Restraints that would not have, and would not be reasonably expected to have, more than a de minimis effect on Parent, the Company and their respective Subsidiaries.

(e) Subject to the proviso to Section 6.08(a), the Company shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain the consents reasonably requested by Parent; provided that the Company shall not take any action to solicit or obtain such consents unless and until the Company or the Company’s counsel is directed to do so by Parent or Parent’s counsel and then only upon the basis so requested.

Section 6.09 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and to obtain, or cause to be obtained, the proceeds of the Debt Financing on the terms and conditions described in the Commitment Documents, including using reasonable best efforts to:

(i) maintain in effect the Commitment Documents (provided that the Commitment Documents may be amended, supplemented, modified and replaced as set forth below);

(ii) negotiate and enter into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Commitment Documents (including, as necessary, the “flex” provisions related thereto) or, if available, on other terms that are not (x) materially less favorable to Parent, in the aggregate, than the terms and conditions contained in the Commitment Documents (including, as necessary, the “flex” provisions related thereto) and (y) not prohibited by clauses (i) – (iv) of Section 6.09(d); and

(iii) satisfy (or, if deemed advisable by Parent, obtain the waiver of) on a timely basis all conditions in the Commitment Documents that are within Parent’s control (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information to Parent or otherwise to comply with its obligations under this Agreement).

(b) In the event that all conditions contained in the Commitment Documents have been satisfied (or upon funding will be satisfied) and Parent is obligated to effect the Closing in accordance with Section 2.02, Parent shall use its reasonable best efforts to cause the Financing Sources to fund the Debt Financing on or prior to the Closing Date.

(c) Parent shall provide to the Company prompt notice (i) of any material breach by any party of the Commitment Documents and/or the Definitive Agreements of which Parent becomes aware, (ii) of any termination of the Commitment Documents and/or the Definitive Agreements and (iii) of any material dispute or disagreement between or among any parties to the Commitment Documents with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing of which Parent becomes aware (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing and/or the Definitive Agreements). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of all material developments concerning the status of the Debt Financing, including its efforts to arrange the Debt Financing and provide the Company at its request copies of all executed Definitive Agreements for the Debt Financing.

(d) Parent shall not agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its material rights under, the Commitment Documents without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) that (i) reduces the aggregate amount of cash proceeds available from the Debt Financing such that the aggregate funds that would be available to Parent on the Closing Date would not be sufficient to provide the funds required to be funded on the Closing Date to consummate the Merger, (ii) that has conditions precedent to the funding on the Closing Date that are, in the aggregate, more onerous than the conditions set forth in the Commitment Documents, (iii) adversely impacts the ability of Parent to enforce its rights under the Commitment Documents against the Financing Sources or (iv) could otherwise reasonably be expected to prevent, impede or materially delay the consummation of the Debt Financing or the Merger; provided that Parent may, without the Company’s prior written consent, amend, replace, supplement or otherwise modify the Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement so long as any such addition would not reasonably be expected to prevent, impede or materially delay the consummation of the Debt Financing or the Merger (it being understood that any such amendment, replacement, supplement or modification that provides for the assignment of a portion of the Debt Financing commitments to any additional lenders, lead arrangers, book runners, syndication agents or similar entities and the granting to such Persons of approval rights as are customarily granted to additional agents or arrangers shall be permitted hereunder and shall be deemed to not prevent, impede or materially delay the consummation of the Debt Financing or the Merger). Upon any such amendment, replacement, supplement or modification, the term “Commitment Letter” shall mean the Commitment Letter as so amended, replaced, supplemented or modified. Parent shall promptly deliver to the Company true and complete copies of any such amendment, replacement, supplement or modification.

(e) Parent shall have the right to substitute the proceeds of other incurrences of debt (including unsecured notes) for all or any portion of the Debt Financing and reducing commitments under the Commitment Letter; provided, that (u) to the extent any such debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earliest of the consummation of the Merger on the Closing Date, the termination of this Agreement or the End Date, (v) to the extent such offering or other incurrence is not a substitution for the entire amount of the Debt Financing, such offering or other incurrence of debt does not result in a breach or default under, or violation of, the Commitment Documents, (w) to the extent such offering or other incurrence is not a substitution for the entire amount of the Debt Financing, the aggregate amount of the Debt Financing committed under the Commitment Letter following such reduction, together with other cash and cash equivalents available to Parent, is sufficient to provide the funds required to be funded on the Closing Date to consummate the Merger, (x) the proceeds of such debt offerings or other incurrences have been received by Parent or a wholly owned subsidiary of Parent in cash, (y) Parent promptly notifies the Company of such substitution and reduction and (z) true and complete copies of each material amendment or modification to the Commitment Documents relating thereto will be promptly provided to the Company. Further, Parent shall have the right to substitute commitments in respect of other financing for all or any portion of the Debt Financing from the same and/or alternative bona fide third-party financing sources so long as (i) such financing shall not reduce the aggregate amount of cash proceeds available from the Debt Financing such that the aggregate funds that would be available to Parent on the Closing Date would not be sufficient to provide the funds required to be funded on the Closing Date to consummate the Merger, (ii) all conditions precedent to effectiveness of definitive documentation for such financing have been satisfied or such conditions precedent to the funding of such financing are, in the aggregate, in respect of certainty of funding, substantially equivalent to (or more favorable to Parent than) the conditions precedent set forth in Exhibit C of the Commitment Letter and (iii) such financing would not impair, prevent or materially delay the transactions contemplated by this Agreement (any such financing under this clause (e) which satisfies the requirements of this clause (e), the “Alternative Financing”; the definitive documentation for any such Alternative Financing, the “Alternative Financing Documents”). True and complete copies of each alternative financing commitment in respect of such Alternative Financing, together with all related fee letters and associated engagement letters (solely in the case of such fee letters, flex terms and engagement letters, redacted for provisions related to fees and other economic terms on a basis consistent with the redacted Fee Letter), will be promptly provided to the Company. In the event any Alternative Financing is obtained, (i) any reference herein to the term “Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any Alternative Financing, (ii) any reference herein to the term “Debt Financing” shall be deemed to include such Alternative Financing, (iii) any reference herein to the term “Fee Letter” shall be deemed to include any fee letter (or similar agreement) with respect to any Alternative Financing and (iii) any reference herein to the term “Financing Sources” shall be deemed to include any financing sources or other lenders providing the Alternative Financing.

(f) Notwithstanding anything to the contrary contained herein, Parent’s obligations hereunder are not subject to Parent or any of its Affiliates obtaining funds under the Debt Financing to consummate the Merger and the transactions contemplated by this Agreement.

Section 6.10 Financing Cooperation.

(a) Prior to the Effective Time, the Company shall use its reasonable best efforts to and shall cause its Subsidiaries and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation that is necessary, proper or advisable in connection with the Debt Financing as may be reasonably requested by Parent, including:

(i) making senior management and advisors of the Company and its Subsidiaries available to participate in a reasonable number of meetings, presentations, road shows and due diligence sessions with proposed lenders or agents with respect to the Debt Financing, and in sessions with rating agencies or other syndication activities, all at reasonable times and upon reasonable notice;

(ii) providing reasonable access by Parent and any proposed lenders or agents, and their respective officers, employees, consultants and advisors (including legal valuation and accounting advisors) to the books and records, properties, Company Employees and Representatives and assisting with due diligence activities relating to the Company’s and its Subsidiaries’ financial information, all at reasonable times and upon reasonable notice;

(iii) assisting with the preparation of and, subject to the occurrence of the Effective Time, executing and delivering any pledge or security documents, guarantees, other customary definitive financing documents, or other customary certificates (other than solvency certificates) as may be reasonably requested by Parent in connection with the Debt Financing (including the assumption of any existing Indebtedness of the Company or its Subsidiaries) and otherwise facilitating the pledging of, and granting, recording and perfection of security interests in share certificates, securities and other collateral, and obtaining surveys and title insurance as reasonably requested by Parent;

(iv) providing customary representation and authorization letters to the Financing Sources authorizing the distribution of Company information in documents provided to prospective lenders containing customary representations to the Financing Sources that the information provided by the Company (x) does not contain a material misstatement or omission and (y) with respect to information to be included public side versions of such documents, if any, does not include material non-public information about the Company or its Subsidiaries;

(v) requesting and cooperating in obtaining customary Lien terminations and instruments of discharge, relating to any Indebtedness of the Company and its Subsidiaries;

(vi) assisting Parent with its preparation of pro forma financial information and pro forma financial statements and other materials for rating agency presentations, bank information memoranda, business projections and similar documents used in connection with the Debt Financing;

(vii) assisting in procuring any necessary rating agency ratings or approvals and participating in a reasonable number of sessions with rating agencies, all at reasonable times and upon reasonable notice;

(viii) using reasonable best efforts to cause its independent accountants and former independent accountants to provide reasonable assistance and cooperation to Parent, including participating in due diligence sessions, assisting in the preparation of any pro forma financial statements to be included in the materials relating to the Debt Financing and providing consent for the use of their audit reports relating to the Company in materials relating to the Debt Financing, as reasonably requested by Parent;

(ix) furnishing to Parent and its Financing Sources as promptly as practicable (A) all financial statements of the Company and its Subsidiaries that are necessary to satisfy the condition set forth in paragraph 5 of Exhibit C of the Commitment Letter, (B) the financial information of the Company and its Subsidiaries necessary for Parent to prepare any pro forma financial statements for the historical periods required by paragraph 6 of Exhibit C of the Commitment Letter (provided, for the avoidance of doubt, that the Company and its Subsidiaries shall not be responsible for the preparation of such pro forma financial statements or any related pro forma adjustments or, without limitation of the cooperation required by Section 6.17(d), any conversion or reconciliation of Company Financial Statements) and (C) such other financial and other pertinent information regarding the Company and its Subsidiaries (including information regarding the business, operations and financial projections thereof) as may be reasonably requested by Parent to assist in the preparation of a customary confidential information memorandum or other customary information documents used in financings of the type contemplated by the Commitment Letter and any supplements thereto (all such financial statements, financial and other information, the “Required Information”);

(x) using commercially reasonable efforts to assist Parent in ensuring that the syndication efforts benefit from the existing banking relationships of the Company and its Subsidiaries;

(xi) furnishing to Parent and its Financing Sources at least five (5) Business Days prior to the anticipated Effective Time, all documentation and other information about the Company and its Subsidiaries required by applicable “know your customer” and anti-money laundering rules and regulations (including the Patriot Act) to the extent requested at least ten (10) calendar days prior to the anticipated Effective Time, as required to be delivered pursuant to the Commitment Letter or that is otherwise necessary to satisfy the conditions in paragraph 10 in Exhibit C thereof; and

(xii) subject to the occurrence of the Effective Time, taking all corporate actions necessary to permit consummation of the Debt Financing as may be reasonably requested by Parent. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their logos and on such other customary terms and conditions as the Company shall reasonably impose.

It is understood by the parties hereto that information provided by the Company pursuant to Section 6.10(a) may be disclosed to prospective lenders and investors in connection with the syndication and marketing of the Debt Financing, in each case subject to confidentiality undertakings from such prospective lenders and investors customary for a syndication process (such as the confidentiality provisions contained in customary “bank books”) and subject to customary acknowledgements from such lenders and investors as to the receipt of material non-public information in compliance with applicable law (to the extent material non-public information is disclosed), and that such disclosure shall not be restricted by the existing Confidentiality Agreement between the parties.

(b) Notwithstanding anything in this Section 6.10 to the contrary, in fulfilling its obligations pursuant to this Section 6.10, (i) nothing in this Section 6.10 shall require cooperation to the extent that it would (A) cause any condition to Closing set forth in Sections 7.01 or 7.02 to not be satisfied or otherwise cause any breach of this Agreement (including any representations or warranties thereunder), (B) unreasonably interfere with the ongoing business or operations of the Company or its Subsidiaries, (C) cause the Company or its Subsidiaries to incur Liability in connection with the Debt Financing prior to the Effective Time (other than in connection with customary representation and authorization letters and other than such Liabilities that Parent commits to reimburse), (D) cause any director, officer or employee of the Company or its Subsidiaries to incur any personal liability, (E) in the reasonable judgment of the Company after consultation with its outside legal counsel, (x) result in the material contravention of, or could reasonably be expected to result in a material violation or breach of, or a default under, any Applicable Laws or under any Material Contract or (y) require the Company to provide access to or disclose information that the Company determines would result in a loss or waiver of attorney-client privilege of the Company or its Subsidiaries (in each case it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to this clause (E), and thereafter the Company and Parent shall reasonably cooperate to cause such information to be provided in a manner that would not reasonably be expected to violate the applicable restriction or waive the applicable privilege or protection) or (F) require the Company to prepare separate financial statements for any Subsidiary of the Company, (ii) none of the Company or any of its Subsidiaries shall be required to execute and deliver any Definitive Agreements or other agreements, pledge or security documents, or other certificates or documents in connection with the Debt Financing that are effective prior to the Effective Time (other than any customary representation or authorization letters), (iii) none of the Board of Directors (or equivalent bodies) of the

Company and its Subsidiaries shall be required to pass any resolution or take any similar actions approving the Debt Financing that are effective prior to the Effective Time, (iv) none of the Company, its Subsidiaries or its Representatives shall be required to pay any commitment or other fee or provide any security or incur any other Liability in connection with any Debt Financing prior to the Effective Time and (v) Parent shall, upon the request of the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with such cooperation. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective pre-Closing directors, officers, employees and Representatives from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such Debt Financing and any cooperation or other actions taken pursuant to this Section 6.10 (other than to the extent related to information, cooperation or other actions provided by the Company, its Subsidiaries or their respective pre-Closing directors, officers, employees or Representatives), except in the event such loss or damage arises out of or results from the gross negligence, willful misconduct, bad faith or intentional breach of its obligations hereunder by the Company, its Subsidiaries or their respective pre-Closing directors, officers, employees or Representatives.

Section 6.11 Company Indebtedness. Prior to the Closing, the Company shall obtain and deliver the Payoff Letter to Parent. The Company shall deliver (A) a draft of the Payoff Letter to Parent at least three (3) Business Days prior to the anticipated Closing Date and (B) an executed copy of the Payoff Letter in substantially similar form at least one (1) Business Day prior to the anticipated Closing Date.

Section 6.12 Company Stockholder Litigation. The Company shall as promptly as reasonably practicable (and in any event within one (1) Business Day in NY) following its being formally notified of the same notify Parent in writing of, and shall give Parent the opportunity to participate in the defense and settlement of, any Company Stockholder Litigation. Notwithstanding anything to the contrary, the Company shall not communicate with any opposing party in any Company Stockholder Litigation regarding any settlement thereof without either (a) consulting with Parent in advance of such communication, taking into account in good faith Parent’s views as to acceptable settlement terms and promptly informing Parent of the contents of such communication or (b) allowing Parent’s counsel to participate in such communication. No full or partial settlement of any Company Stockholder Litigation shall be agreed to by the Company or any of its Subsidiaries without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.13 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, except (i) as such release or announcement that Parent or the Company determines, after consultation with outside legal counsel, is required by Applicable Law or any listing agreement with or rule of any securities exchange upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party required to make the release or announcement will consider such comments in good faith or (ii) in connection with a Change in Recommendation (provided the Company shall have complied with Section 6.02 in all but immaterial respects). Notwithstanding the foregoing, Parent may make public statements with respect to this Agreement and the transactions contemplated hereby, including their effect on Parent’s business and its financial projections, with investors, analysts and Financing Sources, including, without limitation, on its periodic earnings calls and in any “road show”, so long as Parent’s comments are not inconsistent with the press releases previously issued and agreed upon by the parties.

Section 6.14 Section 16 Matters. Prior to the Effective Time, the Company shall take all actions as may be reasonably requested by any party hereto to cause any dispositions of equity securities of the Company (including any derivative securities with respect to any equity securities of the Company) by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.

Section 6.15 Employment Matters.

(a) For the one-year period following the Effective Time (or such shorter period as the applicable Continuing Company Employee continues to be employed by Parent or the Surviving Corporation after the Effective Time) and subject to Applicable Law, Parent shall provide, or shall cause the Surviving Corporation to provide to each Continuing Company Employee (i) at least the same level of hourly salary or base wages and annual target bonus opportunity as provided to such Continuing Company Employee immediately prior to the Effective Time and (ii) employee benefits (excluding equity-based compensation) that, in the aggregate, are at least as favorable as the employee benefits (excluding equity-based compensation) provided to such Continuing Company Employee under the Company Benefit Plans as in effect immediately prior to the Effective Time. Notwithstanding the generality of the foregoing, (i) with respect to the Continuing Company Employees’ eligibility to participate in a long term incentive plan maintained by Parent, Parent will endeavor to use substantially similar criteria and processes in evaluating such eligibility of Continuing Company Employees as Parent does in evaluating the eligibility of employees of Parent, and (ii) for the one-year period following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to the Continuing Company Employees, severance benefits not less favorable than the severance benefits provided by the Company pursuant to the Company Benefit Plans and Made Available to Parent.

(b) Following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Corporation or their Subsidiaries in which the Continuing Company Employees are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each Continuing Company Employee with the Company prior to the Closing Date for purposes of eligibility, vesting and, solely for purposes of any vacation and severance benefits, levels of benefits under such Post-Closing Plans, in each case, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Continuing Company Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) apply for purposes of any plan that provides retiree welfare benefits, (ii) apply for purposes of benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement pension plan benefits, (iii) operate to duplicate any benefits of a Continuing Company Employee with respect to the same period of service, or (iv) apply for purposes of any plan, program or arrangement (x) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Continuing Company Employee is first eligible to participate, Parent shall use reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to such Continuing Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Continuing Company Employee participated immediately prior to the Effective Time, and (B) credit each Continuing Company Employee for an amount equal to any medical, dental or vision expenses incurred by such Continuing Company Employee in the year that includes the Closing Date (or, if later, the year in which such Continuing Company Employee is first eligible to participate in such Post-Closing Plan) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan to the extent such expenses would have been credited under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time, subject to the applicable information being provided to Parent in a form that Parent reasonably determines is administratively feasible to take into account under its plans. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(c) If requested by Parent in writing delivered to the Company not less than ten (10) Business Days before the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date. To the extent the Company 401(k) Plan is terminated pursuant to

Parent’s request, the Continuing Company Employees shall be eligible to participate in a 401(k) plan maintained by Parent or any of its Subsidiaries or Affiliates as soon as reasonably practicable following the Closing Date.

(d) The Company will provide Parent with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of the Company or any of its Subsidiaries if such communications relate to the compensation, employment or labor aspects of the transactions contemplated hereby, and will provide Parent with a reasonable opportunity to review and comment on such communications prior to distribution.

(e) Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any of their affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program or Contract maintained or sponsored by Parent, the Surviving Corporation, the Company or any of their respective Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or Affiliates; or (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) or affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program or Contract after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.15 shall create any Third Party beneficiary rights in any Company Employee or current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 6.16 Proxy Statement; Company Stockholder Approval.

(a) As soon as reasonably practicable following the date of this Agreement, and in any event no later than March 24, 2016, the Company shall file with the SEC a preliminary Proxy Statement. Parent shall, and shall direct its independent accountants, counsel and other Representatives to, cooperate with the Company in the preparation of the Proxy Statement, and use its commercially reasonable efforts to furnish all information, data and documentation concerning Parent and Merger Sub that is necessary or appropriate in connection with the preparation of the Proxy Statement. The Company shall respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement. The Company shall use its reasonable best efforts to cause the preliminary Proxy Statement to be cleared by the staff of the SEC and the Proxy Statement to be filed in definitive form and be mailed to its stockholders in a timely manner such that the Company Meeting is able to be validly held in accordance with Applicable Law, the Company’s certificate of incorporation and the Company’s bylaws as soon as reasonably practicable; provided, however, that the Company may postpone the Company Meeting to a date no later than ten (10) Business Days prior to the date of the Parent Meeting. No filing of, or amendment or supplement to, or response to staff comments on, the Proxy Statement shall be made by the Company without providing Parent and its counsel a reasonable opportunity to review and comment thereon and giving reasonable consideration in good faith to such comments. If at any time prior to the Company Meeting (or any adjournment or postponement thereof) any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Applicable Law, disseminate such amendment or supplement to the stockholders of the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, or the transactions contemplated hereby.

(b) The Company shall take all actions necessary to duly call, establish a record date for, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (the “Company Meeting”), so that the Company Meeting occurs as soon as reasonably practicable following the date the Proxy Statement is first mailed to its stockholders, in accordance with Applicable Law, the Company’s certificate of incorporation and the Company’s bylaws; provided, however, that the Company may postpone the Company Meeting to a date no later than ten (10) Business Days prior to the date of the Parent Meeting; provided, further, that the Company may, in its reasonable discretion, further postpone or adjourn the Company Meeting after reasonable consultation with Parent only (i) if, as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Requisite Company Stockholder Approval at the Company Meeting (such postponement or adjournment to be for no more than five (5) Business Days and shall be to no later than the date three (3) Business Days prior to the End Date (such periods to be calculated by reference to Business Days in NY)) or (ii) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with the Company’s outside legal counsel) is necessary or required to be filed and disseminated under Applicable Law, the Company’s certificate of incorporation or the Company’s bylaws (such postponement or adjournment to be for no more than a reasonable amount of time and shall be to no later than the date three (3) Business Days in NY prior to the End Date). Once the Company has established a record date for the Company Meeting, the Company shall not change such record date or establish a different record date for the Company Meeting without the prior written consent of Parent, unless required to do so by the DGCL. If the record date for the Company Meeting is changed, the Company shall, as to that record date, comply with each of its obligations under this Section 6.16. In connection with the Company Meeting, the Company shall, (i) unless there has been a Change in Recommendation in accordance with Section 6.02(c), use reasonable best efforts to obtain the Requisite Company Stockholder Approval and (ii) otherwise comply with all legal requirements applicable to such meeting. The Company shall include in the Proxy Statement the Company Recommendation, unless there has been a Change in Recommendation in accordance with Section 6.02(c). Without limiting the generality of the foregoing, the Company shall submit this Agreement for the adoption by its stockholders at the Company Meeting whether or not a Change in Recommendation shall have occurred or an Acquisition Proposal shall have been publicly announced or otherwise made known to the Company, the Company Board or the Company’s Representatives or its stockholders.

Section 6.17 Parent Shareholder Circular; Parent Shareholder Approval.

(a) As soon as reasonably practicable following the date of this Agreement, Parent shall prepare and submit for approval to the HKSE the Parent Shareholder Circular. The Company shall, and shall direct its independent accountants, counsel and other Representatives to, cooperate with Parent in the preparation of the Parent Shareholder Circular, and use its commercially reasonable efforts, subject to Section 9.04(b), to furnish all information, data and documentation concerning the Company and its Subsidiaries that is necessary or appropriate in connection with the preparation of the Parent Shareholder Circular. Parent shall respond promptly to any comments from the HKSE or the staff of the HKSE on the Parent Shareholder Circular. Parent shall use its reasonable best efforts to cause the Parent Shareholder Circular to be filed with the HKSE and to be disseminated to its shareholders, in each case, as and to the extent required by the Listing Rules and any other Applicable Law, as soon as reasonably practicable. No filing of, or amendment or supplement to, or response to staff comments on, the Parent Shareholder Circular shall be made by Parent without providing the Company and its counsel a reasonable opportunity to review and comment thereon and giving reasonable consideration in good faith to such comments. If at any time prior to the Parent Meeting (or any adjournment or postponement thereof) any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Parent Shareholder Circular, so that the Parent Shareholder Circular would not include any misstatement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and Parent shall promptly file an appropriate amendment or supplement describing such information with the HKSE and, to the extent required by the Listing Rules or Applicable Law, disseminate such amendment or supplement to the shareholders of Parent. Parent shall notify the Company promptly of the receipt of any comments from the HKSE or the staff of the HKSE and of any request by the HKSE or the staff of the HKSE for amendments or supplements to the Parent Shareholder Circular or for additional information and shall supply the Company with copies of all correspondence between Parent or any of its Representatives, on the one hand, and the HKSE or the staff of the HKSE, on the other hand, with respect to Parent Shareholder Circular, or the transactions contemplated hereby.

(b) Parent shall take all actions necessary to duly call, establish a record date for, give notice of, convene and hold an ordinary general meeting of its shareholders, for the purpose of approving this Agreement and the transactions contemplated hereby, including the Merger (the “Parent Meeting”), so that the Parent Meeting occurs as soon as reasonably practicable following the date on which the HKSE grants clearance with respect to the Parent Shareholder Circular, in accordance with Applicable Law, the Listing Rules, and Parent’s articles of incorporation; provided, that Parent may, in its reasonable discretion, postpone or adjourn the Parent Meeting after reasonable consultation with the Company only (i) if, as of the time for which the Parent Meeting is originally scheduled (as set forth in the applicable notice), there are insufficient shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Meeting or to the extent that at such time Parent has not received proxies sufficient to allow the receipt of the Requisite Parent Shareholder Approval at the Parent Meeting (such postponement or adjournment to be for no more than five (5) Business Days and shall be to no later than the date three (3) Business Days prior to the End Date (such periods to be calculated by reference to Business Days in Hong Kong)) or (ii) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Parent Board has determined in good faith (after consultation with Parent’s outside legal counsel) is necessary or required to be filed and disseminated under Applicable Law, the Listing Rules or Parent’s articles of incorporation (such postponement or adjournment to be for no more than a reasonable amount of time and shall be to no later than the date three (3) Business Days in Hong Kong prior to the End Date).

(c) In connection with the Parent Meeting, the directors of Parent shall include the Parent Recommendation in the Parent Shareholder Circular; provided, that nothing in this Section 6.17(c) shall limit such directors’ right to withdraw, amend, qualify or modify the Parent Recommendation in the Parent Shareholder Circular based on such directors’ finding in good faith (after consultation with external legal counsel) that the failure to do so would constitute a breach of their fiduciary duties under Applicable Law (any withdrawal of the Parent Recommendation or amendment, qualification or modification of the Parent Recommendation in a manner adverse to the Company, a “Parent Recommendation Change”). Parent shall promptly notify the Company in writing of any determination to make a Parent Recommendation Change.

(d) The Company shall, and shall cause its respective Company Employees and Representatives, to use reasonable best efforts to provide to Parent all cooperation that is reasonably requested by Parent in connection with the preparation of the Parent Shareholder Circular, including (i) participating in a reasonable number of meetings, drafting sessions, due diligence sessions and sessions with Parent’s Representatives in connection with the preparation of the Parent Shareholder Circular, (ii) delivering to Parent the financial statements, data and documentation of the Company required to be included in, or used in the preparation of, the Parent Shareholder Circular and (iii) using reasonable best efforts to cause its current and former independent accountants to cooperate with Parent’s independent accountants in preparation of (or, at Parent’s request, to lead in the preparation of) the pro forma financial statements and reconciled financial statements, and whatever comfort letters, are required to be included in, or used in preparation of, the Parent Shareholder Circular.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent not prohibited by Applicable Law, waiver of, as of the Closing, of the following conditions:

(a) Requisite Company Stockholder Approval. The Requisite Company Stockholder Approval shall have been obtained in accordance with the DGCL;

(b) Requisite Parent Shareholder Approval. The Requisite Parent Shareholder Approval shall have been obtained in accordance with the Applicable Law of Luxembourg, the articles of incorporation of Parent and the Listing Rules;

(c) Regulatory Authorizations. Any applicable waiting period (or any extensions thereof) under the HSR Act relating to the consummation of the Merger shall have expired or been terminated and any approvals or consents required under any other Antitrust Laws shall have been obtained;

(d) No Injunction. No court of competent jurisdiction or any Governmental Entity having jurisdiction over any party hereto shall have issued any Order, nor shall there be in effect any Applicable Law or other legal restraint, injunction or prohibition that makes consummation of the Merger illegal or otherwise prohibited; and

(e) No Governmental Proceeding. No Governmental Entity in the U.S. or a jurisdiction where more than 5% of the Company’s and its Subsidiaries’ combined sales occur and with actual jurisdiction over the parties shall have commenced a Proceeding challenging or seeking to restrain, enjoin or otherwise prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, or seeking to prohibit or limit Parent’s or Merger Sub’s ability to own, control, direct, operate or retain all or a portion of the business operated by the Company and its Subsidiaries, in each case, that would, considering the merits of the claims, available defenses (procedural and substantive) and likelihood that such Governmental Entity ultimately will prevail, (i) create a significant risk of a restraint or injunction being imposed that prohibits the consummation of the Merger or (ii) have a Company Material Adverse Effect or a material adverse effect on Parent’s ability to acquire, own, operate and enjoy the benefit of owning and operating the Company following the closing of the Merger. For the avoidance of doubt, nothing in this Section 7.01(e) shall limit the scope of any other condition in Section 7.01 or Section 7.02.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger shall be further subject to the satisfaction, or to the extent not prohibited by Applicable Law, waiver of, as of the Closing, of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company (i) contained in Section 4.01(a) (Organization), Section 4.03 (Corporate Authority to enter into this Agreement; No Violation), Section 4.02 (Capital Stock and Indebtedness), and Section 4.18 (Opinion of Financial Advisor) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) contained in Section 4.10(b) (No Company Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and (iii) contained in Article 4 (other than the representations and warranties listed in clause (i) or clause (ii) above), without giving effect to any materiality or Company Material Adverse Effect qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) Covenants. The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing;

(c) No Material Adverse Effect. Since the date of this Agreement, there have not been any Effects that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d) Payoff Letter. Parent shall have received an executed copy of the Payoff Letter referred to in Section 6.11; and

(e) Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in clauses (a), (b) and (c) of this Section 7.02.

Section 7.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger shall be further subject to the satisfaction, or to the extent not prohibited by Applicable Law, waiver of, as of the Closing each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct, except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, prevent or have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger, in each case, as of the date of the Closing as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b) Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to Closing; and

(c) Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent as to the satisfaction of the conditions in clauses (a) and (b) of this Section 7.03.

ARTICLE 8

TERMINATION

Section 8.01 Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Closing shall not have occurred at or before 5:00 P.M. (New York City time) on December 31, 2016 (the “End Date”); provided that, if all of the conditions to Closing set forth in Article 7 have been satisfied or, to the extent permitted hereunder, waived (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing and the conditions set forth in Section 7.01(c) and/or Section 7.01(d) (solely with respect to matters addressed in Section 7.01(c))), the End Date may be extended by either the Company or Parent from time to time by written notice to the other party to a time and date no later than 5:00 P.M. (New York City time) on March 3, 2017, the latest of any of which times and dates shall thereafter be deemed to be the End Date; provided, further, however, that the right to extend the End Date or terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred at or prior to the End Date;

(ii) the Requisite Company Stockholder Approval shall not have been obtained at the Company Meeting or at any adjournment or postponement thereof, in each case, at which a vote on such adoption was taken;

(iii) the Requisite Parent Shareholder Approval shall not have been obtained at the Parent Meeting or at any adjournment or postponement thereof, in each case, at which a vote on such approval was taken; or

(iv) any court of competent jurisdiction or any Governmental Entity shall have issued a final, non-appealable Order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger, or any Applicable Law shall be in effect that makes consummation of the Merger illegal or otherwise prohibited; or

(c) by Parent, if:

(i) prior to the receipt of the Requisite Company Stockholder Approval, if (A) the Company Board (or any committee thereof) shall have failed to include the Company Recommendation in the Proxy Statement or shall have otherwise effected a Change in Recommendation, (B) the Company enters into an Alternative Acquisition Agreement, (C) the Company shall have violated or breached (or be deemed pursuant to the terms thereof, to have violated or breached) in any material respect any provision of Section 6.02 or (D) the Company shall have violated or breached Section 6.16 in a manner that has a material adverse impact on the timing of, or the ability to obtain, the Requisite Company Stockholder Approval;

(ii) the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or any representation or warranty of the Company contained in this Agreement shall not be true and correct, which breach, failure to perform or failure to be true and correct (A) would give rise to the failure of one of the conditions set forth in Section 7.02(a) or Section 7.02(b) to be satisfied and (B) is incapable of being cured or has not been cured by the Company within thirty (30) calendar days after written notice has been given by Parent to the Company of such breach, failure to perform or failure to be true and correct (or, if earlier, by the End Date); provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of this Agreement; or

(d) by the Company, if:

(i) prior to the receipt of the Requisite Company Stockholder Approval, in order concurrently to enter into a definitive Alternative Acquisition Agreement concerning a transaction that constitutes a Superior Proposal in accordance with Section 6.02(d); provided, that the Company (A) prior to or concurrently with such termination pays to Parent by wire transfer in immediately available funds the Company Termination Fee required to be paid pursuant to Section 8.03(a)(ii) and (B) concurrently with such termination, enters into such definitive Alternative Acquisition Agreement; or

(ii) Parent shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or any representation or warranty of Parent contained in this Agreement shall not be true and correct, which breach, failure to perform or failure to be true and correct (A) would give rise to the failure of one of the conditions set forth in Section 7.03(a) or Section 7.03(b) to be satisfied, and (B) is incapable of being cured or has not been cured by Parent within thirty (30) calendar days after written notice has been given by the Company to Parent of such breach, failure to perform or failure to be true and correct (or, if earlier, by the End Date); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of this Agreement; or

(iii) prior to the receipt of the Requisite Parent Shareholder Approval, if (A) the Parent Board (or any committee thereof) shall have failed to include the Parent Recommendation in the Parent Shareholder

Circular or shall have otherwise effected a Parent Recommendation Change or (B) Parent shall have violated or breached Section 6.17 in a manner that has a material adverse impact on the timing of, or the ability to obtain, the Requisite Parent Stockholder Approval;

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is effected and the basis for such termination.

Section 8.02 Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party, any Representative of such party or any Parent Related Party to each other party hereto; provided, however, that the provisions of this Section 8.02, Section 8.03 and Article 9 shall survive any termination hereof pursuant to Section 8.01; provided, further, that nothing herein shall relieve the Company from any liability for any fraud or Willful Breach of this Agreement prior to such termination.

Section 8.03 Company Termination Payments.

(a) If, but only if, this Agreement is terminated by:

(i) Parent pursuant to Section 8.01(c)(ii) or either Parent or the Company pursuant to Section 8.01(b)(i) or 8.01(b)(ii), and in any such case (x) prior to the date of such termination (or the date of the Company Meeting in the case of termination pursuant to Section 8.01(b)(ii)), an Acquisition Proposal or an intention to make an Acquisition Proposal shall have been communicated to the management of the Company or the Company Board or shall have been publicly disclosed and (y) within fifteen (15) months after such termination, (1) the Company enters into a definitive agreement with respect to any Acquisition Proposal (provided, that for purposes of this Section 8.03(a)(i), the references to “fifteen percent (15%)” in the definition of Acquisition Transaction shall be deemed to be references to “fifty percent (50%)”) with a Third Party that is thereafter consummated or (2) the Company consummates the transactions contemplated by any Acquisition Proposal with a Third Party, which, in the case of (1) or (2), need not be the same Acquisition Proposal described in clause (x) above;

(ii) the Company pursuant to Section 8.01(d)(i);

(iii) Parent pursuant to Section 8.01(c)(i) (but only in circumstances where Parent does not have a right to terminate pursuant to Section 8.01(b)(ii)); or

(iv) either the Company or Parent pursuant to Section 8.01(b)(ii);

then, in the case of Sections 8.03(a)(i), (ii) or (iii), the Company shall pay, or cause to be paid, to Parent or Parent’s designee(s), as the case may be, an amount in cash equal to $54,700,000, or, in the case of Section 8.03(a)(iv), an amount in cash equal to $13,700,000 (such applicable amount, the “Company Termination Fee”); provided, however, that any payment of the Company Termination Fee payable in accordance with Section 8.03(a)(iv) shall not affect Parent’s or Parent’s designee(s)’, as the case may be, right to receive any Company Termination Fee otherwise due under Section 8.03(a)(i), but shall reduce, on a dollar for dollar basis, any Company Termination Fee that subsequently becomes due and payable under Section 8.03(a)(i).

(b) Any payments required to be made under Section 8.03(a) shall be made by wire transfer of same day funds to the account or accounts designated by Parent, (w) in the case of Section 8.03(a)(i), on the same day as the consummation of any transactions contemplated by an Acquisition Proposal or the entry into a definitive agreement with respect to an Acquisition Proposal, (x) in the case of Section 8.03(a)(ii), immediately prior to or concurrently with such termination, and (y) in the case of Section 8.03(a)(iii) or Section 8.03(a)(iv), promptly, but in no event later than two (2) Business Days (such period to be calculated by reference to Business Days in NY) after the date of such termination.

(c) For the avoidance of doubt, subject to the final proviso in Section 8.03(a), any payment made by the Company under this Section 8.03 shall be payable only once with respect to this Section 8.03 and not in duplication even though such payment may be payable under one or more provisions hereof.

(d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.03 are an integral part of this Agreement and the transactions contemplated hereby and that without such agreements the Company, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if the Company fails to pay the Company Termination Fee due pursuant to this Section 8.03 or any portion thereof and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in an Order against the Company for such amounts or any portion thereof, the Company shall pay to Parent or Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amount of the Company Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses, in each case from and including the date payment of such amount was due to through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

Section 8.04 Parent Termination Payment.

(a) If, but only if, this Agreement is terminated by:

(i) either the Company or Parent pursuant to Section 8.01(b)(iii); or

(ii) the Company pursuant to Section 8.01(d)(iii) (but only in circumstances where the Company does not have a right to terminate pursuant to Section 8.01(b)(iii)),

then Parent shall pay, or cause to be paid, to the Company or the Company’s designee(s), as the case may be, an amount in cash equal to, in the case of Section 8.04(a)(i), $13,700,000, or, in the case of Section 8.04(a)(ii), $18,200,000 (such applicable amount, the “Parent Termination Fee”).

(b) Any payments required to be made under Section 8.04(a) shall be made by wire transfer of same day funds to the account or accounts designated by the Company promptly, and in no event later than two (2) Business Days (such period to be calculated by reference to Business Days in Hong Kong) after the date of such termination.

(c) For the avoidance of doubt, any payment made by Parent under this Section 8.04 shall be payable only once with respect to this Section 8.04 and not in duplication even though such payment may be payable under one or more provisions hereof.

(d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.04 are an integral part of this Agreement and the transactions contemplated hereby and that without such agreements the Company, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if Parent fails to pay the Parent Termination Fee due pursuant to this Section 8.04 or any portion thereof and, in order to obtain such payment, the Company commences a suit which results in an Order against Parent or Merger Sub for such amounts or any portion thereof, Parent shall pay to the Company its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amount of the Parent Termination Fee (or any portion thereof that has not been paid timely in accordance with this Agreement) and on the amount of such costs and expenses, in each case from and including the date payment of such amount was due to through the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained) or (ii) on the next Business Day if transmitted by national overnight courier, in each case as follows:

if to Parent or Merger Sub, to:

Samsonite International S.A.

13–15 Avenue de la Liberté

L-1931, Luxembourg

Attention:	Kyle F. Gendreau Executive Director and Chief Financial Officer John B. Livingston Vice President and General Counsel

with a copy to:

Samsonite International S.A.

575 West Street, Suite 110

Mansfield, MA 02048

Attention:	Kyle F. Gendreau Executive Director and Chief Financial Officer John B. Livingston Vice President and General Counsel
Facsimile:	(508) 851-8720

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention:	Ethan Klingsberg Neil Markel Facsimile: (212) 225-3999

if to the Company, to:

Tumi Holdings, Inc.

1001 Durham Avenue

South Plainfield, NJ 07080

Attention:	Peter L. Gray Executive Vice President and General Counsel
Facsimile:	(908) 222-7878

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Attention:	Thomas H. Kennedy David J. Goldschmidt Timothy M. Fesenmyer
Facsimile:	(212) 735-2000

Section 9.02 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided, that this Section 9.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or otherwise expressly by its terms survives the Effective Time, which covenants or agreements shall survive until fully performed.

Section 9.03 Amendments, Modification and Waivers.

(a) Any provision of this Agreement may be amended, modified or waived at any time before or after approval of this Agreement and the Merger by the Boards of Directors of the Company, Parent and Merger Sub if, but only if, such amendment, modification or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that following the receipt of the Requisite Company Stockholder Approval, no such amendment, modification or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained; provided, further, that following the receipt of the Requisite Parent Shareholder Approval, no such amendment, modification or waiver shall be made or given that requires the approval of the shareholders of Parent under the Listing Rules unless the required further approval is obtained; and provided, further, that no amendment of any provision of this Agreement to which the Financing Sources are intended third party beneficiaries pursuant to Section 9.05 that is materially adverse to any Financing Source shall be effective without the written consent of such Financing Source.

(b) Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04 Costs; Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, except that (a) any filing fees paid to Governmental Entities in connection with filings made pursuant to Antitrust Laws shall be shared equally by the Company and Parent and (b) the reasonable and documented, out-of-pocket fees and expenses incurred by the Company in connection with any conversion or reconciliation of the Company Financial Statements (or any consolidated financial statements of the Company subsequently prepared by the Company) required for the Parent Shareholder Circular shall be borne by Parent.

Section 9.05 Assignment; Benefit. This Agreement shall not be assigned by any of the parties hereto (whether by operation of Applicable Law or otherwise) without the prior written consent of the other parties and any purported assignment in violation of this Section 9.05 shall be null and void; provided that Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors, and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for (i) the provisions of Section 6.07, which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein, (ii) the provisions of this Section 9.05 and Sections 9.03, 9.06, 9.07(b), 9.08, 9.09 and 9.15, which shall inure to the benefit of the Financing Sources and such Financing Sources shall be entitled to rely on and enforce the provision of such sections and (iii) the provisions of Section 9.15, which shall inure to the benefit of the Parent Related Parties. For the avoidance of doubt, no holder of Shares shall have any third-party beneficiary rights under this Section 9.05 or any other provision of this Agreement.

Section 9.06 Governing Law. This Agreement and any Proceedings arising out of or related hereto or to the Merger or to the inducement of any party hereto to enter into this Agreement (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the Applicable Law of the State of Delaware, including all matters of construction, validity and performance, without regard to the conflicts of law rules of such State that would refer a matter to the laws of another jurisdiction.

Section 9.07 Jurisdiction.

(a) The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by Applicable Law.

(b) Notwithstanding anything herein to the contrary, each party hereto further agrees that New York State or United States Federal courts sitting in the borough of Manhattan, City of New York shall have exclusive jurisdiction over any action (whether at law or at equity and whether brought by any party hereto or any other Person) brought against any Financing Source in connection with the Debt Financing or in any way relating to this Agreement or the transactions contemplated hereby, and that no party hereto will bring or support, or permit any of their Affiliates to bring, any such action in any other court.

Section 9.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR IN ANY ACTION RELATING TO THE DEBT FINANCING OR INVOLVING A FINANCING SOURCE.

Section 9.09 Specific Performance; Remedies. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court located in Wilmington, Delaware, and any appellate court therefrom, and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement).

Section 9.10 Severability. Other than with respect to Section 8.03 and Section 8.04, which are integral parts of this Agreement, if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Merger and the other transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Entire Agreement. This Agreement, the Confidentiality Agreement, the exhibits to this Agreement, the Schedules, the Company Disclosure Schedules and the Parent Disclosure Schedules and any documents delivered by the parties hereto in connection herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

Section 9.12 Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution and delivery of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party hereto by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 9.13 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.14 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party hereto has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.15 Non-Recourse.

(a) This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Notwithstanding anything herein to the contrary, no Parent Related Party shall have any Liability (whether at law, in equity, in contract, in tort or otherwise) to the Company, any holder of Shares or any other Person for any obligations or Liabilities to any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

(b) Notwithstanding anything to the contrary that may be expressed or implied in this Agreement and without limiting the generality of Section 9.15(a), no Parent Related Party shall have any Liability to the Company or any of its Affiliates or Representatives, or any holder of Shares, or any Person claiming by, under or through the Company, or any other Person relating to or arising out of this Agreement, the Commitment

Documents or any of the transactions contemplated by any such agreement, or in respect of any other document or theory (whether at law, in equity, in contract, in tort or otherwise) or in respect of any oral representations made or alleged to be made in connection herewith or therewith (whether at law, in equity, in contract, in tort or otherwise); provided that this clause shall not impair, limit or affect any claims or causes of action related to agreements entered into with the Financing Sources by the parties thereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TUMI HOLDINGS, INC.

By:	/s/ Jerome Griffith
Name:	Jerome Griffith
Title:	Chief Executive Officer and President

SAMSONITE INTERNATIONAL S.A.

By:	/s/ Ramesh D. Tainwala
Name:	Ramesh D. Tainwala
Title:	Executive Director & Chief Executive Officer

PTL ACQUISITION INC.

By:	/s/ Kyle F. Gendreau
Name:	Kyle F. Gendreau
Title:	Director

Annex B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

March 3, 2016

Board of Directors

Tumi Holdings, Inc.

1001 Durham Avenue

South Plainfield, NJ 07080

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Parent (as defined below) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Tumi Holdings, Inc. (the “Company”) of the $26.75 in cash, without interest per Share (the “Consideration”) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of March 3, 2016 (the “Agreement”), by and among Samsonite International S.A. (“Parent”), PTL Acquisition Inc., an indirect wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including DHC Limited, an affiliate of a significant shareholder of the Company (“DHC”), and its affiliates and portfolio companies or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. We also have provided certain financial advisory and/or underwriting services to DHC and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a bookrunner and placement agent in connection with the sale of 46.9 million shares of common stock of HellermannTyton Group PLC by an affiliate of DHC and other shareholders in March 2014; and as sole bookrunner with respect to a tap issuance by TMF Group Holding B.V., a portfolio company of DHC, of its Floating Rate Senior Notes due 2018 (aggregate principal amount of €45mm) and its 9.875% Senior Notes due 2019 (aggregate principal amount of €25mm) in July 2014. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, DHC and its portfolio companies and their respective affiliates for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with DHC and its affiliates from time to time and may have invested in limited partnership units of affiliates of DHC from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the four fiscal years ended December 31, 2015; the Company’s Registration Statement on Form S-1, including the prospectus contained therein dated April 13, 2012 relating to the initial public offering of the common stock of the Company, and the related final prospectus dated April 18, 2012; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the luggage and branded accessories sectors and in other sectors and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or

(ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

C-4